Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

VELOCITY ACQUISITION CORP.,

VBLG MERGER SUB, LLC

VBLG BLOCKER MERGER SUB, LLC

BBQ HOLDING, LLC,

BVP BBQ BLOCKER, LP,

AND

BVP BBQ GENERAL PARTNER, LLC, AS SELLER REPRESENTATIVE,

July 20, 2021

i

ii

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EXHIBITS

Exhibit A	Investor Rights Agreement

Exhibit B	Amended Registration Rights Agreement

Exhibit C	Amended LLC Agreement

Exhibit D	Tax Receivables Agreement

Exhibit E	Form of Letter of Transmittal

Exhibit F	New Equity Plan

Exhibit G	Exchange Agreement

Exhibit H	Form of Amended PubCo Charter

Exhibit I	Form of Amended PubCo Bylaws

Exhibit J	Officers

SCHEDULES

Company Disclosure Schedules

Velocity Disclosure Schedules

iv

BUSINESS COMBINATION AGREEMENT, dated as of July 20, 2021 (this “Agreement”), by and among Velocity Acquisition Corp., a Delaware corporation (“Velocity”), VBLG Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), VBLG Blocker Merger Sub, LLC, a Delaware limited liability company (“Blocker Merger Sub”, and together with Velocity and Company Merger Sub, the “Velocity Parties”), BBQ Holding, LLC, a Delaware limited liability company (the “Company”), BVP BBQ Blocker, LP, a Delaware limited partnership (“Blocker”) and BVP BBQ General Partner, LLC, a Delaware limited liability company (the “BVP GP”), solely in its capacity as representative of the Blocker Owners and the Company Unitholders (the “Seller Representative” and, together with Velocity, Company Merger Sub, Blocker Merger Sub, the Company and Blocker, the “Parties”).

RECITALS

WHEREAS, (a) Velocity is a blank check company incorporated as a Delaware corporation on September 24, 2020, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses and (b) prior to the date hereof, Velocity has formed each of Company Merger Sub and Blocker Merger Sub;

WHEREAS, in order to effect the transactions contemplated hereby, (a) Blocker Merger Sub will merge with and into Blocker, with Blocker as the surviving partnership and wholly-owned subsidiary of Velocity, (b) immediately following the Blocker Merger (as defined below), Blocker will merge with and into Velocity, with Velocity as the surviving company and (c) immediately following the Velocity Merger (as defined below), Company Merger Sub will merge with and into the Company, with the Company as the surviving company, resulting in the Company becoming a subsidiary of Velocity;

WHEREAS, the respective boards of directors, managers, managing member or other governing body, as applicable, of each of Velocity, Company Merger Sub, Blocker Merger Sub, the Company and Blocker have duly approved and declared advisable entry into this Agreement, the Mergers, and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), the Delaware Limited Liability Company Act, as amended (the “DLLCA”) and the Delaware Revised Uniform Partnership Act, as amended (the “DRUPA”), as applicable;

WHEREAS, the respective boards of directors, managers, managing member or other governing body, as applicable, of each of Velocity, Company Merger Sub, Blocker Merger Sub, the Company and Blocker have each unanimously determined that this Agreement, the Mergers and the other transactions contemplated hereby are fair to, advisable to and in the best interest of their respective equityholders and have recommended to their respective equityholders the approval of the Mergers and the other transactions contemplated hereby;

WHEREAS, Velocity, in its capacity as the sole member of each of Company Merger Sub and Blocker Merger Sub, has, by its execution and delivery hereof, approved and adopted this Agreement, the Mergers and the other transactions contemplated hereby in accordance with Section 251 of the DGCL and the DLLCA;

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, Velocity shall provide an opportunity to its shareholders to have their Velocity Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Velocity’s amended and restated certificate of incorporation and bylaws (as the same may be amended from time to time as permitted hereby, “Velocity Governing Documents”) in conjunction with, inter alia, obtaining approval from the shareholders of Velocity for the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Velocity Sponsor LLC, a Delaware limited liability company (the “Sponsor”), has entered into a sponsor support agreement with Velocity, the Company and the other individual parties thereto (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote all of its shares of Velocity Common Stock in favor of the transactions contemplated hereby, (b) waive all anti-dilution provisions applicable to the Velocity Common Stock and (c) subject certain of its Velocity Common Stock and/or Velocity Warrants to certain vesting, escrow and forfeiture provisions as set forth therein in connection with the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of BVP BBQ Investors, LP (“BVP Investors”) and BVP Management Company II, LLC, being the holders of all the Class A Units, has executed and delivered a written consent (the “Member Consent”), providing that, among other things, it has approved and adopted this Agreement, the Mergers and the other transactions contemplated hereby in accordance with the Company LLC Agreement;

WHEREAS, in connection with and prior to the Closing, at the discretion of the BVP GP, the Company shall be recapitalized with BVP Investors liquidating and distributing the Class A-1 Units to its partners;

WHEREAS, at the Closing, Velocity shall enter into an investor rights agreement with the BVP GP in substantially the form set forth in Exhibit A (the “Investor Rights Agreement”);

WHEREAS, at the Closing, Velocity and certain of its equityholders, including the Company Unitholders and Blocker Owners and the Sponsor intend to enter into an amended and restated registration rights agreement in substantially the form set forth in Exhibit B (the “Amended Registration Rights Agreement”);

WHEREAS, at the Closing, Velocity, certain of the Company Unitholders and Blocker Owners shall enter into an amended and restated limited liability company agreement of the Company substantially in the form attached hereto as Exhibit C (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms and with such changes required by the New Equity Plan, the “Amended LLC Agreement”);

WHEREAS, at the Closing, Velocity, Company Unitholders and Blocker Owners shall enter into a tax receivables agreement substantially in the form attached hereto as Exhibit D (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “Tax Receivables Agreement”);

WHEREAS, in connection with and contingent upon the Closing, the Company shall adopt and enter into an equity incentive plan, in the form attached hereto as Exhibit F (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “New Equity Plan”), with the number of shares of Velocity Common Stock available for awards thereunder to be equal to the New Equity Plan Size;

WHEREAS, in connection with the Closing, Velocity shall, and the Company shall cause the Company Unitholders to enter into an exchange agreement substantially in the form attached hereto as Exhibit G (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “Exchange Agreement”);

WHEREAS, in connection with the Closing, Velocity shall adopt (a) the Second Amended and Restated Certificate of Incorporation of Velocity substantially in the form attached hereto as Exhibit H (the “Amended PubCo Charter”) and (b) the Second Amended and Restated Bylaws substantially in the form attached hereto as Exhibit I (the “Amended PubCo Bylaws”);

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Surviving Company will be treated as a continuation of the Company under Section 708(a) of the Code and that the amendment and restatement of the Company LLC Agreement will be treated as nontaxable under Revenue Ruling 84-52, 1984-1 C.B. 157, (b) the Blocker Merger and the Velocity Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, (c) this Agreement constitute and hereby is adopted as a “plan of reorganization” within the meaning of Section 368 of the Code with respect to the reorganization described in clause (b) and (d) any issuance of Earn Out Shares shall be treated, except with respect to any amounts treated as imputed interest under Section 483 of the Code, as to the Blocker Owners, as an adjustment to the Blocker Merger Consideration that results in no recognition of gain or loss pursuant to the reorganization described in clause (b).

NOW, THEREFORE, in consideration of the benefits to be derived from this Agreement and the transactions contemplated by this Agreement, and the representations, warranties, covenants, agreements and conditions set forth herein, the Parties hereby agree as follows:

Article I

PRE-CLOSING TRANSACTIONS

Section 1.1. Pre-Closing Transactions. Immediately prior to the Closing, at the discretion of the BVP GP, BVP Investors shall liquidate and distribute the Class A-1 Units to its partners.

Article II

THE MERGERS

Section 2.1. Mergers. Upon the terms and subject to the conditions set forth in this Agreement:

(a) at the Blocker Effective Time, Blocker Merger Sub shall be merged with and into Blocker, with Blocker as the surviving partnership and wholly-owned subsidiary of Velocity in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the DRUPA and the DLLCA (the “Blocker Merger”). As a result of the Blocker Merger, the separate corporate existence of Blocker Merger Sub shall cease, and Blocker shall continue as the surviving partnership and as a wholly-owned subsidiary of Velocity (sometimes referred to, in such capacity, as the “Surviving Blocker”).

(b) at the Velocity Effective Time and immediately after the Blocker Merger, the Surviving Blocker shall be merged with and into Velocity, with Velocity as the surviving company in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the DGCL and the DRUPA (the “Velocity Merger”). As a result of the Velocity Merger, the separate corporate existence of Surviving Blocker shall cease, and Velocity shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Velocity”).

(c) at the Effective Time, and immediately after the Velocity Merger, Company Merger Sub shall be merged with and into the Company, with the Company as the surviving company in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DLLCA (the “Company Merger”, together with the Blocker Merger and the Velocity Merger, the “Mergers”). As a result of the Company Merger, the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”). Notwithstanding anything to the contrary in this Agreement, upon mutual agreement by the Parties, the Company Merger may be substituted by an equity issuance by the Company to Velocity.

Section 2.2. Effective Times.

(a) On the Closing Date, the Parties shall cause the Blocker Merger to be consummated by filing a certificate of merger (the “Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 15-902 of the DRUPA and Section 18-209 of the DLLCA, as applicable (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “Blocker Effective Time”).

(b) On the Closing Date, and immediately after the Blocker Effective Time, the Parties shall cause the Velocity Merger to be consummated by filing a certificate of merger (the “Velocity Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL and Section 15-902 of the DRUPA, as applicable (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Velocity Effective Time”).

(c) On the Closing Date, and immediately after the Velocity Effective Time, the Parties shall cause the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger”, and together with the Blocker Certificate of Merger and the Velocity Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3. Effect of the Mergers.

(a) The Blocker Merger shall have the effects set forth in this Agreement, the Blocker Certificate of Merger and the applicable provisions of the DRUPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Blocker Merger and without further act or deed, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker and Blocker Merger Sub shall vest in the Surviving Blocker, and all debts, liabilities, duties and obligations of Blocker and Blocker Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Blocker.

(b) The Velocity Merger shall have the effects set forth in this Agreement, the Velocity Certificate of Merger and the applicable provisions of the DGCL and the DRUPA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Velocity Merger and without further act or deed, at the Velocity Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Surviving Blocker and Velocity shall vest in the Surviving Velocity, and all debts, liabilities, duties and obligations of the Surviving Blocker and Velocity shall become the debts, liabilities, duties and obligations of the Surviving Velocity.

(c) The Company Merger shall have the effects set forth in this Agreement, the Company Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Company Merger and without further act or deed, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

Section 2.4. Governing Documents.

(a) At the Blocker Effective Time, the certificate of limited partnership and partnership agreement of Blocker as in effect immediately prior to the Blocker Effective Time shall, in accordance with the DRUPA and applicable Law, become the certificate of limited partnership and partnership agreement of the Surviving Blocker.

(b) At the Velocity Effective Time, the Velocity Governing Documents in effect immediately prior to the Velocity Effective Time shall be amended and restated to be in the form of the Amended PubCo Charter attached hereto as Exhibit H and the Amended PubCo Bylaws attached hereto as Exhibit I, which, from and after the Velocity Effective Time shall be the Governing Documents of Velocity until duly amended in accordance with its terms and the DGCL.

(c) At the Effective Time, the Company LLC Agreement shall be amended and restated to be in the form of the Amended LLC Agreement attached hereto as Exhibit C, which, from and after the Effective Time shall be the limited liability company agreement of the Surviving Company until duly amended in accordance with its terms and the DLLCA.

Section 2.5. Directors and Officers.

(a) At the Blocker Effective Time, the Surviving Blocker shall be managed in accordance with the Governing Documents of the Surviving Blocker.

(b) Effective as of the Effective Time, the Parties shall take all such action within its power as may be necessary or appropriate such that: (i) the Velocity Board and officers of Velocity shall consist of nine (9) directors; (ii) the initial members of the Velocity Board are the individuals determined in accordance with Section 2.5(b)(i) and Section 2.5(b)(ii); (iii) the initial members of the compensation committee, audit committee and nominating committee of the Velocity Board are the individuals determined in accordance with Section 2.5(b)(iii); and (iv) the officers of Velocity are the individuals determined in accordance with Section 2.5(b)(iv).

(i) Within thirty (30) days of the date hereof, Velocity shall provide to the Company the name of one (1) person who, with the written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), shall be a director on the Velocity Board effective as of the Closing (the “Sponsor Director”) it being understood that the individuals identified on Section 2.5(b)(i) of the Velocity Disclosure Schedules have been consented to by the Company. Velocity may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the preliminary Proxy Statement with the SEC by amending such list to include such replacement individual.

(ii) Within thirty (30) days of the date hereof, the Company shall provide to Velocity a list of eight (8) persons who shall be directors on the Velocity Board effective as of the Closing (the “Company Directors”). The Company may, with the prior written consent of Velocity (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Form S-4 with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, at least five (5) of the individuals designated to the Velocity Board pursuant to this Section 2.5(b)(ii) must be Independent Directors and at least one (1) of such individuals (which may, for the avoidance of doubt, include an Independent Director) must also qualify as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to Velocity, and in each case if the requirements set forth in this sentence are not met, Velocity shall omit from its proxy materials any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Velocity.

(iii) Velocity and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or Velocity) on the directors to be appointed to the audit, compensation and nominating committees of the Velocity Board prior to the filing of the Form S-4 with the SEC, which, in the case of the compensation committee, shall include the Sponsor Director.

(iv) The persons identified on Exhibit J hereto under the caption “Velocity Executive Officers” shall be the officers of Velocity immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name on Exhibit J. Velocity and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Velocity) to replace any individual set forth on Exhibit J in accordance with this Section 2.5(b)(iv) with any individual prior to the filing of the Form S-4 with the SEC by delivering written notice to such other party designating the replacement individual.

(c) Effective as of the Closing, Velocity (through the Velocity Board) shall appoint the officers of the Surviving Company, to be effective from and after the Closing, each to hold office in accordance with the Amended LLC Agreement. The Surviving Company shall be manager-managed, and in connection with the LLC Agreement Amendment and Restatement, Velocity shall be admitted as a member and the manager of the Company pursuant to the terms of the Amended LLC Agreement.

Section 2.6. Effect on Equity Interests.

(a) Blocker Equity Interests. At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any Party, the Blocker Equity Interests that are issued and outstanding immediately prior to the Blocker Effective Time (other than Cancelled Equity Interests) shall, at the Blocker Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon each Blocker Owner’s execution of a Blocker Letter of Transmittal, shall be converted into the right to receive with respect to such Blocker Equity Interests held by such Blocker Owner, the Blocker Merger Consideration. No holder of Blocker Equity Interests, when so converted pursuant to this Section 2.6(a), shall have any further rights with respect thereto.

(b) Blocker Merger Sub Interests. At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any Party, each limited liability company interest of Blocker Merger Sub that is issued and outstanding immediately prior to the Blocker Effective Time shall cease to be outstanding and shall be converted into one validly issued limited partnership unit of Surviving Blocker, and shall constitute the total amount of issued and outstanding limited partnership interests of Surviving Blocker, as of immediately following the Blocker Effective Time. After the Blocker Merger, Velocity shall own all of the issued and outstanding limited partnership interests of the Surviving Blocker (such limited partnership interests, the “Surviving Blocker Interests”).

(c) The Velocity Merger. At the Velocity Effective Time, by virtue of the Velocity Merger and without any action on the part of any Party, each Surviving Blocker Interest that is issued and outstanding immediately prior to the Velocity Effective Time shall be cancelled, shall cease to exist and shall no longer be outstanding. In connection with the Velocity Merger, Velocity shall, in accordance Section 2.3(b), directly own all of the Company Units held by the Surviving Blocker immediately prior to the Velocity Effective Time.

(d) Company Units. (i) At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all the Company Units that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Equity Interests and Class B Units) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon such Company Unitholder’s execution of a Company Unitholder Letter of Transmittal, shall be converted into the right to receive with respect to such Company Units held by such Company Unitholder, the Company Unitholder Merger Consideration, subject to reduction for the Company Unitholders listed on Section 2.6(d) of the Company Disclosure Schedules in the amounts set forth beside their name, and (ii) at or prior to the Effective Time, the Company and the Management Board, as applicable, shall adopt any resolutions and take all steps necessary so that, with respect to each Class B Unitholder, 25% of the outstanding Class B Units held by such Class B Unitholder as of immediately prior to the Effective Time will be vested in connection with and contingent upon the Closing (“Vested Class B Units”) and the remaining 75% of the outstanding Class B Units held by such Class B Unitholder (“Unvested Class B Units”) will be, as shall be determined by the Management Board, either (A) cancelled and converted into equity awards with respect to Velocity Common Stock subject to, but not granted under, the New Equity Plan in such form and subject to such vesting and other terms and conditions as shall be determined by the Management Board, or (B) converted into other Company Units subject to the same vesting terms as in effect prior to the Closing. No holder of Company Units, when so converted pursuant to this Section 2.6(d), shall have any further rights with respect thereto.

(e) Any equity interests issued hereunder as Blocker Merger Consideration or Company Unitholder Merger Consideration shall bear a restrictive legend that prohibits transfers of such equity interests in a manner that would be inconsistent with the Amended PubCo Charter and Amended LLC Agreement.

(f) Company Merger Sub Interests. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, each limited liability company interest of Company Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled for no consideration, shall cease to exist and shall no longer be outstanding.

(g) Equity Interests Held in Treasury or Owned. (i) At the Blocker Effective Time, any limited partnership interests or other equity interests of Blocker held in the treasury of such Blocker or owned by such Blocker immediately prior to the Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto and (ii) at the Effective Time, any Company Units held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such limited liability company interests or other equity interests or such Company Units contemplated by clauses (i) and (ii), “Cancelled Equity Interests”).

(h) Company LLC Agreement Amendment and Restatement. In connection with the Company Merger, the Company LLC Agreement shall be amended and restated in substantially the form attached hereto as Exhibit C to, among other things, reflect the Company Merger, including the conversion of Company Units set forth in Section 2.6(d), as set forth in the Amended LLC Agreement (the “LLC Agreement Amendment and Restatement”).

(i) Allocation Schedule. The Company acknowledges and agrees that (i) the Merger Consideration is being allocated among the Company Unitholders as the Blocker Owners pursuant to the schedule in the form set forth on the allocation schedule and delivered by the Company to Velocity at least three (3) Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Governing Documents of the Company and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Company Unitholder, (B) the number and class of Company Units or Blocker Equity Interests owned by each Company Unitholder and each Blocker Owner (as applicable) and (C) the portion of the Merger Consideration allocated to each Company Unitholder and each Blocker Owner and (iii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Section 2.6(i) of the Company Schedules is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Section 2.6(i) of the Company Schedules is illustrative only and not binding in any manner on the Parties hereto). Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance or any other treatment of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, Velocity and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (I) any further obligations to the Company, any Company Unitholder or Blocker Owner or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Velocity and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Merger Consideration, as the case may be, among each Company Unitholder as set forth in such Allocation Schedule.

Section 2.7. Exchange Procedures for Blocker Owners and Company Unitholders.

(a) Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, to (i) each Blocker Owner entitled to receive such Blocker Owner’s Blocker Merger Consideration pursuant to Section 2.6(a), a letter of transmittal in the form attached hereto as Exhibit E (the “Blocker Letter of Transmittal”) and (ii) each Company Unitholder entitled to receive such Company Unitholder’s Company Unitholder Merger Consideration pursuant to Section 2.6(d), a letter of transmittal in the form attached hereto as Exhibit E (the “Company Unitholder Letter of Transmittal”), each containing (x) agreements and acknowledgements regarding (1) the consideration identified on the Allocation Schedule to be received by the Blocker Owners and Company Unitholders (as applicable) and (2) the appointment of the Seller Representative and (y) general releases of Velocity, the Company and its and their Subsidiaries, Affiliates and Representative, subject to the exceptions identified therein. In the event that at least three (3) Business Days prior to the Closing Date, (A) a Blocker Owner or (B) a Company Unitholder does not deliver to the Company a duly executed and completed Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal, as applicable, then such failure shall not alter, limit or delay the Closing; provided, that such Blocker Owner or Company Unitholder, as the case may be, shall not be entitled to receive its Blocker Merger Consideration or Company Unitholder Merger Consideration, as applicable, until such Person delivers a duly executed and completed Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal, as applicable, to the Company. Upon delivery of such duly executed Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal, respectively, of such Blocker Owner or Company Unitholder to the Company, such Blocker Owner or Company Unitholder shall be entitled to receive, subject to the terms and conditions hereof, (x) the Blocker Merger Consideration in respect of its equity interest which shall be referenced in such Blocker Letter of Transmittal or (y) the Company Unitholder Merger Consideration in respect of his, her or its Company Units which shall be referenced in such Company Unitholder Letter of Transmittal. Until surrendered as contemplated by this Section 2.7(a), each Blocker Equity Interest or Company Unit shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Blocker Merger Consideration or Company Unitholder Merger Consideration, respectively, to which such Blocker Owner or Company Unitholder is entitled pursuant to this Article II.

(b) Company Equityholder Materials. Prior to the Closing, the Company shall request in writing that each Company Unitholder deliver, or cause to be delivered, not less than five (5) Business Days prior to the Closing Date, duly executed counterparts to the Amended LLC Agreement and the Tax Receivables Agreement, executed by such Company Unitholder (such materials, collectively, the “Equityholder Materials”). The Company and the Blockers shall use their reasonable best efforts to cause such Equityholder Materials to be timely delivered to Velocity in accordance with the immediately preceding sentence.

Section 2.8. Earn Out.

(a) At the Closing, Velocity shall deposit with the Escrow Agent such number of (i) newly issued shares of PubCo Class A Common Stock and PubCo Class B Common Stock (the “Earn Out Shares”) and (ii) newly issued Class A Units (the “Earn Out Units”, and, together with the Earn Out Shares, the “Earn Out Securities”) in accordance with the Allocation Schedule, to be held by the Escrow Agent in a segregated escrow account (the “Earn Out Escrow Account”) established pursuant to an escrow agreement to be mutually agreed upon by the parties (the “Earn Out Escrow Agreement”), which such Earn Out Securities shall be subject to the release to the Company Unitholders or Blocker Owners, as the case may be, who are entitled to such Earn Out Securities (the “Earn Out Recipients”) and cancellation provisions provided for in this Section 2.8 and the Earn Out Escrow Agreement, in accordance with the Allocation Schedule.

(b) At or prior to the Effective Time, the Company and the Management Board, as applicable, shall adopt any resolutions and take all steps necessary so that (i) each holder of Vested Class B Units shall receive an equity award subject to, but not granted under the New Equity Plan, in such form as shall be determined by the Management Board, with respect to a number of Earn Out Securities set forth on the Allocation Schedule, with such equity award to vest in a manner consistent with Sections 2.8(g) and Section 2.8(h) hereof, subject to the holder’s continuous employment with the Company through each applicable vesting date and such other terms and conditions as shall be determined by the Management Board, and (ii) each holder of Unvested Class B Units shall receive an equity award subject to, but not granted under the New Equity Plan, in such form as shall be determined by the Management Board, with respect to a number of Earn Out Securities set forth on the Allocation Schedule, with such equity award to vest in a manner consistent with Sections 2.8(g) and Section 2.8(h) hereof and the vesting schedule that would apply to such holder’s Unvested Class B Units without regard to Section 2.6(d) hereof and subject to such other terms and conditions as shall be determined by the Management Board.

(c) The Earn Out Shares will appear as issued and outstanding on Velocity’s balance sheet and will be legally outstanding under the DGCL. The Earn Out Units will appear as issued and outstanding on the Company’s balance sheet and will be legally outstanding under the DLLCA. Any dividends, distributions or other income paid on or otherwise accruing to the Earn Out Shares prior to their release by the Escrow Agent shall be paid to Velocity. Any dividends, distributions or other income paid on or otherwise accruing to the Earn Out Units prior to their release by the Escrow Agent shall be paid to the Company. For so long as the Earn Out Securities are held in the Earn Out Escrow Account, the Earn Out Securities shall be entitled to vote. For U.S. federal, state and local income tax purposes, the Parties shall treat: (i) the Earn Out Shares, and all dividends earnings or income, if any, earned with respect to the Earn Out Shares while held by the Escrow Agent, as owned by Velocity until such time as they are released, and (ii) the Earn Out Units, and all dividends earnings or income, if any, earned with respect to the Earn Out Units while held by the Escrow Agent, as owned by the Company until such time as they are released.

(d) Promptly upon the occurrence of any Triggering Event set forth in Section 2.8(g) and Section 2.8(h), as soon as practicable (but in any event within five (5) Business Days), the Sponsor (on behalf of Velocity) will, in consultation with the Seller Representative, deliver to the Escrow Agent a written notice (each, a “Release Notice”) that sets forth in reasonable detail the Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earn Out Securities to be released and the identity of the Earn Out Recipient to whom they should be released). The Sponsor (on behalf of Velocity) and the Seller Representative shall negotiate in good faith to resolve any disputes that may arise between them with respect to the determination of the occurrence of a Triggering Event and the preparation of the applicable Release Notice. In the event the Sponsor (on behalf of Velocity) and the Seller Representative are unable to reach mutual agreement with each other with respect to the preparation of a Release Notice, all unresolved disputed items shall be promptly referred to an independent accountant of national standing as shall be mutually agreed upon in good faith by the Seller Representative and the Sponsor (on behalf of Velocity) for final resolution of the dispute as promptly as practicable. In the event the Sponsor fails to deliver the Release Notice within the five (5) Business Day period described above, a disinterested majority of the Velocity Board shall be entitled to deliver the Release Notice, and any disputes and the resolution process set forth in this Section 2.8(d) shall, in such circumstances, take place between a disinterested majority of the Velocity Board, on the one hand, and the Seller Representative on the other hand.

(e) Velocity and, for the avoidance of doubt, the Earn Out Recipients, shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earn Out Securities until the date on which the relevant Triggering Events have been satisfied and such Earn Out Securities have been released to the Earn Out Recipients entitled thereto.

(f) For the avoidance of doubt, no additional shares of capital stock of Velocity or additional units of the Company will be placed in the Earn Out Escrow Account for release or issuance pursuant to this Section 2.8, and upon release of all of the Earn Out Securities in the Earn Out Escrow Account in accordance with this Section 2.8, the Earn Out Escrow Agreement shall terminate pursuant to its terms and the provisions of this Section 2.8 shall no longer have any force or effect. Notwithstanding the foregoing, any Earn Out Securities not eligible to be released from the Earn Out Escrow Account after the expiration of the Earn Out Period shall thereafter be cancelled and no Earn Out Recipient shall have any rights with respect thereto.

(g) Subject to Section 2.8(c), the Earn Out Securities shall be released and delivered as follows:

(i) 2,500,000 of the Earn Out Securities will be released from the Earn Out Escrow Account and distributed to the Earn Out Recipients upon receipt of the applicable Release Notice by the Escrow Agent upon the occurrence of Triggering Event I (the “$12.50 Earn Out Securities”);

(ii) 2,500,000 of the Earn Out Securities will be released from the Earn Out Escrow Account and distributed to the Earn Out Recipients upon receipt of the applicable Release Notice by the Escrow Agent upon the occurrence of Triggering Event II (the “$15 Earn Out Securities”); and

(iii) 2,500,000 of the Earn Out Securities will be released from the Earn Out Escrow Account and distributed to the Earn Out Recipients upon receipt of the applicable Release Notice by the Escrow Agent upon the occurrence of Triggering Event III (the “$17.50 Earn Out Securities”).

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(iv) the Closing Price of the PubCo Class A Common Stock is greater than or equal to $12.50 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $12.50 Earn Out Securities shall be released in accordance with this Section 2.8;

(v) the Closing Price of the PubCo Class A Common Stock is greater than or equal to $15.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $15 Earn Out Securities shall be released in accordance with this Section 2.8; and

(vi) the Closing Price of the PubCo Class A Common Stock is greater than or equal to $17.50 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $17.50 Earn Out Securities shall be released in accordance with this Section 2.8.

(h) In the event that there is a Company Sale after the Closing and prior to the expiration of the Earn Out Period that will result in the holders of PubCo Class A Common Stock receiving a Company Sale Price equal to or in excess of the applicable price per share attributable to any Triggering Event, then immediately prior to the consummation of the Company Sale any such Triggering Event that has not previously occurred shall be and the related release conditions in Section 2.8(g) also shall be deemed to have occurred and the holders of such Earn Out Securities shall be eligible to participate in such Company Sale. For avoidance of doubt, assuming no prior Triggering Events have occurred:

(i) if the Company Sale Price for acquisition of the PubCo Class A Common Stock is greater than or equal to $12.50 per PubCo Class A Common Stock, the $12.50 Earn Out Securities shall be fully released in accordance with Section 2.8(g) (and the $15 Earn Out Securities and $17.50 Earn Out Securities shall be cancelled by Velocity);

(ii) if the Company Sale Price for acquisition of the PubCo Class A Common Stock is greater than or equal to $15.00 per PubCo Class A Common Stock, the $12.50 Earn Out Securities and the $15 Earn Out Securities shall be fully released in accordance with Section 2.8(g) (and the $17.50 Earn Out Securities shall be cancelled by Velocity);

(iii) if the Company Sale Price for acquisition of the PubCo Class A Common Stock is greater than or equal to $17.50 per PubCo Class A Common Stock, the $12.50 Earn Out Securities, the $15 Earn Out Securities and the $17.50 Earn Out Securities shall be fully released in accordance with Section 2.8(g);

provided, that if the Company Sale Price for acquisition of the PubCo Class A Common Stock is less than $12.50 per PubCo Class A Common Stock, then no Earn Out Securities shall be released and all such Earn Out Securities shall be cancelled by Velocity.

(i) From and after the Closing until the expiration of the Earn Out Period, Velocity shall not, and shall not knowingly and intentionally cause any of its Subsidiaries (including the Company Group) to, knowingly and intentionally take any actions in bad faith with the express intent of, and one of the primary purposes of which is to, avoid the occurrence of any Triggering Event.

Section 2.9. Withholding and Wage Payments.

(a) Velocity and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that, other than with respect to withholding (i) with respect to any payments in the nature of compensation, or (ii) attributable to the failure of any Person to provide the documents described in Section 3.2(c)(iv) or required under any Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal, Velocity will, prior to any deduction or withholding, use reasonable best efforts to (A) notify the Seller Representative of any anticipated withholding, (B) consult with the Seller Representative in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with the Seller Representative to minimize the amount of any such applicable withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Authority, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b) Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any member of the Company Group that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable member of the Company Group and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable member of the Company Group.

Article III

THE CLOSING

Section 3.1. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019 on a date that is no later than three (3) Business Days after all of the conditions precedent set forth in Article VIII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law and the terms of this Agreement, waiver of those conditions), or such other date as may be mutually agreed upon by the Parties (the “Closing Date”).

Section 3.2. Closing Deliverables.

(a) Not less than three (3) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, Velocity shall prepare and deliver to the Company a certificate, duly executed by an executive officer of Velocity, setting forth in reasonable detail Velocity’s good faith calculation (and attaching reasonable supporting details to enable a review of such certificate by the Company) of the Cash Proceeds.

(b) Not less than three (3) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Velocity a written statement setting forth the wire instructions for the payments contemplated by Section 3.2(e), Section 3.2(f) and Section 3.2(g).

(c) At the Closing, the Company shall deliver, or shall cause to be delivered, the following to Velocity:

(i) a counterpart to each Related Document to which it, Blocker, the Seller Representative or Escrow Agent is to be a party, duly executed by a duly authorized representative of such Person;

(ii) a certificate, executed by an authorized officer of the Company and Blocker and dated as of the Closing Date, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 8.2(a) to Section 8.2(d) to the extent that they relate to the Company or Blocker, respectively, have been satisfied;

(iii) not less than two (2) Business Days prior to the Closing, a certificate signed by an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) all Seller Transaction Costs that have not been paid as of immediately prior to the Closing, along with final invoices from the applicable service providers to the Company, Blocker and the Seller Representative, as applicable, and (B) all Seller Transactions Costs that were paid by the Company prior to immediately prior to the Closing (the “Previously Paid Seller Transaction Costs”), along with final invoices from the applicable service providers to the Company, Blocker or the Seller Representative, as applicable; and

(iv) at the Closing, a certificate of Blocker in compliance with Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), certifying that Blocker is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(d) At the Closing, Velocity shall pay, issue or deliver or cause to be delivered, as applicable:

(i) to each Blocker Owner, the shares of PubCo Class A Common Stock issuable to such Blocker Owner in respect of the Blocker Equity Interests held by such Blocker Owner pursuant to the Blocker Merger, with such shares to be delivered in book-entry form and not certificated;

(ii) to each Company Unitholder, the shares of PubCo Class B Common Stock issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Company Merger, with such shares to be delivered in book-entry form and not certificated;

(iii) to the Escrow Agent, the Earn Out Securities in accordance with Section 2.8,

(iv) at the Closing, to the Company, a counterpart to each Related Document to which it or Sponsor is to be a party, duly executed and delivered by a duly authorized representative of such Person;

(v) not less than two (2) Business Days prior to the Closing, to the Company, a certificate signed by an authorized officer of Velocity, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) all Velocity Transaction Costs that have not been paid as of immediately prior to the Closing, along with final invoices from the applicable service providers to Velocity or its Affiliates, as applicable, and (B) all Velocity Transactions Costs that were paid by Velocity immediately prior to the Closing (the “Previously Paid Velocity Transaction Costs”), along with final invoices from the applicable service providers to Velocity or its Affiliates, as applicable; and

(vi) at the Closing, to the Company, a certificate, executed by an authorized officer of Velocity and dated as of the Closing Date, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Sections Section 8.3(a) to Section 8.3(h) have been satisfied.

(e) At the Closing, Velocity shall pay the Seller Representative Expense Amount to the Seller Representative Expense Account to the account provided to Velocity by the Seller Representative at least three (3) Business Days prior to the Closing Date.

(f) At the Closing, Velocity shall pay on behalf of the Company, Blocker, the Seller Representative and Velocity, as applicable, by wire transfer of immediately available funds, the Transaction Costs to the service providers designated on the certificates delivered under Section 3.2(c)(iii) and Section 3.2(d)(v), in each case, subject to Section 7.5(a).

(g) At the Closing, but immediately prior to the Effective Time, Velocity shall have given irrevocable instructions to make payments from the Trust Account in accordance with Section 7.11(a)(ii).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Velocity as follows (it being understood that each representation and warranty contained in this Article IV is qualified by the disclosures in the Form S-4 and Proxy Statement):

Section 4.1. Standing; Qualification and Power.

(a) The Company is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects. Each member of the Company Group is duly organized and validly existing under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects.

(b) Each member of the Company Group is in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, in all material respects. Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. True and complete copies of the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents), as applicable, of each member of the Company Group, as in effect as of the date of this Agreement, have been heretofore made available to Velocity.

(c) A list of the directors and officers (or the equivalent thereof) of each member of the Company Group is set forth on Section 4.1(c) of the Disclosure Schedules.

Section 4.2. Capitalization of the Company Group.

(a) The Company Units constitute all of the issued and outstanding equity interests of the Company.

(b) All issued and outstanding equity interests of each member of the Company Group have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive, rights of first refusal or similar rights, and at the Closing will be free and clear of all Encumbrances, except, in the case of any member of the Company Group other than the Company, for Permitted Encumbrances.

(c) As of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Company, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of the Company or (iii) other than the Company LLC Agreement and the Amended LLC Agreement, Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, warrants, calls or rights of the type referred to in clause (ii) above.

(d) Other than the Company LLC Agreement, the Amended LLC Agreement and the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents) of the Company Subsidiaries, there are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of any member of the Company Group, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which any member of the Company Group is bound with respect to voting of any shares of capital stock or any other equity interest of any member of the Company Group.

(e) Section 4.2(e) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of (i) the holders of Company Units and the number and class of Company Units held by each such holder and (ii) the Company Subsidiaries and the issued and outstanding capital stock or other equity interests, as the case may be, of the Company Subsidiaries and the record owners thereof and number or percentage of equity interests of each class owned by each such record owner.

(f) Except for the Company’s direct and indirect interests in the Company Subsidiaries, no member of the Company Group owns, directly or indirectly, any interest or investment in the form of equity in, and no member of the Company Group is subject to any obligation or requirement to provide for or make any investment in, any Person.

Section 4.3. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Member Consent, the execution and delivery by the Company of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of the Company and its equityholders, and no other proceeding on the part of the Company is necessary to authorize the entry into this Agreement or the Related Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which the Company is or will be a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other Parties or parties thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Company is or will be a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity) (collectively, the “Enforceability Exceptions”).

Section 4.4. No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the certificate of formation or operating agreement, certificate of incorporation or bylaws (or other comparable governing documents), as applicable, of any member of the Company Group, (ii) result in a material violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a material default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any Material Contract to which any member of the Company Group is a party or by which any of its properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.4(b), Section 5.5(b), and/or Section 6.4(b), materially violate or materially conflict with any Law applicable to any member of the Company Group or by which any of its properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of any member of the Company Group, other than, in the case of clauses (ii) through (iv) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any material waiver, material authorization or other material Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not have a Material Adverse Effect.

Section 4.5. Financial Statements; Accounts Receivable.

(a) Section 4.5(a) of the Company Disclosure Schedules contains true and complete copies of the audited consolidated or combined, as applicable, balance sheet of the Company (or its accounting predecessor) as of the years ended 2018, 2019 and 2020, and the related consolidated or combined, as applicable, audited statements of income, changes in members’ equity and cash flows for (A) the years ended 2018 and 2019 and (B) the stub periods from January 1, 2020 to August 28, 2020 and August 29, 2020 to December 31, 2020 (collectively, the “Financial Statements”). Except as otherwise indicated in the Financial Statements (including the notes thereto), the Financial Statements have been based upon the books and records of the Company Group, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied during the periods involved and present fairly, in all material respects, the consolidated or combined, as applicable, balance sheet of the Company (or its accounting predecessor) as of the years ended 2018, 2019 and 2020, and the consolidated results of their operations and cash flows for the applicable year or period then ended (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of certain footnotes).

(b) Section 4.5(b) of the Company Disclosure Schedules describes all of the Indebtedness of the Company Group in respect of borrowed money, including the identity of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof and the maturity of each such instrument, as of the applicable date indicated in Section 4.5(b) of the Company Disclosure Schedules.

(c) The accounts receivable reflected on the Financial Statements have arisen from bona fide transactions entered into by the Company Group involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) in the ordinary course of business. No third party has asserted in writing a contest, claim, defense or right of setoff, and to the Knowledge of the Company, no such assertion has been threatened, other than returns in the ordinary course of business. Any reserve for bad debts shown on the Financial Statements has been determined in accordance with GAAP. To the Knowledge of the Company, no Person has any Encumbrance on such accounts receivable or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable.

Section 4.6. Absence of Certain Changes. Since December 31, 2020, (a) the Business has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, (b) each member of the Company Group has not taken or omitted to take any action that, if taken following the date hereof and prior to the Closing Date, would require the consent of Velocity pursuant to Section 7.1(b) (in each case, subject to the exceptions contained therein), and (c) there have not been any changes, developments or events that has or have had a Material Adverse Effect.

Section 4.7. Compliance with Law; Permits.

(a) Each member of the Company Group is, and since the Lookback Date, has been, in compliance with all Laws applicable to such member of the Company Group, except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. Since the Lookback Date, no member of the Company Group has received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law. Notwithstanding anything herein to the contrary, this Section 4.7 shall not apply to infringement or other violation of Intellectual Property, or matters concerning Personal Information, which are addressed solely in Section 4.11 hereof.

(b) The Company Group has all material Permits required under applicable Laws for the operation of the Business and is in material compliance with the terms of such Permits.

(c) Each member of the Company Group has been, since the Lookback Date, in compliance in all material respects with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Sanctions Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(d) None of the members of the Company Group, nor to the Knowledge of the Company, any director, officer, employee or agent of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Sanctions Authority, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Since the Lookback Date, none of the members of the Company Group, nor to the Knowledge of the Company, any director, officer, employee or agent of the Company Group (acting on behalf of the Company Group) (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B)  to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(e) None of the members of the Company Group have been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws.

Section 4.8. Litigation. Except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that (a) involves a claim in excess of $250,000, or (b) if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no material outstanding Orders or settlement agreements by which any of the members the Company Group or any of its assets or properties are bound.

Section 4.9. No Undisclosed Liabilities. Except as set forth in the Financial Statements (or the notes thereto), no member of the Company Group has any material Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not accrued or reserved against in the balance sheet (or the notes thereto) included in each of the Financial Statements, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or in such of the Company Disclosure Schedules, (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by the Company of its obligations in accordance with the terms of this Agreement (including Section 7.1(b)) and any Related Document and (c) liabilities or obligations incurred since December 31, 2020, in the ordinary course of such Business (none of which is a liability for any material breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 4.10. Taxes.

(a) Since January 1, 2018, all material Tax Returns required to be filed by or on behalf of any member of the Company Group have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b) All material amounts of Taxes due and payable by any member of the Company Group have been timely paid.

(c) No member of the Company Group has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d) Each of the members of the Company Group has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes and have duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e) No member of the Company Group (i) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than such a group of which it is presently a member); or (ii) has any liability for material Taxes of any other Person (other than another member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f) No member of the Company Group is a party to any Tax allocation or sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g) Since January 1, 2018, no claim has been made in writing by any Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns or pay Taxes that such member of the Company Group is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h) No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by any member of the Company Group is currently pending, and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against any member of the Company Group, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i) No member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j) There are no material Encumbrances for Taxes upon any property or assets of any member of the Company Group except for Permitted Encumbrances.

(k) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l) The Company is properly classified as a partnership for U.S. federal income Tax purposes. Each other member of the Company Group is properly classified as either a partnership or disregarded entity for U.S. federal income tax purposes.

Section 4.11. Intellectual Property; Privacy; Cybersecurity.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth an accurate, true and complete list, as of the date of this Agreement, of (i) all Intellectual Property that is owned by any member of the Company Group that is registered or the subject of a pending application for registration or other document issued by, filed with, or recorded by any Governmental Authority, quasi-governmental authority, or registrar (“Registered Intellectual Property”) including the jurisdiction where each item of such Registered Intellectual Property is registered or filed, the applicable patent or registration number and application number, the record owner, and the legal or beneficial owner; (ii) material unregistered trademarks that are Owned Intellectual Property and material Owned Software; (iii) each Contract material to the Business, pursuant to which any member of the Company Group uses or has the right to use, developed or had developed for it, any material Licensed Intellectual Property (excluding licenses for commercial “shrink wrap,” “click through,” “browse wrap” or other off-the-shelf software, and excluding licenses for Publicly Available Software) (“Material Intellectual Property Licenses”); and (iv) each Contract material to the Business, pursuant to which any member of the Company Group licenses or sublicenses any material rights to Owned Intellectual Property or to Licensed Intellectual Property to third parties. Except as would not be material to the Company Group, all Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees and such Owned Intellectual Property is subsisting, valid and enforceable. Except as would not be material to the Company Group, no loss or expiration of any Owned Intellectual Property is pending or, to the Knowledge of the Company, reasonably foreseeable, or threatened, except for Intellectual Property expiring at the end of their statutory terms.

(b) Except as would not be material to the Company Group, one (1) or more members of the Company Group exclusively own or have a valid and enforceable written license or other right to use all Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted (the “Company Intellectual Property”). One (1) or more members of the Company Group (i) exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of such Business), and (ii) have the valid and enforceable right to use the Licensed Intellectual Property.

(c) The Company Group has used commercially reasonable action to maintain and protect all of the Owned Intellectual Property, including such steps to maintain the confidentiality, integrity, and security of the confidential information of the Company Group and any confidential information owned by any Person to whom the Company Group has a confidentiality obligation. To the Knowledge of the Company, no material confidential information of the Company Group has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no Person (including current and former founders, employees, contractors, and consultants of the Company Group) has any right, title, or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, all Persons who have created any Owned Intellectual Property for or on behalf of the Company Group have executed valid and enforceable written assignments of any such Intellectual Property to the Company Group. To the Knowledge of the Company, no Person has materially breached any agreement referenced in this Section 4.11(c).

(d) Except as would not be material to the Company Group, (i)  the operation of the Business, as currently conducted and as previously conducted since the Lookback Date, and the products and services (including the manufacture, importation, use offer for sale, sale and distribution thereof as intended by the Company Group), does not, directly or indirectly, infringe, misappropriate or otherwise violate, and has not since the Lookback Date, directly or indirectly, infringed, misappropriated, otherwise violated the Intellectual Property rights of any third party; (ii) since the Lookback Date, no member of the Company Group has received any written communication from any Person alleging a member of the Company Group directly or indirectly, infringes, misappropriates or otherwise violates the Intellectual Property rights of any such Person in any material respect; and (iii)  to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(e) Except as listed on Section 4.11(e) of the Company Disclosure Schedules, to the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Authority or any university or other educational institution or research organization has been used in connection with the development of any material Owned Intellectual Property and the Company Group and its predecessors have not participated in any standards setting organization that would require any member of the Company Group to license its intellectual property to other Persons in connection with such participation. No Governmental Authority, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any material Owned Intellectual Property.

(f) No Person other than members of the Company Group and their employees and independent contractors possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Software. . The Company has no obligation to afford any Person access to any such source code.

(g) No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Software in any manner that would (i) require, or condition the use or distribution of any Owned Software or any such product or service on the disclosure, licensing, or distribution of any source code for any portion of such Owned Software or (ii) otherwise impose any material limitation, restriction, or condition on the right or ability of the Company to use, allow third parties to use, distribute, or enforce any Owned Intellectual Property in any manner.

(h) The Company IT Assets are sufficient in all material respects for the current needs of the business of the Company Group. The Company Group has disaster recovery, data back-up, and security plans, procedures and facilities and has taken reasonable steps to safeguard the availability, security and integrity of the Company IT Assets and all material data and material information stored thereon, including reasonable steps to safeguard against unauthorized access and infection by Malicious Code. To the Knowledge of the Company, the Company has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of sufficient number of license seats for all Software, with respect to the Company IT Assets. Since the Lookback Date, the Company IT Assets have not suffered any material failure except has been remedied in all material respects.

(i) Except as would not be material to the Company Group, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company Group’s right to own or use any Company Intellectual Property. Except as would not be material to the Company Group, immediately subsequent to the Closing, the Company Intellectual Property will be owned or available for use by the Company Group on terms and conditions substantially similar to those under which the Company Group owns or uses the Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

(j) The Company Group has in place commercially reasonable policies (including a privacy policy), rules, and procedures regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of Protected Data.

(k) The Company Group is, and since the Lookback Date, has been, in compliance in all material respects with all applicable Privacy and Security Requirements.

(l) The Company Group, and to the Knowledge of the Company any third party processing protected data on behalf of the Company Group, has not experienced any material Security Breaches, and the Company Group is not aware of any notices or complaints from any Person regarding a Security Breach.

(m) The Company Group maintains systems and procedures to receive and effectively respond to complaints and, to the extent required by applicable Law, individual rights requests in connection with the Company Group’s Processing of Personal Information, and, to the extent required by applicable Law, the Company Group has complied with all such individual rights requests. The Company only engages in the sale of Personal Information in compliance with applicable Privacy and Security Requirements.

(n) The Company Group has a valid and legal right to Process all Protected Data that is Processed by or on behalf of the Company Group in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements.

(o) The Company Group has implemented, and required all third parties that receive Protected Data from or on behalf of the Company Group to implement, commercially reasonable physical, technical, and administrative security measures that are intended to protect Protected Data from unlawful or unauthorized access or use by any third party.

(p) No material Actions are pending or are threatened in writing against any member of the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information.

Section 4.12. Employees and Employee Benefits.

(a) Section 4.12(a) of the Company Disclosure Schedules contains a correct and complete list of all material Benefit Plans as of the date of this Agreement.

(b) With respect to each material Benefit Plan, if applicable, the Company has made available to Velocity true and complete copies of (i) the plan document and all amendments thereto, (ii) the most recent summary plan description, and (iii) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”).

(c) No member of the Company Group nor any ERISA Affiliate thereof sponsored or was required to contribute to, at any point during the six-year period prior to the date hereof, or currently sponsors or contributes to, (i) any employee benefit plan subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA. For purposes hereof, “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any member of the Company Group, is treated as a single-employer under Section 414 of the Code.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan is in compliance, and has been established, maintained, funded and administered in compliance, with its terms, ERISA, the Code and other applicable Law. With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter or opinion letter has been issued by the IRS with respect to such qualification and (ii) to the Knowledge of the Company, no event has occurred since the date of such qualification that would reasonably be expected to result in the loss of such qualification.

(e) No Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of any member of the Company Group beyond their retirement or other termination of service, other than (i) pursuant to continuation coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any similar state group health plan continuation Law, or (ii) coverage which lasts through the end of the month in which the termination of service occurs.

(f) No Actions (other than routine claims for benefits in the ordinary course) that would be material to the Company Group, taken as a whole, are pending or threatened against any Benefit Plan. To the Knowledge of the Company, no Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby (either alone or in combination with any other event) will give rise to the payment to any current or former officer, director, shareholder or individual service provider of any member of the Company Group who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any amount that would not be deductible by Velocity, any member of the Company Group or any of their respective Subsidiaries or Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (determined without regard to the exceptions set forth in Section 280G(b)(5) of the Code).

(h) No Benefit Plan provides for the gross-up of any taxes imposed by Section 4999 or 409A of the Code.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) result in any payment of any material compensation, severance, or other benefit to any current or former officer, director, or individual service provider of any member of the Company Group; or (ii) result in the acceleration of the time of payment, vesting or funding of, or increase the amount of, any compensation, severance, or benefits from any member of the Company Group to any current or former director, officer, employee or natural person consultant of any member of the Company Group under any Benefit Plan.

(j) Except as would not reasonably be expected to have a Material Adverse Effect, the Company Group and its respective Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance (collectively the “Employment Laws”). There are no Actions pending or, to the Knowledge of the Company, threatened with respect to any alleged violation of any Employment Law by the Company Group or any of its respective Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, all employees are and have been properly classified as exempt and non-exempt under the Fair Labor Standards Act or state or local Laws.

(k) Except as would not reasonably be expected to have a Material Adverse Effect, (i) The Company Group and its respective Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to the current or former directors, officers, employees or independent contractors under applicable Law, contract or company policy, as of the last payroll date, and (ii) each individual who is providing, or has provided, services to the Company Group or its respective Subsidiaries since the Lookback Date and is, or was, classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(l) The Company Group and its respective Subsidiaries have reasonably investigated all formal, written sexual harassment or other material discrimination or unlawful retaliation allegations raised in the last three years against any employee, manager, officer, or director. No such investigations or allegations are pending or, to the Knowledge of the Company, threatened.

(m) Neither the Company Group nor any of its respective Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act since the Lookback Date. No material employee layoff, facility closure or shutdown, reduction in force, furlough, temporary layoff, material work schedule change, or reduction in hours, salary or wages affecting employees of the Company Group or any of its respective Subsidiaries occurred or is contemplated as a result of the COVID-19 pandemic.

Section 4.13. Labor. No member of the Company Group or any of its respective Subsidiaries is a party to or bound by any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other similar Contracts or understandings or bargaining relationships with any union, works council, trade union or other labor organization. There are, and since the Lookback Date, there have been, no pending, or to the Knowledge of the Company, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the employees of the Company Group and its respective Subsidiaries, and (ii) labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting the Company Group or any of its respective Subsidiaries.

Section 4.14. Environmental Matters. (a) Each member of the Company Group is, and, since the Lookback Date, has been, in compliance in all material respects with applicable Laws relating to (i) human health and safety, (ii) pollution, contamination, protection, remediation or reclamation of the environment or natural resources, (iii) emissions, discharges, disseminations, Releases or threatened Releases of Hazardous Substances into or through the environment, including air (indoor or outdoor), surface water, groundwater, soil or land surface or subsurface or (iv) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws”), (b) the Company Group possesses, and, to the extent applicable, has filed timely applications to renew, all material Permits required under Environmental Laws necessary for its operations, and such operations are, and since the Lookback Date have been, in compliance with such Permits in all material respects, (c)  no material Action arising under or pursuant to Environmental Laws is pending or, to the Knowledge of the Company, threatened in writing, against any member of the Company Group and there are no material outstanding Orders arising under or pursuant to Environmental Laws by which any member of the Company Group or any of its assets or properties are bound, (d) no member of the Company Group has received any written notice, report or other information regarding any material violation of, or material liability under, Environmental Laws, (e) there has been no treatment, storage, disposal of, arrangement for or permission to dispose of, transportation, handling, Release or threatened Release of, exposure of any Person to, any Hazardous Substances by any member of the Company Group, or by any other Person at, on, under, from or through any property currently or formerly owned, leased, occupied or operated by any member of the Company Group, in each case that would reasonably be expected to result in a material liability to the Company Group under Environmental Laws; and (f) to the Knowledge of the Company, the Company Group has made available to Velocity all Phase I Environmental Site Assessment and compliance audit reports, not protected by a legal privilege, in the possession of the Company Group related to any property currently or formerly owned, leased, occupied or operated by any member of the Company Group.

Section 4.15. Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the following types of Contracts (other than any Benefit Plan) (x) to which any member of the Company Group is a party as of the date of this Agreement or (y) by which any member of the Company Group or any of their respective properties or assets are bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i) any Contract under which any member of the Company Group has borrowed any money or incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to any Person (other than any member of the Company Group) in which the outstanding balance or amount is in excess of $250,000;

(ii) any Contract that requires the future acquisition by any member of the Company Group from another Person, or future disposition to another Person by the Company Group, of assets, properties or capital stock or other equity interest of another Person, and any Contract that relates to an acquisition or similar transaction which contains “earn-out” or other continuing obligations of any member of the Company Group, in any such case, that would reasonably be expected to result in payments in excess of $250,000 in the aggregate after the date of this Agreement or any merger or business combination with respect to any member of the Company Group other than the transaction contemplated hereunder;

(iii) Contracts relating to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance or similar Contract with a third party;

(iv) Contracts (excluding non-continuing purchase orders and statements of work under any master Contract) with any of the Material Suppliers and Vendors of the Company and the members of the Company Group;

(v) collective bargaining agreements or other Contracts with any labor union, works council or other labor organization;

(vi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority in the last 12 months;

(vii) all Contracts requiring or providing for any capital expenditure in excess of $250,000 other than capital expenditures made in the ordinary course of the Company Group’s Business;

(viii) settlement, conciliation or similar Contract entered into by any member of the Company Group in the last 12 months providing for payment by any member of the Company Group in excess of $250,000 individually; and

(ix) the Material Intellectual Property Licenses.

(b) The Company has made available to Velocity true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group in all material respects and, to the Knowledge of the Company, each other party thereto in all material respects. As of the date of this Agreement, no member of the Company Group or, to the Knowledge of the Company, any other party thereto, is in or has received written notice of any material breach or material default under any such Material Contract that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 4.16. Related Person Transactions. Except for any Benefit Plan, the Company LLC Agreement, the Amended LLC Agreement and any transaction among the Company Group, no Related Person of the Company Group:

(a) is a party to any Contract with the Company or any member of the Company Group (or operates under or otherwise receives the benefit of any such Contract);

(b) owns directly or indirectly (other than through any direct or indirect equity interest in the Company) in whole or in part, or has any other direct or indirect interest (other than through any direct or indirect equity interest in the Company) in, any significant tangible property that any member of the Company Group owns or leases;

(c) has outstanding any Indebtedness to or from any member of the Company Group; or

(d) all agreements and other relationships between any member of the Company Group, on the one hand, and any of its Related Persons or Affiliates of the Company Group (other than the other members of the Company Group), on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis.

Section 4.17. Real and Personal Property.

(a) The Company does not own in fee any real property.

(b) Section 4.17(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all leases, lease guaranties, licenses, subleases, licenses and other occupancy agreements relating to real property to which any member of the Company Group is a party as lessee, sublessee, licensee or occupant with anticipated annual rental payments in excess of $100,000 including, without limitation, all amendments, modifications or other material correspondence (the “Real Property Leases”). The Company has made available to Velocity a true and complete copy of each Real Property Lease. The applicable member of the Company Group has a valid leasehold estate in all real property occupied pursuant to the Real Property Leases, free and clear of all Encumbrances, other than Permitted Encumbrances. Each Real Property Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group in all material respects.

(c) To the Knowledge of the Company, no member of the Company Group or any other person or party thereto, is in breach or default under any of the Real Property Leases, and to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach or default under any of the Real Property Leases.

(d) The applicable member of the Company Group has good title to, or holds a valid leasehold interest in, or a valid license to use, all of the tangible assets and tangible personal property used by such member of the Company Group in the operation of its respective Business and which are material to such member of the Company Group, free and clear of any Encumbrances (other than Permitted Encumbrances). Except as would not reasonably be expected to have a Material Adverse Effect , the Closing will not affect the enforceability against any Person of all Real Property Leases or the rights to the continued use and possession of the Real Property Leases for the conduct of the business as currently conducted.

Section 4.18. Insurance. Section 4.18 of the Company Disclosure Schedules contains a list of all material insurance policies, covering the Company Group (other than any insurance policies held in connection with any Benefit Plans), taken as a whole, in effect at the date of this Agreement. With respect to each material insurance policy covering the Company Group (other than any insurance policies held in connection with any Benefit Plans), in all material respects, (a) such insurance policy is in full force, (b) there is no material claim in excess of $250,000 pending under any of such insurance policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such policies and (c) no member of the Company Group has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than ordinary course increases that are not material to the Company Group taken as a whole) of any insurance policy that is held by, or for the benefit of, any member of the Company Group.

Section 4.19. Brokers’ and Finders’ Fees. Other than any Person to which Seller Transaction Costs are payable, no member of the Company Group has employed, nor is any member of the Company Group subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

Section 4.20. Suppliers and Vendors; Inventory; Products; Products Liability; Product Recalls.

(a) Section 4.20 of the Company Disclosure Schedules sets forth a list of the material suppliers and vendors (“Material Suppliers and Vendors”) of the Company Group, taken as a whole, as measured by the dollar amount of purchases thereby or therefrom, for the Company’s fiscal year ending December 31, 2020. No such supplier or vendor listed on Section 4.20 of the Company Disclosure Schedules has on or prior to the date of this Agreement, to the Knowledge of the Company (a) threatened in writing to terminate, cancel or, other than in the ordinary course of Business, materially limit or materially and adversely modify any of its existing or planned business with any member of the Company Group or (b)  been involved in or threatened in writing a material dispute against any member of the Company Group or become insolvent or subject to bankruptcy proceedings.

(b) Except for any inventory that is subject to a reserve for obsolete or unmarketable inventory shown on the Financial Statements and except for inventory that has become obsolete or unmarketable in the ordinary course of business since the date of the latest Financial Statements, the inventory of the Company Group (other than in respect of used or returned inventory that is otherwise usable and saleable in the ordinary course of business) consists of a quantity and quality usable and saleable in the ordinary course of business, is not obsolete or damaged, is merchantable and fit for its intended use, is not defective and currently exists in quantities and in a product mix reasonable in the present circumstances for the operation of the Company and its Subsidiaries in the ordinary course of business. The Company has not made any explicit consignment or guaranteed sales of inventory that would allow a customer to return any unsold inventory to any member of the Company Group following the date hereof in any material amount or to receive a material credit or refund from the Company following the date hereof for any unsold inventory. All items included in inventory are the property of the Company Group, free and clear of Encumbrances other than Permitted Encumbrances.

(c) Except as set forth on Section 4.20(c) of the Company Disclosure Schedules:

(i) each Product sold by the Company Group has been in conformity in all material respects with all material contractual provisions and all express and implied warranties while in their possession or control, and, no member of the Company Group has received any written notice of any material liabilities or obligations for replacement or repair of any Products, or of other damages in connection therewith that remain outstanding or otherwise unresolved, except as would not reasonably be expected to have a Material Adverse Effect and subject to any reserve for product and service warranty claims accrued on the Financial Statements; and

(ii) no Product is subject to any formal written guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto.

(d) Since the Lookback Date, the Company has not received written notice from any Person (including any Governmental Authority) of any actual or alleged material liabilities, claims or obligations arising from any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any Product that in each case remains outstanding or otherwise unresolved.

(e) Since the Lookback Date, to the Knowledge of the Company, there is no Action by any Governmental Authority or any other Person pending or, to the Knowledge of the Company, threatened against the Company for the recall (including any voluntary recalls), suspension, seizure or market-withdrawal of or other similar corrective action with respect to any Product that remain outstanding or otherwise unresolved.

(f) To the Knowledge of the Company, (i) none of the manufacturers, assemblers or distributors that produce, receive, assemble or distribute any of the Products is currently subject, or has been subject since the Lookback Date, to any Actions by any other Governmental Authority or any other Person for the recall (including any voluntary recalls), suspension, seizure or market-withdraw of or other similar corrective action with respect to any Product that remain outstanding or otherwise unresolved; and (ii) there is no reasonable basis for any such Action with respect to any Product, or which would reasonably be expected to cause a member of the Company Group to recall, withdraw or suspend any Product from the market, or to cease further distribution or marketing of such Products. To the Knowledge of the Company, no Governmental Authority has prohibited any product or process from being marketed or used in the jurisdictions in which the Company conducts business that is substantially similar to any Product or to a process used for making, handling or distributing any such products.

(g) Since the Lookback Date, to the Knowledge of the Company, the Company has not received any written notice from any Governmental Authority responsible for regulating any Product indicating that any Product is unsafe or unsuitable for its intended use, and which notice remains pending or otherwise unresolved.

Section 4.21. Company Information. The information relating to the Company and the members of the Company Group which is or will be provided to Velocity for inclusion in the Form S-4 or the Proxy Statement will not, at the date the Form S-4 is declared effective, the Proxy Statement is first mailed to Velocity’s shareholders or at the time of the Velocity Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Velocity, Blocker or Sponsor for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

Section 4.22. No Additional Representations. NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP OR BLOCKER, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY OF THE FOREGOING, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP AND BLOCKER SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV AND WITH RESPECT TO ANY INFORMATION INCLUDED IN THE PROXY STATEMENT, THE COMPANY (ON BEHALF OF ITSELF AND THE OTHER MEMBERS OF THE COMPANY GROUP) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO ANY VELOCITY PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO A VELOCITY PARTY BY ANY REPRESENTATIVE OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO ANY VELOCITY PARTY REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP OR BLOCKER.

Article V

REPRESENTATIONS AND WARRANTIES OF BLOCKER

Except as set forth in the Company Disclosure Schedules, Blocker hereby represents and warrants to Velocity as follows:

Section 5.1. Standing; Qualification and Power.

(a) Blocker is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b) Blocker is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

Section 5.2. Ownership; Capitalization of Blocker.

(a) Blocker has good, valid and marketable title to, and owns beneficially and of record, the Company Units, free and clear of all Encumbrances.

(b) Other than this Agreement, the Company LLC Agreement and the Amended LLC Agreement, the Company Units held by Blocker are not subject to any stockholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other similar Contract (including any Contract relating to rights of first refusal, co-sale rights or drag-along rights).

(c) The Blocker Equity Interests constitute all of the issued and outstanding equity interests of Blocker.

(d) All of the Blocker Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive, rights of first refusal or similar rights, and at the Closing will be free and clear of all Encumbrances.

(e) As of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Blocker, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of Blocker or (iii) Contracts of any kind to which Blocker is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Blocker, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, warrants, calls or rights of the type referred to in clause (ii) above. Section 5.2(e), of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of (i) the holders of Blocker Equity Interests and the number and class of Blocker Equity Interests held by each such holder.

(f) Other than the Blocker Partnership Agreement, there are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of Blocker, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which Blocker is bound with respect to voting of any shares of capital stock or any other equity interest of Blocker.

(g) Other than the Company Units and the resulting indirect interest in the Company Group, Blocker does not own, directly or indirectly, any interest or investment in the form of equity in, and is not is subject to any obligation or requirement to provide for or make any investment in, any Person.

Section 5.3. Authority; Execution and Delivery; Enforceability. Blocker has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by Blocker of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of Blocker, and no other proceeding on the part of Blocker is necessary to authorize the entry into this Agreement by Blocker or the entry into the Related Documents to which Blocker is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which Blocker is or will be a party will be, duly and validly executed and delivered by Blocker and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Blocker is or will be a party will constitute, a legal, valid and binding obligation of Blocker, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

Section 5.4. Brokers’ and Finders’ Fees. Other than any Person to which Seller Transaction Costs are payable, Blocker has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

Section 5.5. No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by Blocker, and the consummation by Blocker of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the articles of incorporation or bylaws (or other comparable governing documents) of Blocker, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Blocker is a party or by which any of its respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by 4.4(b), 5.5(b), and/or 6.4(b) violate or conflict with any Law applicable to Blocker or by which any of its respective properties or assets are bound or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of Blocker, other than, in the case of clauses (ii) through (iv) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Blocker, and the consummation by Blocker of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.6. Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of Blocker, threatened against Blocker and (b) Blocker is not subject to (nor are any properties or assets of Blocker bound by or subject to) any outstanding material Orders that, if not complied with, in the case of either clause (a) or (b) above, would prevent or materially delay or materially impair, the ability of Blocker to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

Section 5.7. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of Blocker have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b) All material amounts of Taxes due and payable by Blocker have been timely paid.

(c) Blocker has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d) Blocker has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e) Blocker (i) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes; and (ii) has no liability for material Taxes of any other Person (other than a member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f) Blocker is not a party to any Tax allocation or sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g) No claim has been made in writing by any Tax Authority in a jurisdiction in which Blocker does not file Tax Returns or pay Taxes that Blocker is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h) No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Blocker is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against Blocker, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i) Blocker has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j) There are no material Encumbrances for Taxes upon any property or assets of Blocker except for Permitted Encumbrances.

(k) Blocker has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l) From its formation, Blocker has been classified as a corporation for all U.S. federal, and applicable state and local, income Tax purposes and will be so classified for all periods through and including the Closing Date.

Section 5.8. Blocker Information. The information relating to Blocker which is provided to Velocity for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is declared effective, the Proxy Statement is first mailed to Velocity’s shareholders or at the time of the Velocity Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Blocker that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, Blocker does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Velocity, Sponsor or the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

Section 5.9. Assets; Operations; Liabilities.

(a) Blocker does not have any material assets or operations, except for this Agreement and the Company Units. Blocker was formed for the sole purpose of owning equity interests in the Company and transactions incidental thereto, and Blocker has conducted no business, except for owning equity interests in the Company and entering into, and complying with its covenants and agreements under, this Agreement and transactions incidental to the foregoing.

(b) Blocker does not have any material liability, except for liabilities in connection with Taxes payable by Blocker and liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.10. No Additional Representations. NEITHER BLOCKER NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP OR BLOCKER, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY OF THE FOREGOING, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP AND BLOCKER SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” BLOCKER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BLOCKER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V AND WITH RESPECT TO ANY INFORMATION INCLUDED IN THE PROXY STATEMENT, BLOCKER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO ANY VELOCITY PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO A VELOCITY PARTY BY ANY REPRESENTATIVE OF BLOCKER, ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, BLOCKER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO ANY VELOCITY PARTY REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP OR BLOCKER.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE VELOCITY PARTIES

Section 6.1. Standing; Qualification and Power of Velocity. Except as set forth in the Velocity Disclosure Schedules or in the SEC Reports filed or furnished by Velocity prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), the Velocity Parties represent and warrant to the Company and Blocker as follows (it being understood that each representation and warranty contained in this Article VI is qualified by (a) the correspondingly numbered representation, warranty or covenant if specified therein, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face).

(a) Each Velocity Party is duly organized, validly existing and in good standing (or has the equivalent status) under the Laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted.

(b) Each Velocity Party is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Velocity.

Section 6.2. Capitalization of Velocity Parties.

(a) As of the date hereof, the authorized capital stock of Velocity consists of (i) 380,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”). Section 6.2(a) of the Velocity Disclosure Schedules sets forth, as of the date hereof and to the Knowledge of Velocity, the record holders of more than 5% of the outstanding shares of Velocity. All issued and outstanding shares of capital stock of Velocity have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) As of the date of this Agreement, Velocity has issued 12,066,667 warrants each of which entitle the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (together with any warrants that may be issued in satisfaction of a loan made by the Sponsor under the Warrant Agreement, the “Velocity Warrants”) on the terms and conditions set forth in the Warrant Agreement. As of the close of business on the Business Day immediately prior to the date hereof, Velocity has 23,000,000 Class A Common Stock issued and outstanding, 5,750,000 Class B Common Stock issued and outstanding and no preference shares issued or outstanding. As of the date of this Agreement, Sponsor does not own any equity interests of Velocity, other than 5,750,000 Class B Common Stock and 4,400,000 Velocity Warrants.

(c) The Merger Subs are wholly-owned by Velocity, and neither Merger Sub holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(d) Except for the Velocity Warrants, as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Velocity, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of Velocity or (iii)  Contracts of any kind to which Velocity is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Velocity, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above. No equity or equity-based compensation has been granted by Velocity or any of its Affiliates to any existing or former employees, directors or other service providers of Velocity other.

(e) There are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of Velocity, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which Velocity is bound with respect to voting of any shares of capital stock or any other equity interest of any member of Velocity.

(f) As of the close of business on the date immediately preceding the date of this Agreement, there is no outstanding material Indebtedness of Velocity.

(g) The Blocker Merger Consideration, the Company Unitholder Merger Consideration and the Earn Out Securities, when issued in accordance with the terms of this Agreement and the Related Documents, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable, issued to the Blocker Owners and Company Unitholders (as applicable), free and clear of all Encumbrances other than restriction imposed by applicable security laws and any Encumbrances set forth in this Agreement and the Related Documents.

Section 6.3. Authority; Execution and Delivery; Enforceability. Each Velocity Party has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and, subject to the receipt of the Velocity Shareholder Approvals, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Velocity Shareholder Approvals, the execution and delivery of this Agreement have been and, in the case of the Related Documents to which it is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party, will be when delivered, duly authorized by all requisite action by the Velocity Parties. This Agreement has been, and upon its execution and delivery each of the Related Documents to which a Velocity Party is or will be a party will be, duly and validly executed and delivered by each Velocity Party and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other Parties or parties thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which a Velocity Party is or will be a party will constitute, a legal, valid and binding obligation of each Velocity Party enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

Section 6.4. No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by the Velocity Parties, and the consummation by each Velocity Party of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Governing Documents of the Velocity Parties, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which a Velocity Party is a party or by which any of its properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.4(b), Section 5.5(b), and/or Section 6.4(b) violate or conflict with any Law applicable to a Velocity Party or by which any of its respective properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not have a Material Adverse Effect on Velocity.

(b) The execution, delivery and performance of this Agreement by each Velocity Party, and the consummation by each Velocity Party of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the SEC and (iii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not have a Material Adverse Effect on Velocity.

(c) Each Velocity Party does not own interests in any Person and is not aware of any facts or circumstances (including any possible other transaction pending or under consideration by Velocity or any of its Affiliates) which (i) reasonably could be expected to prohibit or materially impair or materially delay the ability of a Velocity Party to obtain the consents, authorizations, Orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) could cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the transactions contemplated by this Agreement or impose a condition or conditions that would have a Material Adverse Effect on Velocity and prevent or materially impair or materially delay a Velocity Party’s ability to consummate the transactions contemplated hereby.

Section 6.5. Absence of Certain Changes. Since December 31, 2020, there has not been any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a Material Adverse Effect on Velocity.

Section 6.6. Compliance with Law. Velocity is and has been, in compliance in all material respects with all Laws applicable to Velocity. Velocity has not received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law.

Section 6.7. Organization of Merger Subs. The Merger Subs were formed solely for the purpose of engaging in the transactions contemplated hereby, other than entry into this Agreement, has not conducted any business activities, and has no assets or liabilities other than those incident to its formation.

Section 6.8. Litigation. Except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, (a) there are no Actions pending or, to the Knowledge of Velocity, threatened against Velocity, Company Merger Sub or Blocker Merger Sub in writing, and (b) each Velocity Party is not subject to (nor are any properties or assets of a Velocity Party bound by or subject to) any outstanding material Order.

Section 6.9. Velocity SEC Reports; Financial Statements.

(a) Velocity has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Velocity with the SEC under the Exchange Act or the Securities Act since Velocity’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Velocity SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Velocity SEC Reports”). All Velocity SEC Reports, any correspondence from or to the SEC or NASDAQ (other than such correspondence in connection with the initial public offering of Velocity or the annual meeting) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on EDGAR in full without redaction or have otherwise been made available to the Company. Velocity has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Velocity with the SEC to all agreements, documents and other instruments that previously had been filed by Velocity with the SEC and are currently in effect. The Velocity SEC Reports were, and, assuming the accuracy and completeness of the information supplied by the Company, Blocker or Sponsor for inclusion in any Additional Velocity SEC Report, the Additional Velocity SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Velocity SEC Reports did not, and the Additional Velocity SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Velocity maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 6.9(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ. There are no unresolved comments received in writing from the SEC staff with respect to the Velocity SEC Reports on or prior to the date hereof. None of the Velocity SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b) The financial statements and notes contained or incorporated by reference in the Velocity SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Velocity SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Velocity as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Velocity has no off-balance sheet arrangements and no Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not accrued or reserved against in the Velocity SEC Reports, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or the Velocity Disclosure Schedules, and (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by Velocity of its obligations in accordance with the terms of this Agreement (including Section 7.1(c)) and any Related Document. No financial statements other than those of Velocity are required by GAAP to be included in the consolidated financial statements of Velocity.

Section 6.10. Information Supplied. None of the information supplied or to be supplied by Velocity for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement will, at the date the Form S-4 is declared effective, the Proxy Statement is first mailed to Velocity’s shareholders or at the time of the Velocity Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Velocity makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company, Blocker or Sponsor for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

Section 6.11. NASDAQ Stock Market Quotation. The issued and outstanding Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “VELO”. The issued and outstanding Velocity Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “VELOW”. Velocity is in compliance with the rules of the NASDAQ and there is no Action or proceeding pending or, to the Knowledge of Velocity, threatened against Velocity by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or Velocity Warrants or terminate the listing of Velocity on the NASDAQ. None of Velocity or any of its Affiliates has taken any action in an attempt to terminate the registration of the Class A Common Stock or the Velocity Warrants under the Exchange Act.

Section 6.12. Board Approval; Stockholder Vote. The Velocity Board (including any required committee or subgroup of the Velocity Board) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby, (b) determined that the consummation of the transactions contemplated hereby is in the best interest of the shareholders of Velocity and (c) resolved and agreed to recommend to the shareholders of Velocity that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and the other Velocity Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement. Other than the Velocity Shareholder Approvals, no other further corporate proceedings on the part of Velocity are necessary to approve the consummation of the transactions contemplated hereby.

Section 6.13. Velocity Material Contracts. Velocity has filed as an exhibit to a Velocity SEC Report each “material contract” (as such term is defined in Regulation S-K) to which Velocity is a Party and each Contract or other relevant documentation (including any amendments or modifications thereto) with respect to any Sponsor Related Party Transaction (collectively, the “Velocity Material Contracts”). Each Velocity Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of Velocity in all material respects and, to the Knowledge of Velocity, each other party thereto in all material respects. As of the date of this Agreement, neither Velocity nor, to the Knowledge of Velocity, any other party thereto, is in or has received written notice of any material breach or material default under any such Velocity Material Contract.

Section 6.14. Investment Company Act. As at the date hereof and up until the Closing Date, Velocity is not, and will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

Section 6.15. Trust Account.

(a) As of the date hereof, Velocity has at least $230,000,000 in the account established by Velocity for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement dated as of February 22, 2021 (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Velocity under this Agreement are not subject to any conditions regarding Velocity’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. Velocity has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute a material default thereunder by Velocity or, to the Knowledge of Velocity, the Trustee. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Velocity and the Trustee that would cause the description of the Trust Agreement in the Velocity SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of Velocity, that would entitle any Person (other than (1) shareholders of Velocity holding Class A Common Stock sold in Velocity’s initial public offering who shall have elected to redeem their Class A Common Stock pursuant to the Velocity Governing Documents and (2) the IPO Underwriter for the IPO Underwriter Fees) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income taxes from any interest income earned in the Trust Account and (B) to redeem Class A Common Stock in accordance with the provisions of the Velocity Governing Documents. There are no Actions pending or, to the Knowledge of Velocity, threatened with respect to the Trust Account.

Section 6.16. Employee Benefit Plans. Velocity has never had any employees, and other than reimbursement of any out-of-pocket expenses incurred by Velocity’s officers and directors in connection with activities on Velocity’s behalf in an aggregate amount not in excess of the amount of cash held by Velocity outside of the Trust Account, Velocity does not have any unsatisfied material liability with respect to any employee thereof. Velocity does not maintain or have any direct or indirect liability under or with respect to any employee benefit plan or arrangement.

Section 6.17. Assets; Title to Assets. Other than this Agreement, general working capital and the Trust Agreement and the applicable rights and interests in and to the Trust Account as set forth therein, Velocity does not own any assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Velocity owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Velocity in the operation of its business and which are material to Velocity, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 6.18. Securities Laws Matters. Velocity acknowledges that the Company Units and the Blocker Equity Interests being acquired pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. Velocity is acquiring the Company Units and the Blocker Equity Interests for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. Velocity acknowledges that the Company Units and the Blocker Equity Interests will not be registered under the Securities Act or any applicable state or foreign securities Laws and that the Company Units and the Blocker Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. Velocity has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Units and the Blocker Equity Interests and is capable of bearing the economic risks of such investment. Velocity is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 6.19.  Velocity’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation.

(a) Velocity has conducted such investigations of the Company Group and the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. For the purpose of conducting these investigations, Velocity has employed the services of its own Representatives. In all matters affecting the condition of the properties, assets, rights, liabilities of the Company Group and Blocker and the contents of the documents, records, reports or other materials made available or provided to Velocity in connection with the transactions contemplated hereby, and in making its decision to enter into this Agreement and the Related Documents and consummate the transactions contemplated hereby and thereby, Velocity is relying solely upon the advice and opinion offered by its own Representatives and the representations and warranties set forth in Article IV, Article V and Article VI or in any Related Document. Except as set forth herein or in the case of Fraud, neither the Company, nor any of their respective Related Parties shall have or be subject to any liability to Velocity or any other Person resulting from the distribution to Velocity, or Velocity’s use of, any such information, including any information, documents or material made available to the other Parties and their Representatives in the electronic data room maintained on Intralinks (the “Data Room”), confidential information memorandum, management presentation or in any other form in expectation of the transactions contemplated hereby. Velocity has reviewed all of the documents, records, reports and other materials made available in the Data Room prior to the date hereof.

(b) Except as and to the limited extent expressly set forth in Article IV, Article V and Article VI or in any Related Document, Velocity acknowledges and agrees that no member of the Company Group, nor Blocker nor any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company Units and the Blocker Equity Interests or any member of the Company Group, or any of their respective assets, rights or properties, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company Group’s business by Velocity after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and Velocity specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

(c) In connection with Velocity’s investigation of the Company Units and the Blocker Equity Interests, the Company Group and the Business, Velocity has received from the Company and/or its Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or such Business. Velocity acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Velocity is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) Velocity shall have no claim against anyone with respect to any of the foregoing, except with respect to claims of Fraud. Accordingly, Velocity acknowledges that the Company or any of its Affiliates or any of its or their respective Related Parties has not made any representation or warranty with respect to such projections or other forecasts or plans.

Section 6.20. Solvency. Velocity is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Velocity.

Section 6.21. Brokers’ and Finders’ Fees. Other than any Person to which Velocity Transaction Costs are payable, Velocity has not employed, nor is Velocity subject to, any valid claim of liability or obligation to, any broker, finder, consultant, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

Section 6.22. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of Velocity have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b) All material amounts of Taxes due and payable by Velocity have been timely paid.

(c) Velocity has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d) Velocity has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e) Velocity (i) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was Velocity) and (ii) does not have any liability for material Taxes of any other Person under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f) Velocity is not a party to any Tax allocation or sharing agreement (other than a commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g) No claim has been made in writing by any Tax Authority in a jurisdiction in which Velocity does not file Tax Returns or pay Taxes that Velocity is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h) No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Velocity is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against Velocity, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i) Velocity has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j) Velocity is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) There are no material Encumbrances for Taxes upon any property or assets of Velocity except for Permitted Encumbrances.

(l) Velocity has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(m) From its formation, Velocity has been classified as a corporation for all U.S. federal, and applicable state and local, income Tax purposes and will be so classified for all periods through and including the Closing Date.

Section 6.23. Related Person Transactions. Except as set forth in Section 6.23 of the Velocity Disclosure Schedules, and other than the private placement of securities in connection with Velocity’s initial public offering, there are no transactions or Contracts, or series of related transactions of Contracts (each, a “Sponsor Related Party Transaction”), between Sponsor or its Related Persons, on the one hand, and Velocity, any officer, director, manager or Affiliate of Velocity or, to the Knowledge of Velocity, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by Velocity in the Velocity SEC Reports pursuant to Item 404 of Regulation S-K. Velocity has made available to the Company true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Sponsor Related Party Transaction.

Section 6.24. No Additional Representations. NEITHER THE VELOCITY PARTIES NOR ANY OF THEIR AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT WITH RESPECT TO THE VELOCITY PARTIES OR SPONSOR, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI. EACH VELOCITY PARTY AND ITS AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY A VELOCITY PARTY OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI, EACH VELOCITY PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BLOCKER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BLOCKER, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP BY ANY REPRESENTATIVE OF A VELOCITY PARTY OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NEITHER THE VELOCITY PARTIES NOR ANY OF THEIR AFFILIATES MAKE ANY REPRESENTATIONS OR WARRANTIES TO BLOCKER, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF SPONSOR, THE VELOCITY PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF VELOCITY SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

Article VII

COVENANTS

Section 7.1. Conduct of Business Prior to Closing.

(a) Except (i) with the written consent of Velocity (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 7.1(a) of the Company Disclosure Schedules, (iii) as otherwise expressly contemplated or permitted by the terms of this Agreement or the Related Documents, (iv) as required by any applicable Law or any Material Contract (in existence on the date hereof), or (v) to the extent that any action is reasonably required to be taken or omitted to be taken in response to or related to the actual or anticipated effect of COVID-19 or any COVID-19 Measure, during the Interim Period, the Company shall, and shall cause the other members of the Company Group to, conduct the Business in the ordinary course of business in all material respects and shall use reasonable best efforts to preserve its relationships with its material customers and suppliers; provided that (1) no action expressly permitted by an exception to a subclause of Section 7.1(b) shall be deemed a failure to perform or comply with this Section 7.1(a) and (2) the failure of any member of the Company Group to take any action prohibited by Section 7.1(b) shall not be a failure to perform or comply with this Section 7.1(a).

(b) Without limiting the generality of Section 7.1(a), during the Interim Period, except (v) with the written consent of Velocity (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as set forth in Section 7.1(b) of the Company Disclosure Schedules, (x) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents, (y) as required by applicable Law or any Contract in existence on the date hereof, or (z) to the extent that any action is reasonably required to be taken or omitted to be taken in response to or related to the actual or anticipated effect of COVID-19 or any COVID-19 Measure, the Company shall not, and shall not permit the other members of the Company Group, to:

(i) transfer, issue, sell or dispose of any shares of capital stock or other equity interests of any member of the Company Group, grant options, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any member of the Company Group;

(ii) effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of the Company Group;

(iii) make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest in the Company Group, other than (A) dividends and distributions by any member of the Company Group to another member of the Company Group and (B) Tax distributions in accordance with the Company LLC Agreement;

(iv) incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities);

(v) make any loans, advances or capital contributions to, or investments in, any other Person;

(vi) amend the certificate of formation or operating agreement, certificate of incorporation or bylaws (or other comparable governing documents) of any member of the Company Group;

(vii) grant any material Encumbrances on any material property or assets (whether tangible or intangible) of any member of the Company Group, other than Permitted Encumbrances and Encumbrances created or incurred under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement;

(viii) except in the ordinary course of business (A) adopt, enter into, terminate or materially amend any material Benefit Plan or collective bargaining agreement, other than as required by applicable Law or pursuant to the terms of such Benefit Plan or collective bargaining agreement in effect as of the date of this Agreement, or (B) grant or materially increase the compensation, benefits, or severance of any Person who is a director, employee, or officer of the Company Group, or (C) conduct any reduction in force or group layoff requiring notice or, in the absence of such notice, liability under the Worker Adjustment Retraining Notification Act of 1988 or similar state Laws (provided, however, that nothing in this Section 7.1(b)(viii) shall prevent the Company or any member of the Company Group from making reasonable reductions to the compensation and benefits and furloughs in response to, relating to, or to take into account any outbreak or ongoing effects of COVID-19);

(ix) except as required by changes in GAAP or applicable Law, change any member of the Company Group’s methods of accounting in any manner that would have a material adverse impact on the Company Group;

(x) make, change or revoke any material Tax election; file any material amendment to any income Tax Return; change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; or surrender any right to claim a material Tax refund;

(xi)  purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(xii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xiii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the consummation of the transactions contemplated by this Agreement; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(c) During the Interim Period, except (w) with the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 7.1(c) of the Velocity Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents, or (z) as required by applicable Law or any Contract, Velocity shall not, and shall not permit any Subsidiary to:

(i) form any Subsidiary;

(ii) issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Velocity (other than, in the case of redemptions, in accordance with the Velocity Governing Documents);

(iii) effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Velocity or any Subsidiary;

(iv) make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

(v) incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) other than Velocity Warrants to be issued to the Sponsor as satisfaction for any loans made by the Sponsor to provide working capital to Velocity;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii) amend the Velocity Governing Documents;

(viii) grant any material Encumbrances on any property or assets (whether tangible or intangible) of Velocity;

(ix) (A) adopt, enter into, terminate or amend any employee benefit plan, policy, program, agreement or arrangement, other than as required by applicable Law, except to the extent necessary to provide compensation or employee benefits to employees of the Surviving Company following the Closing, or (B) increase the compensation of any Person who is a director or officer of Velocity;

(x) except as required by changes in GAAP or applicable law, change any of its methods of accounting in any manner;

(xi) make, change or revoke any material Tax election; file any material amendment to any income Tax Return; change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; or surrender any right to claim a material Tax refund;

(xii)  purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(xiii) enter into any joint venture with a third party;

(xiv) except as is reasonably necessary to consummate the transactions contemplated hereby, enter into, renew, modify or revise any Contract;

(xv) enter into, renew, modify or revise any Contract with any Related Person of Velocity or with any former or present director or officer of Velocity or with any Affiliates of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xvi) waive, release, assign, settle or compromise any Action pending or threatened against Velocity or any of their respective directors or officers that would materially and adversely affect Velocity after the Closing Date;

(xvii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the transactions contemplated by this Agreement; or

(xviii) authorize, or commit or agree to take, any of the foregoing actions.

(d) Non-Transfer of Certain Velocity Intellectual Property.

(i) The Company acknowledges that Velocity is in possession of certain confidential and proprietary information of third parties received in connection with Velocity’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including Velocity’s, Merger Subs’ and their respective Representatives’ internal notes and analysis concerning such information (collectively, “IP Evaluation Material”), and that the IP Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. The Company acknowledges and agrees it has no right or expectancy in or to the IP Evaluation Material and the such IP Evaluation Material shall, without any further action of the Company or Velocity vest in the Sponsor at the Effective Time.

(ii) The Company shall have no right or expectancy in or to the name “Velocity Acquisition Corp.” or any derivation thereof, the trading symbols “VELO,” or “VELOW,” Velocity’s internet domain name, or the Intellectual Property rights therein and all such property shall, without any further action of the Company or Velocity, vest in the Sponsor at the Effective Time.

Section 7.2. Access to Information. During the Interim Period, the Company and Blocker shall use reasonable best efforts to cause the members of the Company Group to, afford to the other Parties and their respective Representatives reasonable access, upon reasonable advance notice, during normal business hours to all properties, books, and records of the Company Group and Blocker and, during such period, shall furnish to the other Parties any information concerning the Company Group and Blocker as the other Parties may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s or Blocker’s, as applicable, personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Company Group or Blocker, as applicable, (b) neither the Company nor any member of the Company Group nor Blocker is under any obligation to disclose to the other Parties or their respective Representatives any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law or would result in the waiver of any attorney-client, work product or other applicable privilege and (c) neither Velocity nor its Representatives shall conduct any invasive or subsurface environmental sampling or analysis with respect to any real property owned, used or occupied by any member of the Company Group or Blocker, including of the nature commonly referred to as a “Phase II Environmental Assessment”; provided, further, that the Company or Blocker may designate certain portions of such information as being provided on an outside-counsel basis only. All information concerning the Company provided to Velocity or any of its Representatives pursuant to this Section 7.2 shall be considered (“Evaluation Material”) (as defined in the Confidentiality Agreement and subject to the second paragraph of Section 1 therein) and shall be subject to the terms and conditions of the Confidentiality Agreement and Section 7.3(a).

Section 7.3. Confidentiality.

(a) Velocity acknowledges that the information concerning the Company being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby, including any information provided under Section 7.2, is being provided as “Evaluation Material” (as defined in the Confidentiality Agreement) subject to the terms of a confidentiality agreement dated as of April 12, 2021, between Velocity and the Company (the “Confidentiality Agreement”). Velocity acknowledges that it is, and shall remain (unless the Closing occurs), subject to the terms of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate, except with respect to the provisions regarding disclosure and use of confidential information not related to the Company Group or the Business, which shall continue in accordance with the terms of the Confidentiality Agreement.

Section 7.4. Efforts to Consummate; Consents and Filings.

(a) Subject to the terms and conditions of this Agreement, each of the Parties and their respective Affiliates shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (“Governmental Antitrust Authority”) all Approvals as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly (and, with respect to the HSR Act, in no event later than ten (10) Business Days after the date hereof) make all necessary filings (and, if required under applicable Law, drafts thereof), and thereafter make any other required submissions, with respect to the transactions contemplated by this Agreement required under the HSR Act or any other applicable Antitrust Law.

(b) Without limiting the generality of the Parties’ undertaking pursuant to Section 7.4(a), each Party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Authority or any other Party so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement no later than the Outside Date. Each Party shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the Parties decide that litigation is in their best interests, each Party shall cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of such transactions. Notwithstanding the foregoing, no Party or any of its Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any Party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any Party, or (ii) to litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the transaction.

(c) Each of the Parties shall promptly notify the other Parties of any substantive communication it or any of its Affiliates receives from any Governmental Antitrust Authority and of any substantive communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Agreement, and consult each other Party prior to any substantive communication with any Governmental Antitrust Authority to permit the other Parties to review in advance any proposed communication by such Party to any Governmental Antitrust Authority. No Party shall agree to participate in any substantive meeting with any Governmental Antitrust Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Antitrust Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents and filings pursuant to the HSR Act) or communications between them or any of their Representatives, on the one hand, and any Governmental Antitrust Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) Velocity, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of all filing fees payable to any Governmental Authority in connection with a filing made pursuant to the HSR Act or other applicable Antitrust Laws.

(e) During the Interim Period, except with the prior written consent of the Company or Velocity, as applicable, neither Velocity nor its Affiliates or the Company or its Affiliates shall do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or Approvals required under the HSR Act or other applicable Antitrust Laws.

Section 7.5. Expenses; Transfer Taxes.

(a) All costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid, (i) in the case of the Company, by the Company and (ii) in the case of Velocity, by Velocity; provided, however, that, in the event that the Closing is consummated, at the Closing, Velocity shall pay all Transaction Costs, other than Previously Paid Seller Transaction Costs or Previously Paid Velocity Transaction Costs.

(b) All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) incurred by the Company (or any of its Subsidiaries), Blocker or Velocity in connection with this Agreement, the Related Documents, and the transactions contemplated hereby and thereby (“Transfer Taxes”) shall be borne by Velocity. Velocity shall file, or cause to be filed, all Tax Returns required to be filed in connection with any such Transfer Taxes. Each Party shall use reasonable best efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 7.6. Tax Matters.

(a) Tax Returns. Velocity shall control the preparation and filing of all Tax Returns with respect to Pass-Through Income Taxes of each member of the Company Group that are due after the Closing Date. Any such Tax Return that relates to a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice (unless otherwise required by a change in applicable Law or otherwise contemplated by this Agreement). Velocity shall submit any such Tax Return for a Pre-Closing Tax Period to the Seller Representative at least thirty (30) days prior to the due date (including extensions) of such Tax Return for the Seller Representative’s review and comment, and shall include any reasonable comments provided by the Seller Representative in the Tax Return filed. Velocity and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Intended Tax Treatment for U.S. federal, state and other relevant income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Cooperation. Notwithstanding anything herein to the contrary, the Parties shall provide to the other Parties and their Representatives such cooperation, documentation and information as either of them may reasonably request in connection with (a) filing any Tax Return, amending any Tax Return or filing any claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes or (c) preparing for, assisting with, or conducting any Tax proceeding. Such cooperation and information shall include, to the extent reasonable, providing copies of relevant portions of Tax Returns, together with relevant portions of relevant accompanying schedules, relevant documents relating to rulings or other determinations by Tax Authorities, and relevant records concerning the ownership and Tax basis of property and other relevant information, which any such Party may possess. Each Party agrees, upon request, to use reasonable best efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including related to the transactions contemplated hereunder). The Parties shall cooperate with each other and their respective counsel to document and provide factual support the Intended Tax Treatment, including by reasonably cooperating to provide factual support letters.

(c) Transaction Tax Deductions. Notwithstanding anything in the Amended LLC Agreement to the contrary, for purposes of preparing any Tax Return of or with respect to the Company or the Surviving Company (or any of their respective Subsidiaries) all Transaction Tax Deductions shall be allocated solely to the Company and Blocker to a Pre-Closing Tax Period to the extent permitted by applicable Law at a “more likely than not” or higher standard of confidence.

(d) Intended Tax Treatment. The Parties agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that (i) the Surviving Company be treated as a continuation of the Company under Section 708(a) of the Code and that the amendment and restatement of the Company LLC Agreement be treated as nontaxable under Revenue Ruling 84-52, 1984-1 C.B. 157, (ii) the Blocker Merger and the Company Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, (iii) this Agreement constitute and hereby is adopted as a “plan of reorganization” within the meaning of Section 368 of the Code with respect to the reorganization described in clause (ii), and (iv) any issuance of Earn Out Shares shall be treated, except with respect to any amounts treated as imputed interest under Section 483 of the Code, as to the Blocker Owners, as an adjustment to the Blocker Merger Consideration that results in no recognition of gain or loss pursuant to the reorganization described in clause (ii) (collectively, the “Intended Tax Treatment”), and (v) none of Velocity, the Company Group, the Blocker, the Company Unitholders or the Blocker Owners shall take any action, or fail to take any action, that would reasonably be expected to cause the Blocker Merger and the Company Merger, taken together, to fail to qualify for the Intended Tax Treatment.

 (e) Certain Election. The Company, Seller Representative and Velocity shall, to the fullest extent permitted under applicable Law, cause the Company and member of the Company Group that is a partnership for U.S. federal income tax purposes to elect the application of Section 6226 of the Code (and any applicable provisions of state or local law) with respect to any “imputed underpayment” of the Company or member of the Company Group for any Pre-Closing Tax Period or Straddle Period. The Company will make, or cause to be made, an election under Section 754 of the Code that will be effective as of the Company’s taxable year ending December 31, 2020.

Section 7.7. Publicity. The Company and Velocity shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement as promptly as practicable after the execution and delivery hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the Related Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Velocity, or Velocity, in the case of a public announcement by Blocker or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or the rules of any securities exchange on which the securities of such Party or any of such Party’s Affiliates are listed, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) in the case of Velocity and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities or continuous disclosure documents and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company, (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.7, and (v) announcements and communications to Governmental Authorities in connection with filings or Permits relating to the transactions contemplated hereby required to be made under this Agreement.

Section 7.8. Directors’ and Officers’ Indemnification and Insurance.

(a) The Parties acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, managers, employees and agents of any member of the Company Group or any Velocity Party and each Person who served at the request of the Company or Velocity, as applicable, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the certificate of formation or operating agreement, certificate of incorporation, articles of organization, or bylaws (or other comparable governing documents) of any member of the Company Group or any Velocity Party , as applicable in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the Closing and shall continue in full force and effect and that any member of the Company Group or Velocity will perform and discharge such member of the Company Group’s or any Velocity Party’s respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. Each of the Company and Velocity shall cause their respective Governing Documents to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company LLC Agreement, as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, Velocity shall assume, guarantee and stand surety for, and shall cause the members of the Company Group and any Velocity Party to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.8.

(b) From and following the Closing Date, each of the Company Group and Velocity, shall, and shall cause the members of any Velocity Party and the Company Group to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any member of any Velocity Party or of the Company Group, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any member of any Velocity Party or of the Company Group, before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of any member of any Velocity Party or the Company Group). In the event of any such Action, Velocity and the members of the Company Group, as applicable, shall reasonably cooperate with the D&O Indemnified Person in the defense of any Action; provided that none of Velocity and the members of the Company Group shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by one (1) or more current direct or indirect equityholders of the Company or its respective Affiliates (each, a “Separate Indemnitor”) (directly or through insurance obtained by any such entity). The Company hereby agrees and acknowledges that (i) Velocity is the indemnitor of first resort with respect to the D&O Indemnified Persons from the Company Group, and that the Company is the indemnitor of first resort with respect to the D&O Indemnified Persons from Velocity, (ii) each of Velocity and the Company shall be required to advance the full amount of expenses incurred by the D&O Indemnified Persons from the opposite Party, as required by Law, the terms of each indemnifying Party’s organizational documents, any applicable agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the D&O Indemnified Persons may have against any Separate Indemnitors and (iii) to the extent permitted by Law, each indemnifying Party irrevocably waives, relinquishes and releases the Separate Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each Party further agrees no advancement or payment by any Separate Indemnitor with respect to any claim for which the D&O Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing, and such Separate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Persons against Velocity or the Company, as applicable.

(c) For a period of six (6) years from the Closing Date, Velocity shall purchase and maintain directors’ and officers’ liability insurance covering (as direct beneficiaries) all D&O Indemnified Persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Company Group (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies; provided, however, that (i) in lieu of the foregoing, Velocity may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a fully paid six (6) year “tail” insurance policy at prevailing market rates (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage and such other terms as are no less favorable in the aggregate than those in the Current Policies, and the cost of the D&O Tail shall be included as a Velocity Transaction Cost, and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8(c) shall be continued in respect of such claim until the final disposition thereof.

(d) If Velocity or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Velocity shall assume all of the obligations of Velocity set forth in this Section 7.8.

(e) The provisions of this Section 7.8 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 7.9. Control of Operations.

(a) Nothing contained in this Agreement shall give Velocity, directly or indirectly, the right to control or direct any of the Company Group’s operations prior to the Closing.

(b) Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions set forth in this Agreement, complete control and supervision over its operations.

Section 7.10. Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article IX in accordance with its terms (the “Interim Period”), the Company shall not, and shall cause their respective Representatives and Blocker not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning an initial public offering, recapitalization or refinancing of any member of the Company Group (other than as contemplated by this Agreement and the Related Documents), any purchase of equity interest in any member of the Company Group or any merger, sale of a material portion the assets of any member of the Company Group, or similar transactions involving any member of the Company Group or its securities (other than (w) transactions involving the sale, purchase, transfer or other conveyance of equity interests between existing equityholders and their Affiliates, (x) assets sold in the ordinary course of business, (y) non-exclusive licenses of the Intellectual Property rights of a third Person or (z) as contemplated by this Agreement or any Related Document) (an “Alternative Transaction”), or (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.10. The Company shall, and shall cause their respective Affiliates and respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If any of the Company, Blocker or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Blocker or the Company shall promptly (and in no event later than twenty-four (24) hours after Blocker or the Company becomes aware of such inquiry or proposal) (1) advise Velocity orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (2) provide Velocity a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.10(b) by any Affiliate or Representative of Blocker or the Company shall be deemed to be a breach of this Section 7.10(b) by Blocker or the Company, respectively.

(b) Velocity shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Velocity shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Velocity, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Velocity shall promptly (and in no event later than twenty-four (24) hours after Velocity becomes aware of such inquiry or proposal) (A) advise the Company orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Company a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.10(b) by any of Velocity’s Affiliates or Representatives shall be deemed to be a breach of this Section 7.10(b) by Velocity.

(c) Within twenty-four (24) hours of the execution of this Agreement, the Company shall require the prompt destruction or return of any confidential information provided to any third party in connection with an Alternative Transaction and shall refrain from waiving or modifying any rights under any confidentiality or standstill agreement relating to an Alternative Transaction.

Section 7.11. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Velocity shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, immediately prior to the Closing, Velocity (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (1) pay as and when due all amounts payable to shareholders of Velocity holding shares of the Class A Common Stock sold in Velocity’s initial public offering who shall have previously validly elected to redeem their Class A Common Stock pursuant to Velocity Governing Documents, (2) pay the IPO Underwriter Fees to the IPO Underwriter, and (3) remit all remaining amounts then available in the Trust Account to the Merger Sub who, at the Closing, shall direct Trustee to deposit such proceeds to an account specified by the Company for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.12. Form S-4; Proxy Statement; SEC Filings.

(a) Velocity and the Company shall use reasonable best efforts to jointly prepare and cause to be filed by Velocity with the SEC, as promptly as reasonably practicable following the availability of the audited and unaudited financial statements of the Company (including the financial statements of businesses acquired by the Company and the PCAOB Financial Statements) required to be included therein, a Registration Statement on Form S-4 (the “Form S-4”), containing a preliminary proxy statement/prospectus relating to the Velocity Shareholder Approvals and the Velocity Shareholders Meeting (as amended or supplemented, the “Proxy Statement”), and Velocity shall use its reasonable best efforts to cause the Form S-4 to be declared effective and a definitive Proxy Statement to be mailed to the shareholders of Velocity as promptly as reasonably practicable after such effectiveness (but in no event later than two (2) Business Days) following (i) in the event the SEC does not review the Form S-4 and the Proxy Statement, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (ii) in the event the SEC does review the Form S-4 and the Proxy Statement, receipt of oral or written notice that the Form S-4 has been declared effective by the SEC. The Form S-4 and the Proxy Statement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Company and Velocity shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution, as applicable, of the Form S-4 and the Proxy Statement, and the Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Velocity shall promptly notify the upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and the Proxy Statement and shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Velocity shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 and the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Velocity (A) shall provide the Company an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) shall include in such document or response all comments reasonably proposed by the Company and (C) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Velocity shall advise the Company, promptly after receipt of notice thereof, of the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, if the SEC does not review the Form S-4 and the Proxy Statement, or the receipt of any oral or written notification of the completion of review of the Form S-4 and the Proxy Statement by the SEC, or the suspension of the qualification of the Blocker Merger Consideration, the Company Unitholder Merger Consideration and the Earn Out Shares for offering or sale in any jurisdiction, and Velocity shall use its reasonable best efforts to have any such suspension lifted, reversed or otherwise terminated. Velocity shall use reasonable best efforts to take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the transactions contemplated hereby. In connection with the Form S-4 and the Proxy Statement, Velocity will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in Velocity Governing Documents and the rules and regulations of the SEC and NASDAQ.

(b) The Company agrees to promptly provide Velocity with all information concerning each member of the Company Group and the management, operations and financial condition of each member of the Company Group, in each case, reasonably requested by Velocity for inclusion in the Form S-4 and the Proxy Statement.

(c) If prior to the Closing, any event occurs with respect to Velocity, or any change occurs with respect to other information supplied by Velocity for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, Velocity shall promptly notify the Company of such event, and Velocity shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, and disseminate the information contained in such amendment or supplement to Velocity’s shareholders and the Company’s unitholders. Nothing in this Section 7.12(c) shall limit the obligations of any Party under Section 7.12(a).

(d) If prior to the Closing, any event occurs with respect to any member of the Company Group, or any change occurs with respect to other information supplied by the Company for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Forms S-4 and the Proxy Statement, the Company shall promptly notify Velocity of such event, and Velocity shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, and disseminate the information contained in such amendment or supplement to Velocity’s shareholders and the Company’s unitholders. Nothing in this Section 7.12(d) shall limit the obligations of any Party under Section 7.12(a).

(e) Velocity shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Velocity Shareholders Meeting for the sole purpose of seeking the Velocity Shareholder Approvals. Velocity shall use its reasonable best efforts to (i) cause the definitive Proxy Statement to be mailed to Velocity’s shareholders and to hold the Velocity Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective and (ii) solicit the Velocity Shareholder Approvals (including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Velocity Shareholder Approvals). Velocity shall, through the Velocity Board, recommend to its shareholders that they give the Velocity Shareholder Approvals (the “Velocity Board Recommendation”) and shall include such recommendation in the Proxy Statement; provided that, in the event that the Velocity Board determines a Material Adverse Effect has occurred with respect to the Company, the Velocity Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent required, upon the advice of counsel, in order to comply with its fiduciary duties (a “Change in Recommendation”). Velocity shall promptly notify the Company in writing of any determination to make such Change in Recommendation in a manner adverse to the Company. Notwithstanding the foregoing provisions of this Section 7.12(e), (A) the Velocity Shareholders Meeting shall in any event be held not more than thirty (30) days after the date on which the Proxy Statement is mailed to Velocity’s shareholders and (B) Velocity shall, with the consent of the Company, have the right to (and in the case of the following clauses (2) and (3), at the request of the Company, Velocity shall) make one (1) or more successive postponements or adjournments of the Velocity Shareholders Meeting (1) to ensure that any supplement or amendment to the Proxy Statement that the Velocity Board has determined in good faith is required by applicable Law is disclosed to Velocity’s shareholders and for such supplement or amendment to be promptly disseminated to the Velocity’s shareholders prior to the Velocity Shareholders Meeting, (2) if on a date for which the Velocity Shareholders Meeting is scheduled, Velocity has not received proxies representing a sufficient number of shares of Velocity Common Stock to obtain the Velocity Shareholder Approvals, whether or not a quorum is present, (3) if, as of the time for which the Velocity Shareholders Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Velocity Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Velocity Shareholders Meeting or (4) if, as of the deadline for electing redemption by holders of Class A Common Stock in accordance with the Velocity Governing Documents, the number of shares being redeemed would cause the condition to Closing set forth in Section 8.3(c) to not be satisfied; provided that (excluding any adjournments or postponements required by applicable Law) the Velocity Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in the foregoing clauses have been resolved, and in no event shall the Velocity Shareholder Meeting be reconvened on a date that is later than five (5) Business Days prior to the Outside Date.

(f) Velocity shall use its reasonable best efforts to cause Sponsor, as a shareholder of Velocity, to vote in favor of the Velocity Shareholder Approvals.

Section 7.13. Listing of Velocity Common Stock. During the Interim Period, Velocity shall use its reasonable best efforts to remain listed as a public company on the NASDAQ and will take all steps necessary to ensure the Class A Common Stock and Velocity Warrants remains listed on the NASDAQ following the Closing. During the Interim Period, Velocity will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws. During the Interim Period, if Velocity receives any written or, to the Knowledge of Velocity, oral notice from NASDAQ that Velocity has failed, or would reasonably be expected to fail, to meet the listing requirements of the NASDAQ as of the Closing or within six (6) months thereafter for any reason, then Velocity shall give prompt written notice of such NASDAQ notice to the Company, including a copy of any written notice received from NASDAQ or a summary of any oral notice received from NASDAQ.

Section 7.14. Section 16 of the Exchange Act. Prior to the Closing, the Velocity Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Velocity Common Stock by Velocity, in each case, pursuant to this Agreement and the Related Documents to any officer, director or shareholder (by reason of “director by deputization”) of the Company who is expected to become a “covered person” of Velocity for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 7.15. Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 7.16. Affiliate Agreements. Other than the Related Documents and Contracts set forth on Section 7.16 of the Company Disclosure Schedules or the Velocity Disclosure Schedules or entered into in compliance with Section 7.1(b) prior to the Closing, at the Closing, (i) the Company shall cause all agreements between any Company Unitholder and any member of the Company Group to be terminated without any further liability and (ii) Velocity shall cause all agreements between the Sponsor or any of its Affiliates, on the one hand, and Velocity or any of its Subsidiaries, on the other hand, to be terminated without any further liability.

Section 7.17. No Claim Against Trust Amount. Notwithstanding anything else in this Agreement, the Company acknowledges that they have read the Prospectus and understand that Velocity has established the Trust Account for the benefit of Velocity’s public shareholders and that Velocity may disburse monies from the Trust Account only (a) to Velocity’s public shareholders in the event they elect to have their shares redeemed in accordance with Velocity Governing Documents and/or the liquidation of Velocity, (b) to Velocity after, or concurrently with, the consummation of a Business Combination, (c) to Velocity in limited amounts for its Tax obligations incurred in the ordinary course of business, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of Velocity and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Velocity in connection with Velocity’s initial public offering or its operations and efforts to effect a Business Combination. All liabilities and obligations of Velocity due and owing or incurred at or prior to the Closing shall be paid either from the Trust Account or cash held by Velocity outside the Trust Account as and when due, including all amounts payable (i) to Velocity’s public shareholders in the event they elect to have their shares redeemed in accordance with Velocity Governing Documents and/or the liquidation of Velocity, (ii) to Velocity after, or concurrently with, the consummation of a Business Combination, and (iii) to Velocity in limited amounts for its Tax obligations incurred in the ordinary course of business. The Company further acknowledges that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by the time period required in the Velocity Governing Documents, Velocity will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Velocity shall cause the Trust Account to be disbursed to Velocity and as otherwise contemplated by this Agreement. Accordingly, the Company and Blocker, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Velocity for any reason whatsoever, including to a breach of this Agreement by Velocity or any negotiations, agreements or understandings with Velocity (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

Section 7.18. Equity Financing. During the Interim Period, with the Company’s prior written consent, Velocity may execute subscription agreements with equity investors. If Velocity desires to seek additional financing from potential equity investors pursuant to subscription agreements, the Company and Blocker agree, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of such financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Velocity, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (ii) assisting with the preparation of customary materials for actual and potential equity investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information), (iii) providing the Financial Statements and such other financial information regarding the Company that is readily available or within the Company’s or Blocker’s possession and as is reasonably requested in connection with arrangement of such financing, (iv) executing and delivering reasonable and customary certificates and other documentation required by any such equity investor and the subscription agreement, provided, that no such certificates, letters or other documentation shall be effective prior to the consummation of the consummation of the transaction contemplated by the subscription agreement, and (v) otherwise reasonably cooperating in Velocity’s efforts to obtain such financing.

Article VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Closing are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable Law) prior to the Closing of the following conditions:

(a) Regulatory Approvals. The required waiting period (including any extension thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b) No Injunctions or Restraints. No applicable Law preventing the consummation of the transactions contemplated hereby shall be in effect.

(c) Velocity Required Shareholder Approvals. The Velocity Required Shareholder Approvals shall have been obtained.

(d) SEC Approval. The Form S-4 has been declared effective by the SEC and no stop order shall be in effect with respect to the Form S-4.

Section 8.2. Conditions to Obligations of Velocity. The obligations of Velocity to consummate the Closing are subject to the satisfaction (or written waiver by Velocity, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.1(a), Section 4.2(b) and Section 4.19 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(c), Section 4.2(d), Section 4.2(e) (except for errors which are de minimis in aggregate), Section 4.3 and Section 4.21 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct in all material respects on the date so specified), and (iii) the other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b) Representations and Warranties of Blocker. (i) The representations and warranties of Blocker set forth in Section 5.1(a), Section 5.2(a), Section 5.2(d), Section 5.2(g), Section 5.3 and Section 5.4 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of Blocker set forth in Section 5.2(c), Section 5.2(e) (except for errors which are de minimis in aggregate) and Section 5.8 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct in all material respects on the date so specified), and (iii) the other representations and warranties of Blocker set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(c) Performance of Obligations of the Company and Blocker. The Company and Blocker shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company or Blocker prior to the Closing.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Related Documents. On the Closing Date, the Company, Blocker, the Seller Representative and/or Escrow Agent shall have delivered a duly executed counterparty to each Related Document to which such Person is a party pursuant to Section 3.2(c)(i).

Section 8.3. Conditions to the Obligations of the Company and Blocker. The obligations of the Company and Blocker to consummate the Closing are subject to the satisfaction (or written waiver by the Company, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Velocity Parties. (i) The representations and warranties of the Velocity Parties set forth in Section 6.1(a), Section 6.2(c), Section 6.2(f), Section 6.2(g) and Section 6.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of the Velocity Parties set forth in Section 6.2(a), Section 6.2(b) (except for errors which are de minimis in aggregate), Section 6.2(d), Section 6.2(e), Section 6.10 and Section 6.21 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct in all material respects on the date so specified) and (iii) the other representations and warranties of Velocity set forth in Article VI shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect on Velocity” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Velocity.

(b) Performance of Obligations of Velocity. Velocity shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Velocity prior to the Closing.

(c) Minimum Available Cash Condition. At the Closing, the Cash Proceeds shall equal no less than $150,000,000.

(d) Listing of Stock Consideration. The PubCo Class A Common Stock shall have been approved for listing on the NASDAQ and such approval shall not be subject to any conditions or any plan of compliance to which Velocity would be subject after the Closing.

(e) Trust Account. (i) Velocity shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to Velocity to be released to Velocity at the Closing; (ii) all of such funds in the Trust Account available to Velocity shall be released to Velocity for the payments contemplated by Section 3.2(e), Section 3.2(f) and Section 3.2(g); and (iii) there shall be no Action pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on Velocity’s ability to perform its obligations hereunder.

(f) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g) Net Tangible Assets. Velocity shall have at least $5,000,0001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

(h) Related Documents. On the Closing Date, Velocity and/or Sponsor shall have delivered a duly executed counterparty to each Related Document to which Velocity and/or Sponsor is a party pursuant to Section 3.2(d)(iv).

Article IX

TERMINATION

Section 9.1. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of the Company and Velocity;

(ii) by either the Company or Velocity, if the Closing does not occur prior to 5:00 p.m., New York City time, on January 20, 2022 (the “Outside Date”); provided that no Party shall be permitted to terminate this Agreement under this Section 9.1(a)(ii) if such terminating Party’s failure to comply with its obligations under this Agreement in any material respect which has resulted in the failure to satisfy a condition set forth in Article VIII;

(iii) by Velocity, upon written notice to the Company, if any of the Company or Blocker breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2, (B) cannot be or has not been cured within thirty (30) days following delivery by Velocity of written notice to the Company (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by Velocity; provided that Velocity shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iii) if, at the time of such termination, Velocity is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1 or Section 8.3, as applicable, would not have been satisfied;

(iv) by the Company, upon written notice to Velocity, if Velocity breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3, (B) cannot be or has not been cured within thirty (30) days following delivery by the Company of written notice to Velocity (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by the Company; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if, at the time of such termination, Blocker or the Company is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1 or Section 8.2 as applicable, would not have been satisfied;

(v) by either Velocity or the Company if there shall be in effect a final non-appealable Law preventing the consummation of the transactions contemplated hereby;

(vi) by Company or Velocity, if Velocity Required Shareholder Approvals are not granted at the Velocity Shareholders Meeting (including after all required adjournments thereof); or

(vii) by the Company by written notice to Velocity if a Change in Recommendation has occurred or Velocity fails to include the Velocity Board Recommendation in the Proxy Statement distributed to Velocity Shareholders.

(b) This Agreement may be terminated only under Section 9.1(a). In order to terminate this Agreement under Section 9.1(a), other than under Section 9.1(a)(i), the Party desiring to terminate this Agreement shall give notice to Velocity (if the terminating Party is the Company) or the Company (if the terminating Party is Velocity) under Section 10.3, specifying the provision hereof under which such termination is effected.

Section 9.2. Effect of Termination. If this Agreement is terminated as described in Section 9.1 this Agreement shall become null and void and of no further force and effect, without any continuing liability or obligation hereunder of any Party, except that (a) this Section 9.2 and Section 7.3(a), Section 7.5(a), Section 7.7, Section 7.17 and Article X (and any corresponding definitions set forth in Annex I) shall survive such termination in full force and effect and (b) nothing in this Section 9.2 shall be deemed to release any Party from any liability for any Intentional Breach or Fraud by such Party prior to such termination.

Article X

GENERAL PROVISIONS

Section 10.1. Seller Representative.

(a) Appointment. By adoption of this Agreement, execution of a Blocker Letter of Transmittal or a Company Unitholder Letter of Transmittal, and the acceptance of any portion of the Merger Consideration, each Blocker Owner and Company Unitholder hereby irrevocably constitutes and appoints the Seller Representative as his, her or its, agent and representative to, in addition to the other rights and authority granted to the Seller Representative elsewhere in this Agreement, execute any and all instruments or other documents on behalf of such Blocker Owner and Company Unitholder, and to do any and all other acts or things on behalf of such Blocker Owner and Company Unitholder, which the Seller Representative may deem necessary, advisable, convenient or appropriate, or which may be required pursuant to this Agreement, the Related Documents or otherwise, in connection with the facilitation of the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including the exercise of the power to: (i) execute the Related Documents, instruments or certificates on behalf of each Blocker Owner and Company Unitholder; (ii) act for each Blocker Owner and Company Unitholder with respect to any adjustment to the Merger Consideration and the Related Documents; (iii) give and receive notices and communications to or from the Velocity Parties relating to this Agreement, the Related Documents or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Related Document expressly contemplates that any such notice or communication shall be given or received by such Blocker Owner or Company Unitholder individually); (iv) administration of the provisions of this Agreement; (v) give or agree to, on behalf of all or any of the Blocker Owner and Company Unitholders, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement, any Related Document or any of the instruments to be delivered to the Velocity hereunder or thereunder; (vii) (A) dispute or refrain from disputing, on behalf of each Blocker Owner and Company Unitholder, any amounts to be received by such Blocker Owner and Company Unitholder under this Agreement or any claim made by the Velocity Parties under this Agreement, (B) negotiate and compromise, on behalf of each such Blocker Owner and Company Unitholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of each such Blocker Owner and Company Unitholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engage attorneys, accountants, agents or consultants on behalf of the Blocker Owners and Company Unitholders in connection with this Agreement or any Related Document and pay any fees related thereto, and (ix) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Seller Representative shall have authority and power to act on behalf of each Blocker Owner and Company Unitholder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Related Documents and all rights or obligations arising under this Agreement or thereunder. The Blocker Owners and the Company Unitholders shall be bound by all actions taken and documents executed by the Seller Representative in connection with this Agreement and the Related Documents, and the Velocity Parties shall be entitled to rely on any action or decision of the Seller Representative. Notices or communications to or from the Seller Representative shall constitute notice to or from each Blocker Owner or any Company Unitholder.

(b) Authorization. Notwithstanding Section 10.1(a), in the event that the Seller Representative is of the opinion that it requires further authorization or advice from the Blocker Owners and Company Unitholders on any matters concerning this Agreement, the Seller Representative shall be entitled to seek such further authorization from the Blocker Owners and Company Unitholders prior to acting on their behalf. In such event, each Blocker Owner and Company Unitholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Blocker Owner, and Company Unitholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Blocker Owners and Company Unitholders and shall constitute the authorization of the Blocker Owners and Company Unitholders. The appointment of the Seller Representative is coupled with an interest and shall be irrevocable by any Blocker Owner or Company Unitholder in any manner or for any reason. This authority granted to the Seller Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. BVP BBQ General Partner, LLC hereby accepts its appointment as the initial Seller Representative. Any decision, act, consent or instruction taken by the Seller Representative, on behalf of the Blocker Owners and Company Unitholders, pursuant to this Section 10.1(b) (each, an “Authorized Action”) shall be final, binding and conclusive on each Blocker Owner and Company Unitholder as fully as if such Person had taken such Authorized Action. The Velocity Parties agree that the Seller Representative, as the Seller Representative, shall have no liability to any Velocity Party for any Authorized Action.

(c) Resignation; Vacancies. The Seller Representative may resign from its position as Seller Representative at any time by written notice delivered to the Velocity and the Blocker Owners and Company Unitholders. If there is a vacancy at any time in the position of the Seller Representative for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 10.1(b).

(d) No Liability. All acts on behalf of the Seller Representative hereunder in its capacity as such shall be deemed to be acts of the Blocker Owners and Company Unitholders and not of the Seller Representative individually. Without limiting Section 10.5, the Seller Representative shall not be liable to Velocity or any Blocker Owner, Company Unitholder or other Person who may be associated with such Blocker Owner or Company Unitholder in its capacity as the Seller Representative for any reason, including for anything which it may do or refrain from doing in connection with this Agreement or any Related Document; provided, subject to Section 10.1(e), the foregoing will not prevent liability to the Velocity for the Seller Representative’s Intentional Breach of this Agreement. The Seller Representative shall not be liable to the Blocker Owners and Company Unitholders, in its capacity as the Seller Representative, for any liability of any Blocker Owner and Company Unitholder or otherwise, or for any error of judgment or for any mistake in fact or Law, except in the case of the Seller Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any Related Document or its duties or rights hereunder or thereunder, and it shall be fully protected with respect to any action taken, omitted or suffered by it in accordance with the advice of such counsel. The Seller Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Blocker Owner or Company Unitholder, except in respect of amounts received on behalf of any Blocker Owner and Company Unitholder. The Velocity Parties shall be entitled to rely conclusively on any decision, action (or inaction), consent or instruction of the Seller Representative as being the decision, action, consent or instruction of the Blocker Owners and Company Unitholders, and the Velocity and the Merger Subs shall be entitled to deal solely with the Seller Representative (and shall not be required to deal with any individual Blocker Owner or Company Unitholder, in its capacity as such) with respect to all matters in connection with this Agreement. The Velocity Parties are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction of the Seller Representative.

(e) Indemnification; Expenses. Each Blocker Owner and Company Unitholder shall severally (based on each such Blocker Owner’s or Company Unitholder’s Pro Rata Percentage), and not jointly, indemnify and hold harmless the Seller Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. The Seller Representative may use the Seller Representative Expense Amount to pay any fees, costs, expenses or other obligations incurred by the Seller Representative acting in its capacity as such. Any expenses or taxable income incurred by the Seller Representative in connection with the performance of its duties under this Agreement or any Related Document shall not be the personal obligation of the Seller Representative but shall be payable by and attributable to the Blocker Owners and Company Unitholders based on each such Blocker Owner’s and Company Unitholder’s Pro Rata Percentage. From and after the Closing, if the Seller Representative determines that the amounts in the Seller Representative Expense Account are insufficient to satisfy current or future (whether realized or potential) costs and expenses of the Seller Representative, it shall be entitled to withhold on a pro rata basis from amounts otherwise due to the Blocker Owners and the Company Unitholders under this Agreement or under any Related Document amounts as it deems necessary to provide for such administrative costs; provided that such amounts shall be deemed to be included in the Seller Representative Expense Account. The Seller Representative may also from time to time submit invoices to the Blocker Owners and Company Unitholders covering such expenses and liabilities, which shall be paid by the Blocker Owners and Company Unitholders promptly following the receipt thereof based on their respective Blocker Owner’s or Company Unitholder’s Pro Rata Percentages. Upon the request of any Blocker Owner or Company Unitholder, the Seller Representative shall provide such Blocker Owner and Company Unitholder with an accounting of all material expenses and liabilities paid by the Seller Representative in its capacity as such.

(f) Disputes. The Parties acknowledge that the independent members of the Velocity Board shall have sole and exclusive authority to act on behalf of Velocity with respect to any dispute initiated by the Seller Representative, on behalf of the Blocker Owners and the Company Unitholders on the one hand against Velocity.

Section 10.2. Survival. The representations and warranties and the covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, any Related Document or in any document delivered in connection herewith or therewith shall terminate and be of no further force and effect, and no Party shall have any claim, cause of action, liability or obligation with respect thereto, from and after the Closing; provided that, for the avoidance of doubt, all covenants or agreements of the Parties that by their terms require performance after the Closing shall survive the Closing in accordance with their terms.

Section 10.3. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

(a) if to the Velocity Parties to:

Velocity Acquisition Corp.
109 Old Branchville Road
Ridgefield, CT 06877
Email:	dj@andvest.co
Attention:	Doug Jacob

with copies (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193
Email:	Bvaiana@winston.com
Josborn@winston.com
Attention:	Brad Vaiana
Jason Osborn

(b) if, prior to the Closing, to the Company or Blocker, to:

BBQ Holding, LLC
8151 Airline Hwy
Baton Rouge, LA 70815
Email:	Slebowitz@brandvelocitypartners.com
russ@bbqguys.com
Attention:	Stephen Lebowitz
Russ Wheeler

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Email:	bwassner@sidley.com
dni@sidley.com
Attention:	Brien Wassner
David Ni

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Email:	jduclos@sidley.com
Attention:	Joshua G. DuClos

Section 10.4. Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.5. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Related Documents and to enforce specifically the terms and provisions of this Agreement and the Related Documents.

Section 10.6. Entire Agreement. This Agreement, the Related Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.

Section 10.7. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the Parties, in whole or in part (including by operation of law in connection with a merger or consolidation or conversion of Velocity), without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion.

Section 10.8. No Third-Party Beneficiaries. Except as set forth in the last sentence of this Section 10.8 and Section 10.2, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 10.13, (b) if the Closing occurs, (i) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 7.8 and (ii) the Company’s Representatives shall be third-party beneficiaries of the last sentence of Section 7.5(a), (c) following the Closing, the independent directors of the Velocity Board shall be third-party beneficiaries of the provisions set forth in Section 7.8 (d) Sidley is a third-party beneficiary of the provisions set forth in Section 10.18 and (e) Winston and the Sponsor are third-party beneficiaries of the provisions set forth in Section 10.19.

Section 10.9. Amendment. This Agreement may be amended by the Parties at any time before the Closing, by an instrument in writing signed on behalf of each Party, and any purported amendment, modification or supplement by any of the Parties in any manner that does not comply with this Section 10.9 shall be void and of no force and effect.

Section 10.10. Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party or Parties against whom such waiver is to be effective. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 10.11. Governing Law; Jurisdiction.

(a) This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13. Recourse. All Actions, obligations or losses (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the Closing to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties. In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement, any Related Document or any documents or instruments delivered in connection with this Agreement or any Related Document shall be had against any Party’s Affiliates or any of such Party’s or such Parties Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Parties and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Related Document, the applicable Parties thereto and each of their respective successors and permitted assigns), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 10.13 shall relieve or otherwise limit the liability of any Party or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments.

Section 10.14. Limitation on Damages. No Party shall be liable for any punitive damages relating to the breach of this Agreement.

Section 10.15. Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party to any Person (including any other Party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of any member of the Company Group to which the relevance of such information and disclosure is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the business of Blocker or any member of the Company Group. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” “Material Adverse Effect on Velocity,” or other similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 10.16. Interpretation. The headings set forth in this Agreement, in any Exhibit or Schedules hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neutral gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The words “made available” and words of similar import refer to materials posted to the Data Room no later than 5:30 p.m. New York City time on second Business Day prior to the date hereof; provided that any such material that is subject to privilege or confidentiality restrictions has not been uploaded to the Data Room, but has been physically provided to Velocity’s counsel prior to the date of this Agreement.

Section 10.17. No Presumption Against Drafting Party. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 10.18. Company and Privilege. Company has advised Velocity that Sidley Austin LLP (“Sidley”) has represented the Company Group and certain Company Unitholders prior to the Closing with respect to the transactions contemplated hereby (the “Sidley Pre-Closing Engagement”), and, recognizing that the Company Group intends to engage Sidley to act as legal counsel to the Company Group and their Affiliates after the Closing, Velocity hereby waives, on its own behalf, and agrees to cause its Affiliates, to waive any conflict of interest that may arise in connection with Sidley representing the Company Group or any of their respective Affiliates after the Closing as it relates to the Sidley Pre-Closing Engagement. The parties understand and specifically agree that Sidley may withdraw from representing the Company Group and continue to represent the Company, even if the interests of the Company Group, and the interests of the Company Group are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though Sidley may have represented the Company Group in a matter substantially related to such dispute or may be handling ongoing matters for the Company Group or any of its Affiliates, and Velocity hereby consents thereto and waives any conflict of interest arising therefrom. In light of the foregoing and subject to the following sentence, the Parties agree that any attorney-client privilege, attorney work-product to the extent recognized as such under applicable Law with respect to the Sidley Pre-Closing Engagement and all information and documents to the extent covered by such privilege or protection under applicable Law and all confidential communications solely between and documents solely exchanged by the Company Group, the Company, or their respective Affiliates and all other right to any evidentiary privilege that attach as a result of Sidley representing the Company Group, on one hand, and Sidley, on the other hand, with respect to the Sidley Pre-Closing Engagement (the “Sidley Privileged Communications”) shall survive the Closing and remain in effect, shall belong to and be controlled by the Company (and not the Company Group) and may be waived only by the Company (and not the Company Group) and shall not pass to or be claimed or used by Velocity or any of its Affiliates after the Closing. In furtherance of the foregoing, each of the Parties agree that, the Company Group shall not, without the Company’s consent, have access to the files of Sidley relating to the Sidley Pre-Closing Engagement to the extent they constitute Sidley Privileged Communications. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Company and its respective Affiliates (and not the Company Group) shall be the sole holders of the Sidley Privileged Communications with respect to the Sidley Pre-Closing Engagement, and no member of the Company Group shall be a holder thereof, (b) to the extent that files of Sidley in respect of the Sidley Pre-Closing Engagement constitute property of the Company or Sidley Privileged Communications, only the Company and their Affiliates (and not the Company Group) shall hold such property rights and (c) Sidley shall have no duty whatsoever to reveal or disclose any such Sidley Privileged Communications to any of the Company Group by reason of any attorney-client relationship between Sidley and the Company Group or otherwise. Sidley shall not disclose any Sidley Privileged Communications to any third parties (other than representatives, accountants and advisors of the Company and their respective Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of the Sidley Privileged Communications).

Section 10.19. Velocity and Privilege. Velocity has advised the Company and Parties that Winston & Strawn LLP (“Winston”) has represented the Velocity Parties prior to the Closing with respect to the transactions contemplated hereby (the “Winston Pre-Closing Engagement”), and, recognizing that the Sponsor intends to engage Winston to act as legal counsel to the Sponsor and its Affiliates after the Closing, the Company and the Company Group hereby waives, on its own behalf, and agrees to cause its respective Affiliates, to waive any conflict of interest that may arise in connection with Winston representing the Sponsor or any of its Affiliates after the Closing as it relates to the Winston Pre-Closing Engagement. The parties understand and specifically agree that Winston may withdraw from representing Velocity and continue to represent the Sponsor and its Affiliates, even if the interests of Velocity, and the interests of the Sponsor and its Affiliates are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though Winston may have represented a Velocity Party in a matter substantially related to such dispute, and each Velocity Party, the Company and the Company Group hereby consent thereto and waive any conflict of interest arising therefrom. In light of the foregoing and subject to the following sentence, the Parties agree that any attorney-client privilege, attorney work-product to the extent recognized as such under applicable Law with respect to the Winston Pre-Closing Engagement and all information and documents to the extent covered by such privilege or protection under applicable Law and all confidential communications solely between and documents exchanged by the Velocity Parties, or their respective Affiliates and all other right to any evidentiary privilege that attach as a result of Winston representing any Velocity Party , on one hand, and Winston, on the other hand, with respect to the Winston Pre-Closing Engagement (the “Winston Privileged Communications”) shall survive the Closing and remain in effect, shall automatically be assigned at Closing, without any further action by any party to (and belong to and be controlled by) the Sponsor (and not any Velocity Party) and may be waived only by the Sponsor (and not by any Velocity Party). In furtherance of the foregoing, each of the Parties agree that, no any Velocity Party shall not, without the Sponsor’s consent, have access to the files of Winston relating to the Winston Pre-Closing Engagement to the extent they constitute Winston Privileged Communications. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Sponsor and its Affiliates (and no any Velocity Party) shall be the sole holders of the Winston Privileged Communications with respect to the Winston Pre-Closing Engagement, and no any Velocity Party shall be a holder thereof, (b) to the extent that files of Winston in respect of the Winston Pre-Closing Engagement constitute property of Winston or Winston Privileged Communications, only the Sponsor and its Affiliates (and any Velocity Party) shall hold such property rights and (c) Winston shall have no duty whatsoever to reveal or disclose any such Winston Privileged Communications to any Velocity Party or the Company or Blocker by reason of any attorney-client relationship between Winston and the Sponsor or otherwise. Winston shall not disclose any Winston Privileged Communications to any third parties (other than representatives, accountants and advisors of the Sponsor and its Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of the Winston Privileged Communications).

Section 10.20. Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

* * * *

IN WITNESS WHEREOF, the Parties have duly executed this Business Combination Agreement as of the date first written above.

VELOCITY ACQUISITION CORP.

By:	/s/ Garret Schreiber
Name:	Garrett Schreiber
Title:	Chief Financial Officer

VBLG MERGER SUB, LLC

By:	/s/ Garret Schreiber
Name:	Garrett Schreiber
Title:	Chief Financial Officer

VBLG BLOCKER MERGER SUB, LLC

By:	/s/ Garret Schreiber
Name:	Garrett Schreiber
Title:	Chief Financial Officer

BBQ HOLDING, LLC

By:	/s/ Russ Alan Wheeler
Name:	Russ Alan Wheeler
Title:	Chief Executive Officer

BVP BBQ BLOCKER, LP

By: BVP BBQ General Partner, LLC
Its: General Partner

By:	/s/ Stephen Lebowitz
Name:	Stephen Lebowitz
Title:	Authorized Person

BVP BBQ GENERAL PARTNER, LLC

By:	/s/ Stephen Lebowitz
Name:	Stephen Lebowitz
Title:	Authorized Person

ANNEX I

DEFINITIONS

6.	Certain Definitions.

As used herein, each of the following bolded and italicized terms has the meaning specified in this Section 1 of this Annex I:

“Action” means any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any Governmental Authority or arbitrator, whether civil or criminal, at law or in equity.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval” means any consent, approval, authorization, waiver or Permit, or expiration or termination of an applicable waiting period.

“Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, phantom interest, restricted stock unit, performance stock unit, other equity or equity-based incentives, severance, vacation, fringe benefit, health, welfare, retirement, pension, supplemental insurance, employment, change-of-control, transaction or retention, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy or commitment, whether or not subject to ERISA, (a) under which any current or former director, officer or employee of any member of the Company Group participates or has any right to benefits from any member of the Company Group and (b) which is maintained, sponsored or contributed to by any member of the Company Group or to which any member of the Company Group has any liability or makes or is required to make contributions with respect to such directors, officers or employees.

“Blocker Equity Interests” means the issued and outstanding limited partnership interests or other equity interest in Blocker immediately prior to the Blocker Effective Time.

“Blocker Merger Consideration” means as to any specific Blocker Owner, (i) a number of shares of PubCo Class A Common Stock, each with a value of $10.00 per share, and in the aggregate with a value equal to such Blocker Owner’s Pro Rata Percentage of the Equity Value, and (ii) a number of shares of Earn Out Securities (if released from the Earn Out Escrow Account in accordance with Section 2.8) in each case as set forth on the Allocation Schedule.

“Blocker Owners” means the persons or entities listed on the Allocation Schedule as holders of Blocker Equity Interests.

“Blocker Owner’s Pro Rata Percentage” is as set forth on the Allocation Schedule.

“Blocker Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Blocker, dated as of August 28, 2020.

“Business” means the businesses and operations of the Company Group as currently conducted.

“Business Combination” means any merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination involving Velocity and one (1) or more businesses or entities (other than the Company, Blocker or any member of the Company Group).

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest with respect to the Company), relating to a Business Combination.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Cash Proceeds” means the amount of cash available in the Trust Account for distribution at the Closing, after giving effect to the redemptions to which each holder of Velocity Common Stock is entitled under the Velocity Governing Documents.

“Class A Unitholder” means each holder (other than Blocker prior to the Velocity Merger and Velocity after the Velocity Merger) of Class A Units.

“Class A Units” means the Class A-1 Units and the Class A-2 Units.

“Class A-1 Unit” means “Class A-1 Unit,” as defined in the Company LLC Agreement.

“Class A-2 Unit” means “Class A-2 Unit,” as defined in the Company LLC Agreement.

“Class B Unit” means “Class B Unit,” as defined in the Company LLC Agreement.

“Class B Unitholder” means each holder (other than Blocker prior to the Velocity Merger and Velocity after the Velocity Merger) of Class B Units.

“Closing Price” means, on any day of determination, the closing price on NASDAQ for a Velocity Common Stock.

“Code” means the Internal Revenue Code of 1986.

“Company Disclosure Schedules” means the disclosure schedules of the Blocker and the Company delivered to Velocity in connection with this Agreement.

“Company Group” means the Company and the Company Subsidiaries.

“Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with conducting the business of the Company Group as currently conducted and as proposed to be conducted.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of August 28, 2020.

“Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of Velocity or (ii) a sale or disposition of all or substantially all of the assets of Velocity and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Velocity (or any successor to Velocity) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity securities of Velocity immediately prior to such transaction (or series of related transactions).

“Company Sale Price” means the actual or implied price per share for one (1) PubCo Class A Common Stock in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, contingent deferred purchase price, earnouts or the like and assuming the maximum of such amounts will be paid (but in the case of the earnout set forth in Section 2.8 or paragraph 7(e) of the Sponsor Agreement, taking into account only the number of shares of PubCo Class A Common Stock subject to such earnouts that would be released from escrow or vest (as applicable) given the Company Sale Price. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted in the NASDAQ system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Seller Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale) and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Seller Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Units” means the Class A-1 Units, the Class A-2 Units and the Class B Units.

“Company Unitholder” means each Class A Unitholder and Class B Unitholder.

“Company Unitholder Merger Consideration” means, as to any specific Company Unitholder, (i) a number of Class A Units, each with a value of $10.00 per unit, and in the aggregate with a value equal to such Company Unitholder’s Pro Rata Percentage of the Equity Value, (ii) Pubco Class B Common Stock the number of which shall equal the number of Company Units to be received by such Company Unitholder pursuant to clause (i) hereof, and (iii) a number of shares of Earn Out Securities (if released from the Earn Out Escrow Account in accordance with Section 2.8), in each case, as set forth on the Allocation Schedule.

“Company Unitholder’s Pro Rata Percentage” is as set forth on the Allocation Schedule.

“Contract” means any written or enforceable oral contract, agreement, franchise, license, sublicense, lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Control” (including, with correlative meanings, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guideline or recommendation by an applicable Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any other industry group in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disclosure Schedules” means each of the Company Disclosure Schedules and Velocity Disclosure Schedules.

“Earn Out Period” means the five (5) year period following the Closing Date.

“Encumbrance” means any lease, option, encroachment, conditional sales agreement, right of pre-emption, lien, encumbrance, security interest, pledge, mortgage, easement, right-of-way, deed of trust, hypothecation or restriction on transfer of title or voting, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws) whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws, the Company LLC Agreement or the Amended LLC Agreement.

“Equity Value” means $687,000,000.

“Escrow Agent” means the escrow agent under the Earn Out Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exhibits” means the exhibits to this Agreement.

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Related Document or in any certificate delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was false or inaccurate at the time such representation or warranty was made, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was false or inaccurate when made, and (c) such Party had the specific intent to deceive another Party and induce such other Party to enter into this Agreement or consummate the transactions, as applicable.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign or any arbitrator or arbitral panel (public or private).

“Hazardous Substances” means (a) any substance, material or waste that is listed, classified or regulated under any Environmental Laws as a pollutant or contaminant or as hazardous or toxic, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, per and polyfluoroalkyl substances radioactive material or radon or (c) any other substance, material or waste that may give rise to liability or for which standards of conduct may be imposed under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person as of any time of determination, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations of such Person as lessee under leases that have been or should, in accordance with GAAP, recorded as financing leases, (d) all obligations, contingent or otherwise, of such Person under banker’s acceptance, letters of credit or similar arrangements, in each case, to the extent drawn, (e) all indebtedness of other Persons referred to in clauses (a) through (c) above guaranteed by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness or (ii) otherwise to guarantee a creditor against loss and (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including account and contract rights) owned by such person, even though such Person has not assumed or become liable for payment of such Indebtedness.

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the NASDAQ.

“Intellectual Property” means intellectual property rights arising anywhere in the world, including: (a) trademarks, trade names, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, fictitious business names, uniform resource locators, domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered), and all registrations of and applications to register any of the foregoing, and renewals and extensions thereof, and all common law rights in and goodwill associated with any of the foregoing; (b) patents, industrial designs, utility models, invention disclosures, and applications for any of the foregoing, including all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (c) works of authorship, websites, copyright rights, mask work rights, database rights, and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all and moral rights in associated with any of the foregoing; (d) computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing (collectively, “Software”); (e) proprietary and confidential information data, and know-how and trade secrets, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals; (f) all economic rights of authors and inventors, however denominated; (g) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (h) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Intentional Breach” means a breach which has resulted from either (a) Fraud or (b) a deliberate act or failure to act with actual knowledge that the act or failure to act constituted, or would result in, a material breach of this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” means Velocity’s initial public offering consummated on February 25, 2021, as contemplated by the Prospectus.

“IPO Underwriter” means Citigroup Global Markets Inc. and Canaccord Genuity LLC.

“IPO Underwriter Fees” means the costs and expenses incurred by Velocity and its Affiliates in connection with the IPO that are due and payable to the IPO Underwriter upon the consummation of the transactions contemplated by this Agreement.

“Knowledge of Velocity” means the actual knowledge of Doug Jacob and Garrett Schreiber, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Knowledge of the Company” means the actual knowledge of Russell Wheeler, Trent Meyerhoefer and Jason Stutes, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Law” means any law (including common law), statute, ordinance, rule, regulation or Order issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means all Intellectual Property related to the Business that is owned by a third party and licensed or sublicensed by any member of each Company Group.

“Lookback Date” means August 28, 2020.

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) similar programs.

 “Management Board” means “Management Board,” as defined in the Company LLC Agreement.

“Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of the Company Group and Blocker, taken as a whole, or (b) the ability of the Company Group and Blocker, taken as a whole, to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that in the case of clause (a), the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred:

(6)	any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv) changes (after the date of this Agreement) in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v) changes that are generally applicable to the industries or markets in which the Company Group and Blocker operates;

(vi) any change in the market price or trading volume of any indebtedness of any member of the Company Group and Blocker (it being understood that the underlying causes of such change may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(vii) any failure of the Company Group or Blocker to meet any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group or Blocker for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(x) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 Measures, business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement;

(xi) any Action expressly and specifically required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement;

(xii) the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the Parties or any of their respective Affiliates, Representatives or financing sources;

(xiii) the taking of any action by the Company Group or Blocker expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing);

(xiv) any actions taken, or not taken, with the consent, waiver or at the request of Velocity or any action taken to the extent expressly permitted by this Agreement;

(xv) any actions taken by Velocity or any of its Affiliates or any of their respective Representatives or financing sources after the date of this Agreement; and

(xvi) any matters disclosed in the Company Disclosure Schedules,

provided, however, that any event, change, development or effect resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Company Group, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Company Group operate.

“Material Adverse Effect on Velocity” means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of Velocity, or (b) the ability of Velocity to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that in the case of clause (a), the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect on Velocity” shall have occurred:

(6)	any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv) changes (after the date of this Agreement) in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(vi) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(vii) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 Measures, business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement;

(viii) any Action expressly and specifically required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement;

(ix) the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the Parties or any of its Affiliates, Representatives or financing sources;

(x) the taking of any action by Velocity expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing);

(xi) the consummation and effects of satisfying any redemption request by holders of Class A Common Stock in accordance with the Velocity Governing Documents;

(xii) any actions taken, or not taken, with the consent, waiver or at the request of the Seller Representative, the Company or Blocker or any action taken to the extent expressly permitted by this Agreement;

(xiii) any actions taken by Blocker, the Company or any of their respective Affiliates or any of their respective Representatives or financing sources after the date of this Agreement; and

(xv) any matters disclosed in the Velocity Disclosure Schedules,

provided, however, that any event, change, development or effect resulting from a matter described in any of the foregoing clauses (i) through (iv) may be taken into account in determining whether a Material Adverse Effect on Velocity has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Velocity Parties, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Velocity Parties operate.

“Merger Consideration” means the Blocker Merger Consideration and the Company Unitholder Merger Consideration.

“Merger Subs” means the Company Merger Sub and Blocker Merger Sub.

“NASDAQ” means The Nasdaq Capital Market.

“New Equity Plan Size” means, subject to adjustment as provided in the New Equity Plan, (i) 10% of the aggregate number of the sum of (x) shares of Velocity Common Stock outstanding at the Closing (but without inclusion of any Earn Out Shares) and (y) securities convertible into Velocity Common Stock, plus (ii) a corresponding increase for any reduction contemplated under Section 2.6(d), with an annual “evergreen” increase of not more than 5% of the shares of Velocity Common Stock outstanding as of the day prior to such increase.

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction, in each case whether preliminary or final.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group.

“Owned Software” means all Software that is Owned Intellectual Property.

“Pass-Through Income Tax” means any income Tax with respect to which the Company Unitholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” means the Financial Statements that have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“Permit” means any permit, license, approval, franchise, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (a) those Encumbrances reflected in reserved against or otherwise disclosed on the Financial Statements, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of such Business or which not yet delinquent or are being contested in good faith by appropriate filings, (c) Encumbrances arising in connection with financing incurred in the ordinary course of the Business consistent with past practice to acquire equipment acquired to satisfy express requirements pursuant to Contracts with customers, original purchase price conditional sales contracts and equipment leases and financing with third parties entered into in the ordinary course of such Business consistent with past practice, (d) statutory liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (e) all Encumbrances created by, arising under, or existing as a result of any Law applicable thereto, (f) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, (g) Encumbrances that do not, individually or in the aggregate, materially impair such Business or the continued use or operation of the assets of the Company Group as currently used or operated, (h) easements, covenants, rights-of-way and other similar restrictions of record that do not, or would not reasonably be expected to, materially interfere any member of the Company Group’s present uses or occupancy of the subject real property, (i) any conditions that may be shown by a current, accurate survey or physical inspection of any parcel of real property owned or leased by any member of the Company Group made prior to Closing, (j) zoning, building, code, land use and other similar restrictions which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current occupancy of such real property or the operation of the businesses of the Company Group, which, individually or in the aggregate, do not materially impair the continued use, operation of and access to any parcel of real property owned or leased by any member of the Company Group in such Business, (k) Encumbrances which have been insured against by owner or leasehold title insurance policies benefitting any member of the Company Group owning or leasing the parcel of real property, (l) Encumbrances securing rental payments under capital leases, (m) Encumbrances securing payment, or other obligations, of any member of the Company Group with respect to Indebtedness created or incurred under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement and (n) other Encumbrances arising in the ordinary course of the Business and not incurred in connection with the borrowing of money that are not, individually or in the aggregate, material to the Company Group.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Information” means, to the extent regulated Contract, Law or privacy policy applicable to the Company Group, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including: name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personal data under applicable Law.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period beginning before the Closing Date and ending on the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to Company Group, (a) any Laws regulating the processing of Protected Data including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein (together, the “CCPA”), the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online privacy policies, the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company Group and any Person that are applicable to the PCI DSS and/or the processing of Protected Data; and (d) all policies and procedures applicable to the Company Group relating to the PCI DSS and/or the processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Products” means all products sold by the Company Group in the operation of its business.

“Prospectus” means that certain final prospectus of Velocity, dated February 22, 2021, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Protected Data” means Personal Information and all data for which the Company Group is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Company Group by customers of the Company Group or Persons that interact with the Company Group.

“PubCo Class A Common Stock” means, after the Closing, the Class A common stock, par value $0.0001 per share, of Velocity.

“PubCo Class B Common Stock” means, after the Closing, the Class B common stock, par value $0.0001 per share, of the Surviving Company, which Class B common stock will represent a voting, non-economic, ownership interest in Velocity.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Related Documents” means the Amended Registration Rights Agreement, the Investor Rights Agreement, the Sponsor Support Agreement, the Earn Out Escrow Agreement, the Amended LLC Agreement, the Tax Receivables Agreement, the Exchange Agreement, the Blocker Letter of Transmittals, the Company Unitholder Letter of Transmittals and such other agreements and documents contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person that beneficially owns at least 10% of the outstanding equity interests of such Person, or (c) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (a) and (b) above.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Sanctions Authority” means the United States of America (including U.S. Department of Treasury’s Office of Foreign Assets Control, Department of State and the Bureau of Industry and Security of the Department of Commerce), Her Majesty’s Treasury of the United Kingdom, the Council of the European Union, and the United Nations or its Security Council.

“Schedules” means the schedules to this Agreement, including the Disclosure Schedules.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements, including any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); or (ii) unauthorized third-party interference with system operations or security safeguards of the Company Group’s information systems including any phishing incident or ransomware attack.

“Seller Transaction Costs” means any out-of-pocket fees and expenses paid or payable by any member of the Company Group, any of their Affiliates or on any of their respective behalves or for which any of them are liable (whether or not billed or accrued for) as a result of or in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement, the Related Documents and the transactions contemplated by this Agreement and the Related Documents, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) all retention bonus, transaction bonus, change of control payment, severance, or similar payments that are created, accelerated, accrue or become payable to any employee, independent contractor, or other service provider of the Company Group or any of their Affiliates solely as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, and the employer portion of any Taxes related thereto, (iii) any amounts owed under any contracts terminated pursuant to Section 7.16, (iv) the Seller Representative Expense Amount, and (v) any fifty percent (50%) of all filing fees payable by any member of the Company Group or Velocity to Governmental Authorities in respect of any filings to be made in connection with the transaction under Antitrust Laws.

“Seller Representative Expense Account” means the account maintained by the Seller Representative into which the payment required by the Blocker Owners and the Company Unitholders in accordance with Section 10.1 shall be made and any successor account in which the Seller Representative Expense Amount shall be held by the Seller Representative.

“Seller Representative Expense Amount” means an amount to be designated by the Seller Representative prior to the Closing, and any earnings on such amount, as such amount may be reduced from time to time by payments made therefrom in accordance with the terms hereof.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Taxes” means, with respect to any Person, all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority including any income, gross income, franchise, gross receipts, sales, use, ad valorem, transfer, real property, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes or other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person, whether disputed or not.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, reports, certificates, forms or similar statements or documents (including any related or supporting information or schedules attached thereto and any information returns, amended Tax returns, claims for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Trading Day” means any day on which shares of PubCo Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of PubCo Class A Common Stock are then traded.

“Transaction Costs” means Seller Transaction Costs and Velocity Transaction Costs.

“Transaction Tax Deductions” means, without duplication, any exemptions, allowances or deductions of the Company, Blocker or their respective Subsidiaries for U.S. federal, and applicable state and local income Tax purposes resulting from or attributable to (i) unamortized financing costs of the Company, Blocker, or any of their respective Subsidiaries, (ii) any Transaction Costs, and (iii) repayment of the Company’s, Blocker’s or any of their respective Subsidiaries’ existing Indebtedness pursuant hereto (but, in the case of the items described in clauses (i) through (iii), only to the extent the applicable costs, fees or expenses giving rise to the exemptions, allowances or deductions were economically borne by the Company, either (A) because such amounts were included in the determination of the purchase price or (B) because such amounts were paid by the Company or its Affiliates, or the Company, Blocker or their respective Subsidiaries, in each case prior to the Closing). To the extent consistent with Revenue Procedure 2011-29 and applicable Law, the Parties agree to treat seventy-percent (70%) of any Transaction Costs that are success-based fees as deductible for U.S. federal income Tax purposes in the Pre-Closing Tax Period.

“Treasury Regulations” means the permanent and temporary income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the PubCo Class A Common Stock is greater than or equal to $12.50 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the PubCo Class A Common Stock is greater than or equal to $15.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Event III” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the PubCo Class A Common Stock is greater than or equal to $17.50 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.

“Velocity Board” means, at any time, the board of directors of Velocity.

“Velocity Common Stock” means (a) prior to the Closing, the Class A Common Stock and the Class B Common Stock and (b) following the Closing, the PubCo Class A Common Stock and the PubCo Class B Common Stock.

“Velocity Disclosure Schedules” means the disclosure schedules of Velocity delivered to the Company in connection with this Agreement.

“Velocity Required Shareholder Approvals” means the Velocity Shareholder Approvals set forth in clauses (a), (b) and (c) of the definition thereof, but in the case of such clause (c), solely to the extent related to the amendments to Velocity Governing Documents to (a) increase the number of authorized shares of Velocity Common Stock and (b) adopt a policy on corporate opportunities.

“Velocity Transaction Costs” means any out-of-pocket fees and expenses paid or payable by Velocity, its Affiliates or on any of their respective behalves or for which any of them are liable (whether or not billed or accrued for) as a result of or in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of a Business Combination (including this Agreement, the Related Documents and the transactions contemplated by this Agreement and the Related Documents), including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriter fees from Velocity’s initial public offering but excluding Transfer Taxes), (ii) any fees pursuant to Section 7.8(c) and (ii) any fifty percent (50%) of all filing fees payable by any member of the Company Group or Velocity to Governmental Authorities in respect of any filings to be made in connection with the transaction under Antitrust Laws.

“Velocity Shareholder Approvals” means the approval by the affirmative vote of the holders of the requisite number of shares of Velocity Common Stock, whether in person or by proxy at the Velocity Shareholders Meeting (or any adjournment thereof) necessary to approve, as required by the Velocity Governing Documents, the rules and regulations of NASDAQ or other applicable Law, (a) the issuance by Velocity of the shares of PubCo Class A Common Stock and PubCo Class B Common Stock (including the Blocker Merger Consideration, the Company Unitholder Merger Consideration and the Earn Out Shares), in each case, required hereunder to be issued in connection with transactions contemplated by this Agreement, (b) the adoption and approval of this Agreement, the Related Documents and transactions contemplated hereby and thereby, (c)  the amendments to Velocity Governing Documents, (d) the adoption and approval of the New Equity Plan, (e) the appointment of the Company Directors to the Velocity Board as of the Closing in accordance with Section 2.5(b) and (f) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Velocity Shareholders Meeting” means a duly held meeting of Velocity’s shareholders for the purpose of obtaining the Velocity Shareholders Approvals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state Laws.

“Warrant Agreement” means the Warrant Agreement, dated February 22, 2021, by and between Velocity and Continental Stock Transfer & Trust Company, as warrant agent.

2. Additional Definitions.

As used herein, each capitalized term listed below has the meaning identified in the Section set forth opposite such term below.

$12.50 Earn Out Securities	Section 2.8(g)(i)
$15 Earn Out Securities	Section 2.8(g)(ii)
$17.50 Earn Out Securities	Section 2.8(g)(iii)
Additional Velocity SEC Reports	Section 6.9(a)
Agreement	Preamble
Allocation Schedule	Section 2.6(i)
Alternative Transaction	Section 7.10(a)
Amended LLC Agreement	Recitals
Amended PubCo Charter	Recitals
Amended PubCo Bylaws	Recitals
Amended Registration Rights Agreement	Recitals
Anti-Corruption Laws	Section 4.7(c)
Authorized Action	Section 10.1(b)
Blocker	Preamble
Blocker Certificate of Merger	Section 2.2(a)
Blocker Effective Time	Section 2.2(a)
Blocker Letter of Transmittal	Section 2.2(a)
Blocker Merger	Recitals
Blocker Merger Sub	Preamble
BVP GP	Preamble
BVP Investors	Recitals
Cancelled Equity Interests	Section 2.6(g)
Certificates of Merger	Section 2.2(c)
Certifications	Section 6.9(a)
Change in Recommendation	Section 7.12(e)
Class A Common Stock	Section 6.2(a)
Class B Common Stock	Section 6.2(a)
Closing	Section 3.1
Closing Date	Section 3.1
Communications Plan	Section 7.7
Company	Preamble
Company Certificate of Merger	Section 2.2(c)
Company Directors	Section 2.5(b)(ii)
Company Intellectual Property	Recitals
Company Merger	Section 4.1(b)
Company Merger Sub	Preamble
Company Unitholder Letter of Transmittal	Section 2.7(a)
Confidentiality Agreement	Section 7.3(a)
Current Policies	Section 7.8(c)
D&O Indemnified Persons	Section 7.8(a)
D&O Tail	Section 7.8(c)
Data Room	Section 6.19(a)
DGCL	Recitals
DLLCA	Recitals
DRUPA	Recitals
Earn Out Escrow Account	Section 2.8(a)
Earn Out Escrow Agreement	Section 2.8(a)
Earn Out Recipient	Section 2.8(a)
Earn Out Securities	Section 2.8(a)
Earn Out Shares	Section 2.8(a)
Earn Out Units	Section 2.8(a)
Effective Time	Section 2.2(c)
Employment Laws	Section 4.3
Enforceability Exceptions	Section 4.12(j)
Environmental Laws	Section 4.14
Equityholder Materials	Section 2.7(b)
ERISA Affiliate	Section 4.12(c)

Evaluation Material	Section 7.1(d)
Exchange Agreement	Recitals
Export Control Laws	Section 4.7(c)
Financial Statements	Section 4.5(a)
Form S-4	Section 7.12(a)
Governmental Antitrust Authority	Section 7.4(a)
IP Evaluation Materials	Section 7.6(d)
Intended Tax Treatment	Section 7.1(d)(i)
Interim Period	Section 7.10(a)
International Trade Control Laws	Section 4.7(c)
Investor Rights Agreement	Recitals
IRS	Section 4.12(b)
LLC Agreement Amendment and Restatement	Section 2.6(h)
Material Contracts	Section 4.15(a)
Material Intellectual Property Licenses	Section 4.20
Material Suppliers and Vendors	Section 4.11(a)
Member Consent	Recitals
Mergers	Recitals
Outside Date	Section 9.1(a)(ii)
Owned Intellectual Property	Section 4.11(a)
Parties	Preamble
Personal Information	Section 4.11(k)
Pre-Closing Engagement	Section 10.18
Previously Paid Seller Transaction Costs	Section 3.2(c)(iii)
Previously Paid Velocity Transaction Costs	Section 3.2(d)(v)
Privileged Communications	Section 10.18
Prohibited Party	Section 4.7(d)
Proxy Statement	Section 7.12(a)
Real Property Leases	Section 4.17(b)
Registered Intellectual Property Related Parties	Section 10.13 Section 4.1(a)
Related Party	Section 10.13
Release Notice	Section 2.8(d)
Sanctions Laws	Section 4.7(c)
Section 16	Section 7.14
Seller Representative	Preamble
Separate Indemnitor	Section 7.8(b)
Sidley	Section 10.18
Sponsor	Recitals
Sponsor Director	Section 2.5(b)(i)
Sponsor Support Agreement	Recitals
Sponsor Related Party Transaction	Section 6.23
Surviving Blocker	Section 2.1(a)
Surviving Blocker Interests	Section 2.6(b)
Surviving Company	Section 2.1(c)
Surviving Velocity	Section 2.1(b)
Tax Receivables Agreement	Recitals
Transaction Costs	Section 7.5(a)
Transfer Taxes	Section 7.5(b)
Trust Account	Section 6.15(a)
Trust Agreement	Section 6.15(a)
Trustee	Section 6.15(a)
Unvested Class B Units	Section 2.6(d)
Velocity	Preamble
Velocity Board Recommendation	Section 7.12(e)
Velocity Certificate of Merger	Section 2.2(b)
Velocity Effective Time	Section 2.2(b)
Velocity Governing Documents	Recitals
Velocity Material Contracts	Section 6.13
Velocity Merger	Recitals
Velocity Parties	Preamble
Velocity SEC Reports	Section 6.9(a)
Velocity Warrants	Section 6.2(b)
Vested Class B Units	Section 2.6(d)

EXHIBIT A

INVESTOR RIGHTS AGREEMENT

[See attached]

FORM OF INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, by and among [●] (formerly known as Velocity Acquisition Corp.), a Delaware corporation (the “Corporation”), and the BVP Stockholders (as defined below) listed on Schedule A hereto.

WHEREAS, as of the date hereof, the BVP Stockholders beneficially own (as defined below), outstanding shares of Common Stock (as defined below) of the Corporation; and

WHEREAS, the Corporation and the BVP Stockholders wish to set forth herein certain understandings between such parties, including with respect to certain governance and other matters, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1 Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, with respect to BVP, the term “Affiliate” shall not include any portfolio companies of BVP or its Affiliates (including the Corporation and its Subsidiaries) unless such entity directly owns any shares of Stock. For the avoidance of doubt, any co-investment vehicle controlled by any of the BVP Entities shall be deemed to be an Affiliate of such BVP Entities. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the Preamble.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “beneficially own” and “beneficial owner” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Board Materials” has the meaning set forth in Section 3(f).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“BVP” means the BVP GP.

“BVP Entities” means (a) BVP and any of its controlled Affiliates or Subsidiaries; (b) any limited liability company, limited partnership, corporation or other entity formed or controlled by or on behalf of any of the foregoing or their Affiliates; or (c) any director, member, manager, partner, principal, officer, or consultant of the BVP GP or any of their respective Affiliates.

“BVP GP” means BVP BBQ General Partner, LLC, a Delaware limited liability company, and its successors and assigns.

“BVP Observer” has the meaning set forth in Section 3(f).

“BVP Stockholder” means any BVP Entity that beneficially owns, directly or indirectly, any shares or units of Stock.

“Common Stock” means the Class A common stock, par value $0.0001 per share, and the Class B Common Stock, par value $0.0001 per share, of the Corporation and any stock into which such common stock may hereafter be changed or converted, or for which such common stock may be exchanged, and shall also include any other class of common stock of the Corporation hereafter authorized.

“Corporation” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Person” shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or a governmental entity.

“Representative” has the meaning set forth in Section 5(a).

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Senior Management” means the following officers, if in office, of the Corporation: (i) the Chief Executive Officer; (ii) the President or Co-President; (iii) the Chief Financial Officer (and principal accounting officer, if not the Chief Financial Officer); (iv) the Chief Operating Officer; (v) any Executive Vice President; (vi) the Treasurer; and (vii) the Secretary.

“Stock” means (i) the outstanding shares of Common Stock, (ii) any additional shares of Common Stock that may be issued in the future, (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which they may be exchanged and (iv) any equity interests in BBQ Holding, LLC (or any successor entity) that may be converted or exchanged for any shares of Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section.

(b) Rules of Construction. For all purposes of this Agreement, unless otherwise expressly provided: (i) “own,” “ownership,” “held” and “holding” refer to direct or indirect beneficial ownership; (ii) the headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof; (iii) whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural; (iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (v) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (vi) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vii) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; and (viii) the term “or” means “and/or.”

Section 2 Rule 144.

The Corporation covenants that so long as the Common Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, it will file any and all reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Corporation is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and that it will take such further action as the BVP Stockholders may reasonably request, all to the extent required from time to time to enable the BVP Stockholders to sell shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Section 3 Board of Directors.

(a) Nomination of Directors. The BVP Stockholders, collectively, shall have the right, but not the obligation, to nominate for election to the Board in any applicable election that number of individuals, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent BVP director not standing for election in such election, would result in the following number of directors on the Board:

(i) up to five (5) directors, so long as the BVP Entities collectively beneficially own (directly or indirectly) greater than 50% of the outstanding Stock;

(ii) up to four (4) directors, so long as the BVP Entities collectively beneficially own at least 35% of the outstanding Stock but less than 50% of the outstanding Stock;

(iii) up to three (3) directors, so long as the BVP Entities collectively beneficially own at least 25% of the outstanding Stock but less than 35% of the outstanding Stock;

(iv) up to two (2) directors, so long as the BVP Entities collectively beneficially own at least 15% of the outstanding Stock but less than 25% of the outstanding Stock; and

(v) up to one (1) director, so long as the BVP Entities collectively beneficially own at least 5% of the outstanding Stock but less than 15% of the outstanding stock.

In the event the size of the Board is increased or decreased at any time to other than nine (9) directors, the BVP Stockholders’ collective nomination rights under this Section 3(a) shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number. Upon the adoption and effectiveness of the Corporation’s Second Amended and Restated Certificate of Incorporation, the Corporation shall assign the BVP Directors to Class III and the remainder of the BVP Directors to Class II pursuant to the Corporation’s Second Amended and Restated Certificate of Incorporation. Any director nominated by BVP shall receive market compensation for their services consistent with compensation received by other directors on the Board.

(b) Election of Directors. The Corporation shall take all action within its power to cause all nominees nominated pursuant to Section 3(a) to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election by written consent or at a special meeting of the stockholders of the Corporation), and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to applicable law.

(c) Replacement of Directors. In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated pursuant to Section 3(a), or designated pursuant to this Section 3(c), the BVP Stockholders, collectively, shall have the right to designate a replacement to fill such vacancy, and if the BVP Stockholders collectively exercise such right, the Board shall use all reasonable best efforts to cause such designee to be promptly appointed to the Board to fill such vacancy, subject to applicable law. In the event of the failure to be elected of a director nominated pursuant to Section 3(a), or designated pursuant to this Section 3(c), the Board shall use all reasonable best efforts to expand the size of the Board by one (1) director and to cause such designee to be promptly appointed to the Board to fill such newly created directorship, in each case subject to applicable law.

(d) Removal of Directors. Upon the written request of the BVP Stockholders, collectively, seeking to remove and/or replace a director nominated pursuant to Section 3(a), or designated pursuant to Section 3(c), the Corporation shall use reasonable best efforts to cooperate with such request, including to promptly call a special meeting of the stockholders of the Corporation.

(e) Committees. So long as the BVP Entities collectively beneficially own at least 5% of the outstanding Stock, the Board shall use reasonable best efforts to cause any committee of the Board to include in its membership at least one director nominated pursuant to Section 3(a) or designated pursuant to Section 3(c), except to the extent that such membership would violate applicable securities laws or stock exchange rules.

(f) Board Observer Rights. So long as the BVP Entities collectively beneficially own at least 5% of the outstanding Stock, BVP shall have the right to designate (and remove) a representative (the “BVP Observer”) who shall (i) have the right to receive (when and as received by members of the Board) due notice of and to attend (whether in person or by telephone) and participate in discussions at (but not vote on any matters on which the Corporation’s directors are entitled to vote) all meetings of the Board and (ii) have the right to receive copies of all documents and other information, including minutes, consents, business plans, presentation materials, monthly management reports, budgets and financial information furnished generally to members of the Board when and as received by the Corporation’s directors (the “Board Materials”). The Corporation shall pay the reasonable out-of-pocket expenses incurred by the BVP Observer in connection with the meetings of the Board, so long as such expenses have not otherwise been reimbursed pursuant to any management, employment or advisory agreements with the Corporation or BVP. Notwithstanding anything to the contrary herein, if counsel to the Corporation or a majority of the Board determines in good faith that allowing the BVP Observer to (a) receive, inspect, review or otherwise have access to any Board Materials, or (b) be present for consideration of any matter to be considered by the Board, would be in conflict with an obligation of confidentiality owed by the Corporation or the fiduciary obligations of the Corporation’s directors or would potentially result in the loss of any attorney-client or other privilege, then the Corporation shall not be required to furnish or make available to the BVP Observer (and the BVP Observer shall have no right to receive) related Board Materials and the Board may exclude the BVP Observer from, and the BVP Observer shall have no right to be present for, consideration of such matter. For the avoidance of doubt, the BVP Observer shall have no voting rights nor any fiduciary duty to the Corporation or its stockholders.

(g) No Limitation. The provisions of this Section 3 are intended to provide the BVP Stockholders with the minimum Board representation rights set forth herein. Nothing in this Agreement shall (1) limit the rights that any BVP may otherwise have to nominate directors pursuant to the Charter or Bylaws (each as defined below) or (2) prohibit the Corporation from having a greater number of nominees or designees of the BVP Stockholders on the Board or any committee thereof than otherwise provided herein.

(h) Laws and Regulations. Nothing in this Section 3 shall be deemed to require that any party hereto, or any director of the Corporation, act in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange rule.

Section 4 Indemnification; Directors’ and Officers’ Insurance.

Each director nominated pursuant to Section 3(a) or designated pursuant to Section 3(c) and serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Corporation shall indemnify, exculpate, and reimburse fees and expenses of each such director nominated pursuant to Section 3(a) or designated pursuant to Section 3(c) and provide each such director nominated pursuant to Section 3(a) or designated pursuant to Section 3(c) with directors’ and officers’ liability insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter, Bylaws or other organizational documents of the Corporation, applicable law or otherwise. The Corporation shall maintain directors’ and officers’ liability insurance (including Side A coverage) covering the Corporation’s and its Subsidiaries’ directors and officers and issued by reputable insurers, with appropriate and customary policy limits, terms and conditions (including “tail” insurance if necessary or appropriate).

Section 5 Information.

For so long as the BVP Entities collectively beneficially own at least 5% of the outstanding Common Stock, the BVP Entities will be entitled to the following contractual information rights:

(a) The BVP Entities shall be entitled to reasonable access to consult with the Senior Management with respect to the Corporation’s business and financial matters, including management’s proposed annual operating plans. Upon request, members of Senior Management will meet regularly (on a quarterly basis) during each year with representatives of the BVP Entities (each such representative, a “Representative”) at the Corporation’s and/or its Subsidiaries’ offices (or such other locations as the Corporation may designate) at mutually agreeable times for such consultation; and

(b) The BVP Entities and their respective Representatives shall be entitled to inspect the books and records and facilities and properties of the Corporation at reasonable times and intervals.]

Section 6 Duration of Agreement.

This Agreement shall terminate automatically upon the earlier to occur of: (i) the dissolution of the Corporation (unless the Corporation (or its successor) continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction) or (ii) such time as the BVP Entities collectively beneficially own less than 5% of the outstanding Stock. Any BVP Stockholder who disposes of all of its Stock and does not beneficially own (directly or indirectly) any shares of Stock shall automatically cease to be a party to this Agreement and have no further rights hereunder as a BVP Stockholder.

Section 7 Severability.

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its choice or conflict of law provisions or rules.

(b) The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively and properly lie in the Delaware Court of Chancery or, only in the event that such court declines jurisdiction, the federal courts located in the State of Delaware. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties hereto irrevocably agree that venue for such action would be proper in such court and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

Section 9 JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 10 Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 11 Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each BVP Stockholder and its permitted assigns, legal representatives, heirs and beneficiaries. Notwithstanding anything to the contrary contained herein, the BVP Stockholders may assign their rights or obligations, in whole or in part, under this Agreement to one or more of their controlled Affiliates. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement; provided that the BVP Entities shall be deemed third-party beneficiaries of, and entitled to enforce their rights or remedies under, the provisions of this Agreement that benefit the BVP Entities.

Section 12 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile or other electronic means, with affirmative confirmation of receipt, (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Person at the following addresses (or at such other address for a Person as shall be specified by like notice):

(i) If to the Corporation, to:

[__________]

[__________]

[__________]

Attention: [__________]

Facsimile: ([__________]

E-mail: [__________]

(ii) If to any BVP Stockholder or BVP Entity, to:

BVP

Attention: [__________]

Facsimile: ([__________]

E-mail: [__________]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019

Email:	bwassner@sidley.com
dni@sidley.com

Attention:	Brien Wassner
David Ni

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Email:	jduclos@sidley.com
Attention:	Joshua G. DuClos

Section 13 Modification; Waiver.

This Agreement may be amended, modified or supplemented only by a written instrument duly executed by (a) the Corporation and (b) the BVP Stockholders. No course of dealing between the Corporation or its Subsidiaries and the BVP Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 14 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the date of this Agreement. Unless otherwise provided herein, any consent required by any Person under this Agreement may be withheld by such Person in such Person’s sole discretion.

Section 15 Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement. The failure of any BVP Stockholder to execute this Agreement does not make it invalid as against any other BVP Stockholder.

Section 16 Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders as a result of any acts or omissions taken under this Agreement in good faith.

Section 17 BVP Stockholder Parties.

In the event that any BVP Entity that is not a BVP Stockholder as of the date of this Agreement thereafter becomes a BVP Stockholder, such BVP Entity shall automatically become party to this Agreement and shall automatically have all of the rights and obligations of a BVP Stockholder hereunder, and Schedule A hereto shall be amended and restated to include such BVP Entity.

[Signature Page Follows]

The parties have signed this Agreement as of the date first written above.

[●]

By:
Name:
Title:

BVP STOCKHOLDERS:

[●]

[Signature Page to Investor Rights Agreement]

Schedule A: BVP Stockholders

Entity Name	Address	Stock Beneficially Owned (directly or indirectly)
[●]	[●]	[●]
[●]	[●]	[●]
[●]	[●]	[●]

Sch. A-1

EXHIBIT B

AMENDED REGISTRATION RIGHTS AGREEMENT

[See attached]

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among [PubCo] (formerly known as Velocity Acquisition Corp.), a Delaware corporation (the “Company”), Velocity Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and each of the undersigned parties listed under Holder on the signature page hereto (each of the foregoing parties (other than the Company), together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on February 22, 2021, the Company and the Sponsor entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor named therein certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has 5,750,000 shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”), issued and outstanding;

WHEREAS, the Founder Shares are convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on the terms and conditions provided in the Company’s amended and restated certificate of incorporation;

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of July 20, 2021 (the “Business Combination Agreement”), by and among the Company, BBQ Holding, LLC and the other parties thereto, as the same may be amended, restated, supplemented or waived from time to time;

WHEREAS, upon the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and subject to the terms and conditions set forth therein, the Holders will own shares of Common Stock, and the Sponsor will own warrants to purchase 4,400,000 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Demanding Holders” shall mean (a) the Sponsor, (b) BVP BBQ General Partner, LLC, a Delaware limited liability company and (c) SC BBQ Investment, LLC.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Agreement” shall mean that certain exchange agreement, dated as of [●], 2021 by and among the Company, BBQ Holding, LLC and its equityholders.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Registration Statement” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

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“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issuable upon conversion thereof.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (A) one year after the completion of the date hereof and (B) (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of July 20, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity (i) to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Private Placement Lock-up Period or any other lock-up period, as the case may be, under the Insider Letter, the Private Placement Warrants Purchase Agreement, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter and (ii) who agreed to be become bound by the transfer restrictions set forth in this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees and any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the date hereof.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) the Founder Shares and the shares of Common Stock issued or issuable upon the conversion of the Founder Shares, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security or upon an Exchange (as defined in the Exchange Agreement) in accordance with the [Exchange Agreement]) of the Company held by a Holder as of the date of this Agreement, (d) any shares of the Company issued or to be issued to any Holders in connection with the Business Combination, including any Earn Out Shares (as defined in the Business Combination Agreement) that may become issuable pursuant to the terms and conditions of the Business Combination Agreement and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other “control” security restrictions or limitations thereunder); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable and documented fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

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(F) reasonable and documented fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.3.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (together with any successor rule promulgated thereafter by the Commission).

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including an offering and/or sale of Registrable Securities by any Holder in a block trade or on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

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Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than forty-five (45) calendar days after the Closing, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than forty-five (45) calendar days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Registration Statement”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale of Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form S-1 Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

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2.1.3 Underwritten Offering. At any time and from time to time following the effectiveness of the Registration Statement required by subsection 2.1.1 or 2.1.2, the Demanding Holders may make a written demand to the Company to sell all or part of their Registrable Securities in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Demand”), provided that such Demanding Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[30,000,000] from such Underwritten Offering or (b) reasonably expect to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for an Underwritten Offering shall be made by giving written notice to the Company (the “Underwritten Demand Notice”). Each Underwritten Demand Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Within five (5) business days after receipt of any Underwritten Demand Notice, the Company shall give written notice of such requested Underwritten Offering (the “Company Underwritten Demand Notice”) to all other Holders of Registrable Securities (the “Requesting Holders”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.1.4, shall include in such Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Underwritten Demand Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company with the written consent of the initiating Demanding Holders (such consent not to be unreasonably withheld, delayed or conditioned) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and such Holders as are customary in underwritten offerings of securities. Under no circumstances shall the Company be obligated to effect more than an aggregate of (Y) two (2) Underwritten Offerings pursuant to an Underwritten Demand by the Sponsor under this subsection 2.1.3 with respect to any or all Registrable Securities held by the Sponsor (and no more than one (1) Underwritten Offering pursuant to an Underwritten Demand by the Sponsor in any twelve-month period) and (Z) three (3) Underwritten Offerings pursuant to an Underwritten Demand by SC BBQ Investment, LLC; provided, however, that an Underwritten Offering pursuant to an Underwritten Demand shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Demand or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.3 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415, at least two (2) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to an Underwritten Offering prior to its withdrawal under this subsection 2.1.5.

2.1.6 Holder Information Required for Participation in Underwritten Offering. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the second business day prior to the first anticipated filing date of a Registration Statement (or in the case of an Underwritten Registration pursuant to Rule 415, at least two (2) business days prior to the time of pricing of the applicable offering) pursuant to this Article II.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata based on the respective number of Registrable Securities that such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least two (2) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Offering effected under subsection 2.1.3 hereof.

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2.3 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect an Underwritten Offering (i) within forty-five (45) days after the closing of an Underwritten Offering or (ii) during the period starting with the date forty-five (45) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of an Underwritten Demand pursuant to subsection 2.1.3 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty five (45) days (i) if the Holders have requested an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (ii) in the good faith judgment of the Board such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, provided that in each case of (i) and (ii) the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement and provided, further, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

Article III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission within fifteen (15) business days a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or the Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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3.1.4 prior to any Underwritten Offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the participating Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration that the Underwriters may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing any Holder.

3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the total liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Additional Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

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5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.5 Amendments and Modifications. Upon the written consent of the Company, BVP BBQ General Partner, LLC, the Sponsor and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

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5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold or disposed of or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.9 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[●], a Delaware corporation

By:
Name: [●]
Title: [●]

HOLDERS:

VELOCITY SPONSOR LLC, a Delaware limited liability company

By: Velocity Sponsor Manager LLC, its sole member

By:
Name: [●]
Title: [●]

[●]

[●]

[●]

[●]

20

EXHIBIT C

AMENDED LLC AGREEMENT

[See attached]

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

BBQ HOLDING, LLC

dated as of [●], 2021

i

(continued)

(continued)

(continued)

(continued)

Page
14.14 Right of Offset	43
14.15 Entire Agreement	43
14.16 Remedies	43
14.17 Descriptive Headings; Interpretation	44

Schedule I – Schedule of Members

Exhibit A – Form of Joinder

Exhibit B-1 – Form of Agreement and Consent of Spouse

Exhibit B-2 – Form of Spouse’s Confirmation of Separate Property

v

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of BBQ Holding, LLC

a Delaware Limited Liability Company

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021 (the “Effective Date”), by and among BBQ Holding, LLC, a Delaware limited liability company (the “Company”) and any Person who is currently a member of the Company and any other Person who shall hereafter execute this Agreement as a Member of the Company (any such current members and any such other Person being herein referred to individually as a “Member” and collectively as the “Members”).

PRELIMINARY STATEMENTS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Delaware Limited Liability Company Act, and was originally governed by the initial Limited Liability Company Agreement of the Company, dated as of August 5, 2020 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated in its entirety by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 28, 2020 (the “First A&R LLC Agreement”), which the parties listed on Schedule I hereto executed in their capacity as members (including pursuant to consents and joinders thereto);

WHEREAS, on July 20, 2021, the Company entered into that certain Business Combination Agreement by and among [●] (formerly known as Velocity Acquisition Corp.), a Delaware corporation (“PubCo”), VBLG Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), Blocker Merger Sub, LLC, a Delaware limited liability company (“Blocker Merger Sub”), BVP BBQ Blocker, LP, a Delaware limited partnership (“Blocker”) and the other parties thereto (the “Business Combination Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Business Combination Agreement, (i) Blocker Merger Sub will merge with and into Blocker, with Blocker as the surviving partnership and wholly-owned subsidiary of PubCo (the “Blocker Merger”), (ii) immediately following the Blocker Merger, Blocker will merge with and into PubCo, with PubCo as the surviving company (the “PubCo Merger”) and (iii) immediately following the PubCo Merger, Company Merger Sub will merge with and into the Company, with the Company as the surviving company, resulting in the Company becoming a subsidiary of PubCo (together with the Blocker Merger and the PubCo Merger, the “Mergers”); and

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WHEREAS, the Members desire to continue the Company without dissolution and amend and restate the First A&R LLC Agreement in its entirety as of the Effective Date to reflect, among other things, (i) the consummation of the transactions contemplated by the Business Combination Agreement, including the Mergers and the conversion of the Original Units into Common Units (the “Recapitalization”), (ii) the addition of PubCo as a Member and its designation as the sole Manager of the Company and (iii) the other rights and obligations of the Members, the Company, the Manager and PubCo, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Date, at which time the First A&R LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

GENERAL DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall each have the meanings set forth in this Article I, (unless the context otherwise requires).

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such Act.

“Additional Member” has the meaning specified in Section 11.2.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning specified in Section 10.6.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, when used with reference to a specific Person (or when not referring to a specific Person shall mean an Affiliate of a Member), any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person.

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“Agreement” has the meaning specified in the Preamble.

“Approved Qualified Transaction” has the meaning specified in Section 10.9(a).

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XI.

“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for full or partial Fiscal Years commencing on or after the Effective Date over (ii) the sum of the cumulative Tax Distributions made to such Member after the Effective Date pursuant to Sections 4.1(b)(i), 4.1(b)(ii) and 4.1(b)(iii); provided that such Assumed Tax Liability (x) shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code, (y) to the extent permitted under the Credit Agreements, shall in no event be less than an amount that will enable the PubCo to meet both its tax obligations and its obligations pursuant to the Tax Receivables Agreement for the relevant Taxable Year and (z) shall take into account any allocations under Section 704(c) of the Code (including “reverse” 704(c) allocations) to a Member.

“Available Cash” means, with respect to any Fiscal Period, the amount of cash on hand which the Manager, in its sole discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts which the Manager, in its sole discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Business Combination Agreement” has the meaning specified in the Preliminary Statements.

“Capital Account” means the Capital Account maintained for each Member pursuant to Section 5.1 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

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“Cash Exchange Payment” has the meaning specified in the Exchange Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company described in Section 2.1.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of PubCo.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unitholder” means a Member who is the registered holder of Common Units.

“Company” has the meaning specified in the Preamble.

“Confidential Information” has the meaning set forth in Section 14.2(a).

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt.

“Discount” has the meaning set forth in Section 6.5.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.1(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements (and without otherwise violating any applicable provisions of any of the Credit Agreements).

“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

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“Distribution Tax Rate” means a rate equal to the highest effective combined marginal federal, state and local income tax rate applicable to individual taxpayers residing in New York City, taking into account the character of the relevant tax items (e.g., ordinary or capital), the tax on net investment income under Code Section 1411 [and the self-employment taxes set forth in Code Section 1401, as applicable,] and the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), and not taking into account any deduction under Code Section 199A or any similar state or local law, as reasonably determined by the Manager.

“Drag-Along Amount” has the meaning set forth in Section 10.9(b).

“Drag-Along Notice” has the meaning set forth in Section 10.9(b).

“Drag-Along Right” has the meaning set forth in Section 10.9(a).

“Drag Price” has the meaning set forth in Section 10.9(a).

“Effective Date” has the meaning specified in the Preamble.

“Effective Time” has the meaning set forth in the Business Combination Agreement.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or PubCo.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

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“Exchange Agreement” means the Exchange Agreement dated on or about the date hereof, by and among the Company, PubCo and the other parties thereto.

“Exchanging Holder” has the meaning specified in the Exchange Agreement.

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 13.2, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“FINRA” means the Financial Industry Regulatory Authority.

“First A&R LLC Agreement” has the meaning specified in the Preliminary Statements.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.2.

“Governmental Entity” means any Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as FINRA).

“Indemnified Person” has the meaning specified in Section 7.4(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A hereto.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“Liquidator” has the meaning specified in Section 13.2.

“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

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“Lock-Up Period” means the earliest of (A) the period commencing upon the Effective Date and continuing until the date that is 180 days following the Effective Date and (B) the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

“Losses” means items of loss or deduction of the Company determined according to Section 5.1(b).

“Manager” has the meaning specified in Section 6.1(a).

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the PubCo Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the PubCo Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XI, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Net Loss” means, with respect to a Fiscal Year, the excess if any, of Losses for such Fiscal Year over Profits for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.3 and Section 5.4).

“Net Profit” means, with respect to a Fiscal Year, the excess if any, of Profits for such Fiscal Year over Losses for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.3 and Section 5.4).

“Officer” has the meaning set forth in Section 6.1(b).

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“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning specified in Section 10.4.

“Original Agreement” has the meaning specified in the Preliminary Statements.

“Original Units” means the Units, as defined in the First A&R LLC Agreement, including any Class A Unit or Class B Unit as defined therein.

“Partnership Representative” has the meaning set forth in Section 9.3.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interest of each Member shall be calculated to the fourth decimal place.

“Permitted Transfer” has the meaning specified in Section 10.2.

“Permitted Transferee” has the meaning specified in Section 10.2.

“Person” shall be construed in its broadest sense and means and includes a natural person, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrations, legal representatives, successors and assigns of such person, as the context may require.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” means items of income and gain of the Company determined according to Section 5.1(b).

“PubCo” has the meaning specified in the Preliminary Statements.

“PubCo Board” means the board of directors of PubCo.

“Qualified Transaction” means any merger, consolidation or other business combination of PubCo, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and any series of preferred stock issued by PubCo that are generally entitled to vote in the election of directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

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“Quarterly Tax Distribution” has the meaning set forth in Section 4.1(b)(i).

“Recapitalization” has the meaning specified in the Preliminary Statements.

“Regulatory Allocations” has the meaning set forth in Section 5.3(f).

“Required Member” has the meaning set forth in Section 10.9(a).

“Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Schedule of Members” has the meaning specified in Section 3.1(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Members” has the meaning specified in the Preliminary Statements.

“Share Settlement” has the meaning specified in the Exchange Agreement.

“Stock Exchange” means the NASDAQ Capital Market.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by PubCo, including the [[●] Plan].

“Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities are directly or indirectly owned or controlled by such Person.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 11.1.

“Tax Distributions” has the meaning set forth in Section 4.1(b)(i).

“Tax Receivables Agreement” means that certain tax receivables agreement, dated as the date of the Effective Date, by and among PubCo and each other party thereto, together with any joinder thereto from time to time by any successor or assign to any party to such agreement, as it may be amended from time to time in accordance with its terms.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.2.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

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“Transfer” (and, with a correlative meaning, “Transferred” and “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units; provided, that, the pledge of Units by a Member that creates a mere security interest in such Units pursuant to a bona fide loan or indebtedness transaction so long as such Member continues to exercise sole voting control over such pledged Units shall not be considered a “Transfer”; provided further, however, that a foreclosure on such Units or other similar action by the pledgee shall constitute a “Transfer.”

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Units” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the PubCo [[●] Plan] that are not Vested Corporate Shares.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the PubCo [[●] Plan] that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vesting Date” has the meaning set forth in Section 3.10(c)(ii).

1.2 Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or Treasury Regulations mean such statute or regulations as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections and Schedules mean the Articles, Sections and Schedules of this Agreement. The Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement.

Article II

ORGANIZATION

2.1 Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

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2.2 Name. The name of the Company is [BBQ Holding, LLC]. The Manager in its sole discretion may change the name of the Company at any time and from time to time. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Manager.

2.3 Purposes. The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under the Act. The Company shall possess and, subject to the limitations herein expressed, may exercise, all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided by the Act.

2.4 Duration. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the Act or this Agreement.

2.5 Registered Office and Registered Agent; Principal Office.

(a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by the Act.

(b) The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate in the manner provided by the Act.

(c) The principal office of the Company shall be at [●], or at such place as the Manager may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Manager may designate from time to time.

2.6 No State-Law Partnership. No provisions of this Agreement (including, without limitation, the provisions of Article VIII) shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member or Manager a partner or joint venturer of or with any other Member or Manager, for any purposes other than federal and state tax purposes.

Article III

MEMBERS

3.1 Members.

(a) On the Effective Date and concurrently with the consummation of the Mergers, PubCo shall be automatically admitted to the Company as a Member.

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(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.1 and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

3.2 Units.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of a single class of Common Units.

(b) Subject to Section 3.4(a), the Manager may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of PubCo or class or series of preferred stock of PubCo, respectively; provided, that as long as there are any Members (other than PubCo and its Subsidiaries) (i) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (ii) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units.

(c) Subject to Sections 14.3(b) and Section 14.3(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.2(b), 3.4(a) or 3.10.

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3.3 Recapitalization. In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Members immediately prior to the Effective Time are hereby converted, as of the Effective Time and after giving effect to the consummation of the transactions contemplated by the Business Combination Agreement, into the number of Common Units set forth opposite the name of the respective Member on the Schedule of Members attached hereto as Schedule I, and such Common Units are hereby issued and outstanding as of the Effective Time.

3.4 Authorization and Issuance of Additional Units.

(a) The Company shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by PubCo and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) Unvested Corporate Shares, (ii) treasury stock or (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by PubCo to the equity capital of the Company). In the event PubCo issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Manager shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by PubCo will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock in a transaction not contemplated in this Agreement, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any purchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed. PubCo shall, concurrently with any action taken by the Company pursuant to the requirements of this Section 3.4, contribute the net proceeds (if any) received by PubCo in respect of the events which gave rise to the Company’s obligation to undertake any action pursuant to the requirements of this Section 3.4 to the equity capital of the Company. The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock to maintain at all times a one-to-one ratio between the number of Common Units owned by PubCo and the number of outstanding shares of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by PubCo and the number of outstanding shares of Class A Common Stock as contemplated by the first sentence of this Section 3.4(a).

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(b) The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.2, this Section 3.4, Section 3.10 and Section 3.11. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.4 without the requirement of any consent or acknowledgement of any other Member.

(c) At any time an Exchanging Holder exchanges Common Units for a Cash Exchange Payment pursuant to the Exchange Agreement, the Company shall cancel such Common Units upon receipt of such Common Units from such Exchanging Holder (provided, that, for the avoidance of doubt, this Section 3.4(c) shall not apply in the case of any exchanges effectuated pursuant to a Share Settlement under the Exchange Agreement).

3.5 Repurchase or Redemption of shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by PubCo, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by PubCo for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

3.6 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 14.3, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

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(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

3.7 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

3.8 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

3.9 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.1(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

3.10 PubCo Equity Plans.

(a) Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, modifying or terminating any Equity Plan or from issuing Vested Corporate Shares or Unvested Corporate Shares. The Company is expressly authorized to issue Units in an amount equal to the number of shares of Class A Common Stock issued pursuant to any such Equity Plan, without further act, approval or vote of any Member or any other Persons. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by PubCo, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by PubCo shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(b) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

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3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by PubCo in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by PubCo to effect open market purchases of shares of Class A Common Stock, or (b) if PubCo elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by PubCo to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to PubCo a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Article IV

Distributions

4.1 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.1(b)(v)) as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.1(b) and 13.2; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.1(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.1(a) in such amounts as shall enable PubCo to pay dividends or to meet its obligations, including its obligations pursuant to the Tax Receivables Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.1(b)).

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(b) Tax Distributions.

(i) With respect to each Fiscal Year or portion thereof ending after the Effective Date, the Company shall, to the extent permitted by applicable Law, make cash distributions (“Tax Distributions”) to each Member in an amount to ensure that each such Member receives a distribution at least equal to such Member’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates. Tax Distributions pursuant to this Section 4.1(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and January 15th (of the succeeding year) (or such other dates for which individuals are required to make quarterly estimated tax payments for U.S. federal income tax purposes) (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Fiscal Year through the end of the relevant quarterly period. A final accounting for Tax Distributions shall be made for each Fiscal Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Fiscal Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Fiscal Year.

(ii) A Tax Distribution to a Member in respect of any Unit shall be charged against current or future distributions to which such Member would otherwise have been entitled under Section 4.1(a) or Section 13.2(c) in respect of such Unit; provided, however, that all Units shall participate in distributions made pursuant to this Section 4.1(b) on a Pro rata basis. Notwithstanding the foregoing, (A) any distributions made pursuant to this Section 4.1(b) shall be made to the Members on a Pro rata basis, (B) to the extent of Available Cash, the Pro rata amount to be distributed to each Member shall be calculated based on the distribution to the Member that would have the highest Tax Distribution under this Section 4.1(b) on a per-Unit basis, calculated without regard to this sentence and (C) if there is insufficient Available Cash to make all of the distributions described in clause (B), the amount that would have been distributed to each Member pursuant to clause (B) shall be reduced on a Pro rata basis and the Company shall make future Tax Distributions as soon as there is sufficient Available Cash to pay the remaining portion of the Tax Distributions to which such Members were otherwise entitled under clause (B).

(iii) In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions for which no election is made pursuant to Section 6226 thereof and the Treasury Regulations promulgated thereunder), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.1(a) and this Section 4.1(b) in the relevant Taxable Years sufficient to cover such shortfall.

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(iv) Notwithstanding the foregoing, Tax Distributions pursuant to this Section 4.1(b) for periods ending after the Effective Date, if any, shall be made to a Member only to the extent all previous Tax Distributions to such Member pursuant to Section 4.1(b) with respect to such Fiscal Year are less than the Tax Distributions such Member otherwise would have been entitled to receive with respect to such Fiscal Year pursuant to this Section 4.1(b).

(v) Notwithstanding the foregoing and anything to the contrary in this Agreement, for the avoidance of doubt, the provisions of this Section 4.1 shall be effective for the portion of the Fiscal Year beginning on the day after the Effective Date, and no further distributions shall be made after the date hereof pursuant to Section 5.9(a) of the First A&R LLC Agreement in respect of the portion of the Fiscal Year that ends on the Effective Date.

Article V

Capital Accounts; Allocations; Tax Matters

5.1 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any property of the Company is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

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(iii) Items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

5.2 Allocations. Except as otherwise provided in Section 5.3 and Section 5.4, Net Profits and Net Losses for any Fiscal Year or Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests.

5.3 Regulatory Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 5.3(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.3(a) and 5.3(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

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(d) If the allocation of Net Losses to a Member as provided in Section 5.2 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.3(d).

(e) Profits and Losses described in Section 5.1(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(f) The allocations set forth in Section 5.3(a) through and including Section 5.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Fiscal Year or Fiscal Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 5.3(a) or Section 5.3(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

5.4 Final Allocations. Notwithstanding any contrary provision in this Agreement except Section 5.3, the Manager shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Fiscal Year of the event requiring such adjustments or allocations.

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5.5 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company after the date hereof shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulation Section 1.704-3(b).

(c) If the Book Value of any asset of the Company is adjusted pursuant to Section 5.1(b), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulation Section 1.704-3(b).

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager; provided, that each year the Manager shall use its reasonable best efforts (using in all instances any proper method, including without limitation the “additional method” described in Treasury Regulation Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units.

(f) Allocations pursuant to this Section 5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

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5.6 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions, federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.6. A Member’s obligation to make payments to the Company under this Section 5.6 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.6, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it reasonably determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for purposes of this Agreement.

Article VI

management

6.1 Authority of Manager; Officer Delegation.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in PubCo, as the sole managing member of the Company (PubCo, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.4.

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(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.6 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

6.2 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.6.

6.3 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

6.4 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.2, 3.4, 3.5 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the date of this Agreement in accordance with the First A&R LLC Agreement or that the board of managers of the Company or the PubCo Board has approved in connection with the Recapitalization or the transactions contemplated by the Business Combination Agreement as of the date of this Agreement.

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6.5 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that, upon consummation of the transactions contemplated by the Business Combination Agreement, the Manager’s Class A Common Stock will be publicly traded and, therefore, the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including without limitation all fees, expenses and costs of being a public company (including without limitation public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees, offering expenses, officer compensation, board of directors compensation and meeting costs, accounting and legal costs and litigation costs and damages arising from litigation) and maintaining its corporate existence. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.5 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any income tax obligations of the Manager or any payments made pursuant to the Tax Receivables Agreement.

6.6 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

6.7 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the manager of the Company pursuant to authority granted to the Manager by this Agreement (including the Manager or its designee in its capacity as the Partnership Representative); provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s gross negligence, willful misconduct, fraud or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

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(b) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(c) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, notwithstanding any provision of this Agreement or duty otherwise, existing at Law or in equity, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members.

6.8 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Article VII

RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

7.1 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

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(b) In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV or Article XIII shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.7 with respect to the Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

7.2 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and this Agreement.

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7.3 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

7.4 Indemnification.

(a) Subject to Section 5.6, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in PubCo) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise or is or was serving as the Partnership Representative; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.4(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.4. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

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(d) The indemnification and advancement of expenses provided for in this Section 7.4 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.4 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.4.

(e) If this Section 7.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.4 to the fullest extent permitted by any applicable portion of this Section 7.4 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Article VIII

Books, RECORDs, accounting and reports, affirmative covenants

8.1 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Article IV and Article V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

8.2 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.

Article IX

Tax Matters

9.1 Preparation of Tax Returns and Positions.

(a) The Members intend that the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes, and not as a publicly traded partnership within the meaning of Section 7704 of the Code, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof.

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(b) The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Company shall use reasonable best efforts to (i) furnish, within ninety (90) days of the close of each Taxable Year, to each Member a completed IRS Schedule K-1 (and any comparable state income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations (provided, however, that if the Company is unable to deliver a completed IRS Schedule K-1 by March 30 following the close of the Taxable Year, the Company shall use its reasonable best efforts to provide a requesting Member with a good faith estimate of such information and, by August 15 of each taxable year, such final information (including a final Schedule K-1)) and (ii) furnish, as soon as reasonably possible after the close of each of the Company’s first three quarters of each Taxable Year, such information concerning the Company as is reasonably required to enable the Member to calculate and pay estimated taxes. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, PubCo (or its designee) shall have the authority to prepare (or cause to be prepared) the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including without limitation the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members. Each Member agrees that such Member shall not, except as otherwise required by applicable Law, treat, on such Member’s separate income tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected in the IRS Schedule K-1 or other information statement furnished by the Company to such Member pursuant to this Section 9.1(b).

9.2 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.2, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) effective for the Taxable Year that includes the date hereof and all future Taxable Years. The Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year. Each Member will upon reasonable request supply any information reasonably necessary to give proper effect to any such elections.

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9.3 Tax Controversies. The Manager shall cause the Company to take all necessary actions required by Law to designate PubCo (or its designee) as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause PubCo (or its designee) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulation Section 301.6231(a)(7)-1(d) and completing IRS Form 8979 or any other form or certificate required pursuant to Treasury Regulation Section 301.6223-1(e)(1). The Partnership Representative may exercise any authority granted to it under the Code. Each Member agrees to cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law). The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any outside counsel, accountants and other professional consultants, in carrying out its duties as the Partnership Representative. The provisions of this Section 9.3 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company, and shall be subject to the provisions of the Tax Receivables Agreement, as applicable.

Article X

Restrictions on Transfer of Units; Certain Transactions

10.1 Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.2 and 10.9, (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in PubCo.

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10.2 Permitted Transfers. The restrictions contained in Section 10.1 shall not apply to any Transfer (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”) in connection with: (a)(i) an “Exchange” pursuant to the terms of the Exchange Agreement (as defined therein) or (ii) a Transfer by a Member to PubCo or any of its Subsidiaries; (b) a Transfer by any Member to such Member’s spouse, any lineal ascendants or descendants or trusts or other entities in which such Member or Member’s spouse, lineal ascendants or descendants are the sole beneficial owners; (c) a Transfer to a partner, shareholder, member or Affiliate of such Member (which may include special purpose investment vehicles wholly owned by one or more Affiliated investment funds but shall not include portfolio companies); or (d) a Transfer by a Member to any other Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, (B) in the case of the foregoing clauses (b) and (c), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee and the number of Units to be transferred and (C) in the case of the foregoing clause (d), the transferor will deliver a written notice to the Company, which notice will disclose the identity of the proposed transferee and the number of Units to be transferred. In the case of a Permitted Transfer of any Common Units, the transferring Member shall be required to transfer an equal number of shares of Class B Common Stock corresponding to the proportion of such Member’s Common Units that were transferred in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.7(b).

10.3 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [●], 2021, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [●], AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND ARIS MORTGAGE HOLDING COMPANY, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY [●] TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

10.4 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

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10.5 Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Section 706 of the Code, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XI, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.6, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

10.6 Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.6, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.8 and 7.4 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XI (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

10.7 Overriding Provisions.

(a) Any Transfer or attempted Transfer of any Units in violation of this Agreement or the Exchange Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable law, null and void ab initio, and the provisions of Sections 10.5 and 10.6 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement or the Exchange Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

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(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.1) and subject to the terms and conditions set forth in the Exchange Agreement, in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) result in the violation of the Exchange Agreement;

(iii) cause an assignment under the Investment Company Act;

(iv) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(v) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors); or

(vi) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code.

(c) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding. The Manager and the Company shall reasonably cooperate upon the reasonable request and at the expense of the transferor Member and/or transferee Member to provide such certifications or other information that it is legally permitted to provide with respect to the Company to the extent necessary to reduce or eliminate any such withholding.

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(d) Notwithstanding anything contained herein to the contrary, in no event shall any Member (or a Permitted Transferee of any Member) effect any Transfer or make a public announcement of any intention to effect any Transfer of any Units during the Lock-Up Period applicable to such Units, in each case other than a Transfer to a Permitted Transferee in accordance with Sections 10.2(b) or 10.2(c).

10.8 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

10.9 Drag-Along Rights.

(a) In the event that the PubCo Board and the holders of a majority of the voting power of all outstanding capital stock of PubCo approve a Qualified Transaction (the “Approved Qualified Transaction”), each Member (each, a “Required Member”) agrees to Transfer all of such Required Member’s Units in connection with such Approved Qualified Transaction (the “Drag-Along Right”) for an amount of consideration per Unit equal (before taking into account any rights such Required Member may have under the Tax Receivables Agreement) to the amount of consideration to be received per share of Class A Common Stock by the holders thereof (the “Drag Price”), and otherwise with respect to such Units on the same terms and conditions as apply to the shares of Class A Common Stock in such Approved Qualified Transaction, with such modifications as are appropriate, as determined in good faith by the Manager, to reflect the fact that Units rather than shares of Class A Common Stock will be Transferred in the first instance by such Member. Such Transfer shall be structured in the sole discretion of the Manager and, without limitation to any other structure, the Manager will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members to participate in such Approved Qualified Transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided that, without limiting the generality of this sentence, the Manager will use its reasonable best efforts expeditiously and in good faith to ensure that such Members may participate in each such Approved Qualified Transaction without being required to have their Common Units and shares of Class B Common Stock redeemed (or, if so required, to ensure that any such redemption shall be effective only upon, and shall be conditional upon, the closing of such Approved Qualified Transaction, or, as applicable, to the extent necessary to exchange the number of Common Units being repurchased).

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(b) PubCo shall send written notice (the “Drag-Along Notice”) to the Company and the Required Members at least thirty (30) days prior to the closing of the Approved Qualified Transaction notifying them that such Required Members will be required to sell all (but not less than all) of their Units in such sale (the “Drag-Along Amount”), and setting forth (i) a copy of the written proposal or agreement pursuant to which the Approved Qualified Transaction will be effected, (ii) the Drag Price, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling the Units. In the event that the information set forth in the Drag-Along Notice changes from that set forth in the initial Drag-Along Notice, a subsequent Drag-Along Notice shall be delivered by PubCo no less than seven (7) days prior to the closing of the Approved Qualified Transaction. Notwithstanding the foregoing, to the extent that any of the foregoing information to be included in the Drag-Along Notice is publicly available, PubCo shall not be required to include such information in the Drag-Along Notice or deliver a subsequent Drag-Along Notice. Each Required Member shall thereafter be obligated to sell their Units on the terms set forth in the Drag-Along Notice.

(c) Upon receipt of a Drag-Along Notice, each Required Member receiving such notice shall be obligated to sell all of its Units in the Approved Qualified Transaction as contemplated by the Drag-Along Notice for the Drag Price, on the terms and conditions described in this Section 10.9, including by executing any document containing customary representations, warranties and agreements with respect to itself and its ownership of the Units or shares of Class A Common Stock, as applicable, as requested by the Manager in connection with the Approved Qualified Transaction, which representations, warranties, indemnities and agreements shall be substantially the same as those contained in any letter of transmittal to be executed by the holders of Class A Common Stock with such modifications as are appropriate, as determined in good faith by the Manager, to reflect the fact that Units rather than shares of Class A Common Stock will be transferred by such Required Member. The Company and each Member shall cooperate in good faith in connection with the consummation of the Approved Qualified Transaction.

Article XI

ADMISSION OF MEMBERS

11.1 Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

11.2 Additional Members. Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

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Article XII

Withdrawal and Resignation; Termination of Rights

12.1 Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.6 and the Manager’s right to resign pursuant to Section 6.3, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIII, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIII, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.6, such Member shall cease to be a Member.

Article XIII

DISSOLUTION AND Liquidation

13.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision of the Manager together with the written approval of the Common Unitholders holding a majority of the Common Units to dissolve the Company (excluding for purposes of such calculation PubCo and all Common Units held directly or indirectly by it);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.2 Winding Up. Subject to Section 13.5, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:

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(a) as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c) following any payments pursuant to the foregoing Section 13.2(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.1(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 13.2 and Section 13.3 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

13.3 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 13.2, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 13.2(c), (b) as tenants in common and in accordance with the provisions of Section 13.2(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

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13.4 Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate of Formation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.4.

13.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.2 and 13.3 in order to minimize any losses otherwise attendant upon such winding up.

13.6 Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

Article XIV

MISCELLANEOUS PROVISIONS

14.1 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XI or Article XII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

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(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

14.2 Confidentiality.

(a) Each of the Members (other than PubCo) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Member at the time of disclosure by the Company; (b) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of PubCo, or any other officer designated by the Manager; (d) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 14.2 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 14.2).

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(c) Notwithstanding Section 14.2(a) or Section 14.2(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 14.2 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 14.2)). Notwithstanding any of the foregoing, nothing in this Section 14.2 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

14.3 Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Manager, together with the written consent of the holders of a majority of the Common Units then outstanding (excluding all Common Units held directly or indirectly by PubCo). Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 14.3 may be made without the prior written consent of the Manager and each of the Members;

(b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c) to any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Article IV and Article XIII in a manner that is not pro rata with respect to all Members, (B) increase the liabilities of such Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XI) or (D) materially and adversely affect the rights of any Member under Section 3.4, Section 3.5, Section 7.1, Section 7.4, or Article X, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any of the foregoing, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of PubCo.

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14.4 Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

14.5 Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party or, with respect to any Member, at such address as indicated by the Company’s records.

To the Company:

[●]

Attn: [●]

Email: [●]

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Brien Wassner; Samir Gandhi; David Ni

E-mail: bwassner@sidley.com; sgandhi@sidley.com; dni@sidley.com

To PubCo:

[●]

Attn: [●]

Email: [●]

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Brien Wassner; Samir Gandhi; David Ni

E-mail: bwassner@sidley.com; sgandhi@sidley.com; dni@sidley.com

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14.6 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

14.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor; provided, that, for the avoidance of doubt, this Section 14.7 shall not apply to any Member or the Manager who is also a creditor of the Company with respect to such Member or Manager’s rights under this Agreement or interests in the Company arising from their status as a Member or Manager.

14.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

14.9 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

14.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 14.5 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

14.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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14.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

14.13 Execution and Delivery by Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

14.14 Right of Offset. Whenever the Company or PubCo is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or PubCo which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to PubCo shall not be subject to this Section 14.14.

14.15 Entire Agreement. This Agreement, those documents expressly referred to herein (including the Exchange Agreement and the Tax Receivables Agreement), any indemnity agreements entered into in connection with the First A&R LLC Agreement with any member of the board of directors at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the First A&R LLC Agreement is superseded by this Agreement as of the Effective Date and shall be of no further force and effect thereafter.

14.16 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

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14.17 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set below their names, to be effective on the date first above written.

BBQ Holdings, LLC

By:
Name:
Title:

MEMBERS:

BVP BBQ GP, LLC

By:
Name:
Title:

[PUBCO]

By:
Name:
Title:

[●]

By:
Name:
Title:

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
BBQ HOLDING, LLC

Schedule I

Schedule of Members

[to come]

Sched. I-1

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Second Amended and Restated Limited Liability Company Agreement, dated as of [●], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of [BBQ Holdings, LLC], a Delaware limited liability company (the “Company”), by and among the Company, [●], a Delaware corporation and the managing member of the Company (“PubCo”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.	Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to PubCo, the undersigned hereby is admitted as and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Exh. A-1

Exhibit B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of _____________________________ (the “Member”), a party to that certain Second Amended and Restated Limited Liability Company Agreement, dated as of [●], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of [BBQ Holding, LLC], a Delaware limited liability company (the “Company”), by and among the Company, [PubCo], a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By:
Name:
Title:

Exh. B-1-1

Exhibit B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of _____________________________ (the “Member”), who is a party to that certain Second Amended and Restated Limited Liability Company Agreement, dated as of [●], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of [BBQ Holding, LLC], a Delaware limited liability company (the “Company”), by and among the Company, [●], a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm on that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By:
Name:
Title:

Exh. B-2-1

EXHIBIT D

TAX RECEIVABLES AGREEMENT

[See attached]

FORM OF

TAX RECEIVABLE AGREEMENT

by and among

VELOCITY ACQUISITION CORP.,

BBQ HOLDING, LLC,

the several EXCHANGE TRA PARTIES (as defined herein),

the several BLOCKER TRA PARTIES (as defined herein),

and

OTHER PERSONS FROM TIME TO TIME PARTY HERETO

Dated as of [●], 2021

i

Annexes and Exhibits

Annex A	-	Exchange TRA Parties
Annex B	-	Blocker TRA Parties
Exhibit A	-	Form of Joinder

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated [●], 2021, is hereby entered into by and among Velocity Acquisition Corp., a Delaware corporation (“PubCo”), BBQ Holding, LLC, a Delaware limited liability company (“Company”), each of the Exchange TRA Parties from time to time party hereto, each of the Blocker TRA Parties from time to time party hereto, and Steve Lebowitz, in his capacity as TRA Party Representative. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.01.

RECITALS

WHEREAS, certain of the Blocker TRA Parties were previously direct or indirect owners of the Blocker, and as a result of their previous ownership of the Blocker, the Blocker TRA Parties previously indirectly held interests in the Company through the Blocker;

WHEREAS, the Exchange TRA Parties hold (or prior to an Exchange will hold) Units;

WHEREAS, the Company is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Blocker is classified as a corporation for United States federal income tax purposes;

[[WHEREAS, as a result of certain restructuring transactions undertaken prior to the Business Combination, BVP BBQ Investors, LP distributed all of the Original Units it held in the Company to the Exchange TRA Parties and the Blocker and liquidated immediately thereafter (the “Liquidation”)]];

WHEREAS, following the Liquidation, PubCo, the Company, the Blocker, Blocker Merger Sub, Company Merger Sub, and BVP BBQ General Partner, LLC entered into that certain Business Combination Agreement, dated as of July 20, 2021 (the “Business Combination Agreement”), pursuant to which (i) the Blocker Merger Sub merged with and into the Blocker, with the Blocker surviving, (ii) the Blocker subsequently merged with and into PubCo, with PubCo surviving, and (iii) the Company Merger Sub merged with and into the Company, with the Company surviving as a Subsidiary of PubCo (the “Business Combination”);

WHEREAS, following the Business Combination, PubCo will hold Units in the Company and will be the sole Manager of the Company;

WHEREAS, in connection with the Closing, PubCo is properly treated for U.S. federal income Tax purposes as contributing money or property to the Company in exchange for Units under Section 721 of the Code, and will therefore be entitled to obtain the benefit of the BCA Basis;

WHEREAS, as a result of the Business Combination, PubCo will (i) be entitled to utilize the Blocker Pre-BCA NOLs and (ii) obtain the benefit of the Blocker Transferred Basis;

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WHEREAS, following the Business Combination, the Exchange TRA Parties will, pursuant to, and subject to the provisions of, the Company LLC Agreement and the Exchange Agreement, have the right from time to time to require the Company to redeem (a “Redemption”) all or a portion of such TRA Party’s Units for shares of Class A common stock of PubCo or cash, in each case at the option of PubCo, which Redemption may be effected by PubCo effecting a direct exchange (a “Direct Exchange”) of shares of Class A Common Stock of PubCo for such Units;

WHEREAS, the Company and each of its direct and indirect Subsidiaries treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code, for each Taxable Year that includes the closing date of the Business Combination and for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of an Exchange, PubCo will be entitled to use the Exchange Basis and the Basis Adjustments relating to such Units in the Exchange;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of PubCo may be affected by (i) the BCA Basis, (ii) Blocker Pre-BCA NOLs, (iii) the Blocker Transferred Basis, (iv) the Exchange Basis, (v) the Basis Adjustments and (vi) the Imputed Interest (collectively, the “Relevant Tax Attributes”);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Relevant Tax Attributes on the liability for Taxes of PubCo;

NOW, THEREFORE, in connection with the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of (a) PubCo and (b) without duplication, the Company, but in the case of this clause (b) only with respect to Taxes imposed on the Company and allocable to PubCo (as reasonably determined by PubCo); provided, that the actual liability for Taxes described in clauses (a) and (b) shall be calculated (i) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Actual Tax Liability of PubCo and the Company, and (ii) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by PubCo for U.S. federal income Tax purposes.

“Advance Payment” is defined in Section 3.1(b) of this Agreement.

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of (x) PubCo’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which PubCo or the company (or any of their Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state or local tax purposes) files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which PubCo, the Company, or such applicable Subsidiaries file income or franchise Tax Returns for each relevant Taxable Year; provided, that solely in respect of PubCo, to the extent that state and local income and franchise Taxes are deductible for U.S. federal income tax purposes by PubCo for the relevant Taxable Year, the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by PubCo with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) PubCo’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” means the portion of any Relevant Tax Attribute of PubCo that is “Attributable” to the Blocker TRA Parties or to any present or former Exchange TRA Party, as the case may be, determined under the following principles:

(i) Any Blocker Pre-BCA NOLs shall be determined separately with respect to each Blocker TRA Party and is Attributable to each Blocker TRA Party in proportion to the Blocker Owner’s Pro Rata Percentage corresponding to such Blocker TRA Party as determined immediately prior to the Business Combination;

(ii) Any Blocker Transferred Basis shall be determined separately with respect to each Blocker TRA Party and is Attributable to each Blocker TRA Party in proportion to the Blocker Owner’s Pro Rata Percentage corresponding to such Blocker TRA Party as determined immediately prior to the Business Combination;

(iii) Any BCA Basis shall be determined separately with respect to each Exchange TRA Party and is Attributable to each Exchange TRA Party in an amount equal to the product of the total BCA Basis and the BCA Basis Percentage of such Exchange TRA Party.

(iv) Any Exchange Basis shall be determined separately with respect to each Exchange TRA Party and is Attributable to each Exchange TRA Party in proportion to the Company Unitholder’s Pro Rata Percentage corresponding to such Exchange TRA Party;

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(v) The Basis Adjustments shall be determined separately with respect to each Exchange TRA Party in an amount equal to the total Basis Adjustment relating to such Units delivered to PubCo by such Exchange TRA Party in the Exchange (for the avoidance of doubt, with respect to any Basis Adjustments attributable to a distribution or redemption under Section 734(b) of the Code, the Exchange TRA Holder shall be the holder of Units relinquishing its interest in the Reference Asset); and

(vi) any deduction to PubCo with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Basis Adjustment” means the increase or decrease to the tax basis of, or PubCo’s share of, the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, the Company remains a partnership for U.S. federal income tax purposes) and (ii) under Sections 732, 734(b) and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“BCA Basis” means the Tax basis in the Reference Assets that are amortizable under Section 197 of the Code or that are otherwise reported as amortizable on IRS Form 4562 for U.S. federal income Tax purposes to the extent depreciation or amortization with respect to such basis will be allocable to PubCo (including, for the avoidance of doubt, as a result of Section 704(c) of the Code) as a result of PubCo’s acquisition of Units pursuant to the Business Combination.

“BCA Basis Percentage” means in respect of an Exchange TRA Party, the Company Unitholder’s Pro Rata Percentage corresponding to such Exchange TRA Party.

“Blocker” means BVP BBQ Blocker, LP, a Delaware limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes.

“Blocker Merger Sub” means VBLG Blocker Merger Sub, LLC, a Delaware limited liability company.

“Blocker Owner’s Pro Rata Percentage” has the meaning set forth in the Business Combination Agreement.

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“Blocker Pre-BCA NOLs” means, any net operating loss, capital loss, charitable deduction, disallowed interest expense under Section 163(j) of the Code, or tax credit of the Blocker or its successor that has accrued or otherwise relates to taxable periods (or portions thereof) beginning prior to the Closing Date (including, for the avoidance of doubt, any Transaction Tax Deductions to which PubCo is entitled as a successor of the Blocker); provided, that, in the case of a taxable period of the Blocker beginning on or prior to the Closing Date and ending after the Closing Date (a “Blocker Straddle Period”), the attributes of the Blocker that are treated as accruing or otherwise relating to a taxable period (or portion thereof) beginning prior to the Closing Date shall for purposes of this Agreement be calculated based on an interim closing of the books as of the close of the Closing Date (and for such purpose, the taxable period of any partnership or other passthrough entity in which the Blocker owns a beneficial interest shall be deemed to terminate at such time), except that the amount of exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, with respect to such Blocker Straddle Period for property placed into service prior to the Closing Date shall be treated as apportioned on a daily basis.

“Blocker Straddle Period” is defined in the definition of “Blocker Pre-BCA Covered Tax Assets.”

“Blocker TRA Parties” means the Persons listed in Annex B.

“Blocker Transferred Basis” means the Tax basis of the Reference Assets that are amortizable under Section 197 of the Code or that are otherwise reported as amortizable on IRS Form 4562 for U.S. federal income Tax purposes relating to the Units previously held by the Blocker and acquired by PubCo in connection with the Business Combination, in each case, determined as of immediately prior to the Business Combination.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” has the meaning set forth in the Business Combination Agreement.

“Change of Control” means the occurrence of any of the following events or series of related events after the date hereof:

(i)	any Person, or group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (as defined in the Exchange Agreement), or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then-outstanding voting securities (other than a group formed pursuant to the Investor Rights Agreement);

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(ii)	there is consummated a merger, consolidation or similar business transaction involving PubCo with any other Person or Persons, and, either (a) the Board of PubCo immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (b) immediately after the consummation of such transaction, the voting securities of PubCo immediately prior to such transaction do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof; or

(iii)	the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of assets of the Company), other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (iii) above, a “Change of Control” shall not be deemed to have occurred (x) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or equity of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions or (y) by virtue of the consummation of any transaction or series of transactions, immediately following which, PubCo and one or more other entities (the “Other Constituent Companies”) shall have become separate wholly-owned Subsidiaries of a holding company, and the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock immediately prior to such transaction or series of transactions, together with the ultimate beneficial owners of the outstanding equity interests in the Other Constituent Companies immediately prior to such transaction or series of transactions, shall have become the equityholders of the new holding company in exchange for their respective equity interests in PubCo and the Other Constituent Companies, and such transaction or transactions would not otherwise constitute a “Change of Control” assuming references to PubCo are references to such holding company.

“Class A Common Stock” means Class A common stock, $0.0001 par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $0.0001 par value per share, of PubCo.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

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“Company Unitholder’s Pro Rata Percentage” has the meaning set forth in the Business Combination Agreement.

“Covered Person” has the meaning set forth in Section 7.13(d).

“Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Company Merger Sub” means VBLG Merger Sub, LLC, a Delaware limited liability company.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Cumulative Net Realized Tax Benefit” as of the end of a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo (excluding, for the avoidance of doubt, the Taxable Years of the Blocker ending on the Closing Date), up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments of PubCo for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of law, as applicable, or any other event that finally and conclusively establishes the amount of any liability for tax and shall also include the acquiescence of PubCo to the amount of any assessed liability for Tax.

“Direct Exchange” is defined in the recitals to this agreement.

“Early Termination Agreed Rate” means LIBOR plus 100 basis points.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.50% per annum, compounded annually, and (ii) the Early Termination Agreed Rate.

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“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” means any Direct Exchange or Redemption or taxable purchase (as determined for U.S. federal income tax purposes) of Units by PubCo from an Exchange TRA Party.

“Exchange Agreement” means that certain Exchange Agreement of the Company, dated as of the date hereof, by and between the Company, PubCo and the holders of Units from time to time party thereto, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Exchange Basis” means the Tax basis of the Reference Assets that are amortizable under Section 197 of the Code or that are otherwise reported as amortizable on IRS Form 4562 for U.S. federal income Tax purposes associated with the Units transferred upon an Exchange, determined as of the time immediately prior to the Business Combination; provided, that any Tax basis included in BCA Basis Attributable to the Exchange TRA Parties shall be excluded from the determination of the Exchange Basis.

“Exchange Date” means the date of any Exchange.

“Exchange TRA Parties” means the Persons listed on Annex A.1

“Expert” is defined in Section 6.2 of this Agreement.

“Forfeited Percentage” is defined in Section 3.1 of this Agreement.

“Forfeited Shares” is defined in Section 3.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (a) PubCo and (b) without duplication, the Company, but in the case of this clause (b) only with respect to Taxes imposed on the Company and allocable to PubCo, in each case using the same methods, elections, conventions, and practices used on the relevant PubCo Tax Return; provided, that the liability for Taxes described in clauses (a) and (b) shall be calculated (i) without taking into account the Blocker Pre-BCA NOLs (including, for the avoidance of doubt, any carryforward or carryback of any tax item attributable to the Blocker Pre-BCA NOLs), (ii) assuming the BCA Basis, Blocker Transferred Basis and Exchange Basis are zero, (iii) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including any amendments thereto for the Taxable Year, (iv) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year, (v) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local hypothetical tax liability of PubCo and the Company, and (vi) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by PubCo for U.S. federal income Tax purposes.

[1]	Note to Draft: To include non-Blocker TRA parties.

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“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Sections 1272, 1274 or 483 or other provisions of the Code with respect to PubCo’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“Interest Sale” is defined in Section 5.2(c) of this Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and among PubCo and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by PubCo and approved by the TRA Party Representative (such approval not to be unreasonably withheld, conditioned or delayed) as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the one-year London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by PubCo at such time and approved by the TRA Party Representative (such approval not to be unreasonably withheld, conditioned or delayed)); provided, that at no time shall LIBOR be less than 0%. If PubCo has made the determination (such determination to be conclusive absent manifest error) that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then PubCo shall, subject to the prior written consent of the TRA Party Representative, which consent shall not be unreasonably withheld, conditioned or delayed, establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions for similar loans in the U.S. loan market in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as selected from time to time by PubCo. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended, with the consent of PubCo and the Company, as necessary or appropriate, in the reasonable judgment of PubCo, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, if PubCo determines that such market practice is not administratively feasible for PubCo, such Replacement Rate shall be applied as otherwise reasonably determined by PubCo.

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“Market Value” means as of the applicable Exchange Date or an Early Termination Date, the price for a share of Class A Common Stock (or any class of stock into which it has been converted) as reflected on the U.S. securities exchange on which the Class A Common Stock is listed, as reported on bloomberg.com or such other reliable source as determined by the Manager (as defined in the Company LLC Agreement) in good faith, at the close of trading on the last full Trading Day (as defined in the Company LLC Agreement) immediately prior to such Exchange Date or Early Termination Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded as of such Early Termination Date, then the Manager (as defined in the LLC Agreement) shall determine the Market Value in good faith.

“Member” has the meaning set forth in the Company LLC Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at the time of an Exchange, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Original Units” has the meaning set forth in the Company LLC Agreement.

“Permitted Transfer” has the meaning set forth in the Company LLC Agreement.

“Permitted Transferee” has the meaning set forth in the Company LLC Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member) (i) that occurs after the Business Combination but prior to a Redemption or Direct Exchange or other Exchange of such Units and (ii) to which Section 743(b) of the Code applies (other than such a transfer giving rise to basis adjustments described under Section 1.743-1(h) of the Treasury Regulations).

“PubCo” is has the meaning set forth in the recitals to this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit until there has been a Determination.

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“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 6.2 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset (including for this purpose any items of deferred revenue and any adjustments under Section 481 of the Code) of the Company or any of its successors or assigns, and any asset held by any entities in which the Company owns a direct or indirect equity interest that are treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such entities are held only through other entities treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the time immediately prior to the Business Combination or on an Exchange Date, as applicable. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Relevant Tax Attribute” has the meaning set forth in the recitals hereto.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule and, in each case, any amendments thereto.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

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“Taxable Year” means a taxable year of PubCo under the Code or comparable sections of U.S. state or local or foreign tax law, as applicable (which, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), after the Closing Date.

“Taxes” means any and all United States federal, state, or local taxes, assessments or other charges that are based on or measured with respect to net income or profits (including alternative minimum taxes and any franchise taxes imposed in lieu of an income tax), including, in each case, any related interest, penalties or additions to tax.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Threshold Exchange Units” is defined in Section 3.4 of this Agreement.

“TRA Parties” means (i) the Blocker TRA Parties and (ii) the Exchange TRA Parties.

“TRA Party Representative” means, initially, Steve Lebowitz, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all Exchange TRA Parties had fully Exchanged their Units for Class A Common Stock or other consideration and PubCo had exercised its right of early termination on the date of the most recent Exchange.

“Transaction Tax Deductions” has the meaning set forth in the Business Combination Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Company LLC Agreement.

“U.S.” means the United States of America.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(i)	in each Taxable Year ending on or after such Early Termination Date, PubCo will have taxable income sufficient to fully use the Tax items arising from the Relevant Tax Attributes (other than any items addressed in clause (iv) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii)	the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

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(iii)	all taxable income of PubCo will be subject to the maximum applicable Tax rate for U.S. federal income Tax purposes throughout the relevant period, and the Tax rate for U.S. state and local income Taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date;

(iv)	any net operating loss, excess interest deduction, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) generated by any Blocker Pre-BCA NOLs or loss carryovers generated by deductions arising from any Relevant Tax Attributes or Imputed Interest that are available as of the Early Termination Date will be used by PubCo on a pro rata basis in the earliest possible Taxable Year permitted by the Code and the Treasury Regulations;

(v)	any non-amortizable assets (including the stock in any Subsidiary treated as a PubCo for Tax purposes) will be disposed of in a fully taxable transaction for an amount sufficient to fully utilize the adjusted basis for such assets, including any adjustments attributable to such assets under Sections 734 and 743 of the Code (and, in each case, the comparable sections of U.S. state and local Tax law), and for the avoidance of doubt including Basis Adjustments, on the fifteenth anniversary of the Closing Date; provided, that in the event of a Change of Control that includes the sale of such asset (or the sale of equity interests in a partnership or disregarded entity for U.S. federal income tax purposes that directly or indirectly owns such asset), such non-amortizable assets shall be disposed of at the time of the direct or indirect sale of the relevant asset in such Change of Control (if earlier than such fifteenth anniversary) for such price;

(vi)	if, on the Early Termination Date, any Exchange TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such Exchange TRA Party if such Units had been Exchanged on the Early Termination Date, and such Exchange TRA Party shall be deemed to receive the amount of cash such Exchange TRA Party would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Date; and

(vii)	any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2. Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

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(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The terms “include” and “including” are by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(vi) References to any Person shall include the successors and permitted assigns of such Person.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents (including the Company LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II.
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1. Attribute Schedule. Following the Closing Date, within ninety (90) calendar days after the filing of IRS Form 1120 (or any successor form) of PubCo for a given Taxable Year, PubCo shall deliver to the TRA Party Representative a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Blocker Transferred Basis of the Reference Assets in respect of the Blocker TRA Parties, if any, (ii) the BCA Basis of the Reference Assets in respect of the TRA Parties, if any, (iii) the Exchange Basis of the Reference Assets in respect of the Exchange TRA Parties, if any, (iv) the Basis Adjustment with respect to the Reference Assets in respect of the Exchange TRA Parties as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by an Exchange TRA Party, if any, calculated in the aggregate, (v) the Non-Stepped Up Tax Basis of the Reference Assets in respect of the Exchange TRA Parties as of each applicable Exchange Date, if any, (vi) the period (or periods) over which the Reference Assets in respect of the TRA Parties are amortizable and/or depreciable and (vii) the period (or periods) over which the Blocker Transferred Basis, the BCA Basis, the Exchange Basis, and each Basis Adjustment in respect of the TRA Parties is amortizable and/or depreciable. The Attribute Schedule shall also list any limitations on the ability of PubCo to utilize any Relevant Tax Attributes under applicable laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code). All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules in compliance with this Agreement shall be borne by the Company.

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Section 2.2. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Following the Closing Date, within ninety (90) calendar days after the filing of the Form 1120 (or any successor form) of PubCo for any Taxable Year, PubCo shall provide to the TRA Party Representative a schedule showing, in reasonable detail necessary to perform the calculations under this Agreement, the calculation of the Tax Benefit Payment in respect of each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and the components thereof for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles.

(i) General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of PubCo for such Taxable Year attributable to the Relevant Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Relevant Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Relevant Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to Blocker Transferred Basis or Blocker Pre-BCA NOLs will be treated as other property or money for purposes of Section 356(a) of the Code received in the Business Combination, (B) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the BCA Basis Attributable to the Blocker TRA Parties (with respect to the Units acquired by PubCo in the Business Combination) will be treated as other property or money for purposes of Section 356(a) of the Code received in the Business Combination, (C) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Exchange Basis or Basis Adjustments (other than Basis Adjustments resulting from Tax Benefit Payments attributable to the BCA Basis) will be treated as subsequent upward purchase price adjustments with respect to the Units exchanged in the applicable Exchange that have the effect of creating additional Basis Adjustments to the Reference Assets for PubCo in the year of payment, (D) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the BCA Basis Attributable to an Exchange TRA Holder will be treated as subsequent upward purchase price adjustments with respect to the Threshold Exchange Units that have the effect of creating additional Basis Adjustments to Reference Assets for PubCo in the year of payment, (E) any additional Basis Adjustments under the foregoing clauses (C) and (D) will be incorporated into the current year calculation and into future year calculations, as appropriate, and (F) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

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(ii) Applicable Principles for Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in Section 2.3(b)(i) shall not be required to apply to payments hereunder to an Exchange TRA Party in respect of a Section 734(b) Exchange by such Exchange TRA Party. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) an Exchange TRA Party that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to PubCo following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to PubCo, then the Exchange TRA Party that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion. For purposes of this Agreement, such Basis Adjustments resulting from subsequent Section 734(b) Exchanges as described in (B) in the previous sentence shall be reported and treated as Exchange Basis for purposes of this Agreement.

(iii) Applicable Principles for Exchange Basis and Blocker Transferred Basis. For the avoidance of doubt, the Realized Tax Benefit (or the Realized Tax Detriment) attributable to the Exchange Basis or Blocker Transferred Basis is intended to represent the decrease (or increase) in the actual liability for Taxes of PubCo for such Taxable Year attributable to the Tax deductions resulting from the Tax basis of the Reference Assets measured immediately prior to the Business Combination in excess of Tax deductions resulting from the BCA Basis.

Section 2.3. Procedures, Amendments.

(a) Procedure. Every time PubCo delivers to the TRA Party Representative a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), PubCo shall also deliver schedules, valuation reports, if any, and work papers, as determined by PubCo or reasonably requested by the TRA Party Representative, providing reasonable detail regarding the preparation of the Schedule, and allow the TRA Party Representative reasonable access at no cost to the appropriate representatives of PubCo, as determined by PubCo or requested by the TRA Party Representative, in connection with the review of such Schedule. Without limiting the application of the preceding sentence, each time PubCo delivers to the TRA Party Representative a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, PubCo shall also deliver to the TRA Party Representative a reasonably detailed calculation of the applicable Hypothetical Tax Liability, a reasonably detailed calculation of the applicable Actual Tax Liability, as well as any other work papers considered relevant by PubCo or requested by the TRA Party Representative, provided that PubCo shall not be required to provide any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. Subject to Section 2.3(b), an applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party Representative has received the applicable Schedule or amendment thereto unless (i) the TRA Party Representative provides PubCo before such date with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the TRA Party Representative provides a written waiver of such right of any Objection Notice before such date (in which case such Schedule or amendment thereto becomes binding on the date such waiver has been received by PubCo). If PubCo and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by PubCo of an Objection Notice, then PubCo and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.8 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will fairly represent the interests of each of the TRA Parties and shall use reasonable efforts to timely raise and pursue, in accordance with this Section 2.3(a), any reasonable objection to a Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

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(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by PubCo (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). PubCo shall provide to the TRA Party Representative an Amended Schedule, along with reasonable detail regarding the preparation of the applicable portion of such Amended Schedule, within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the first sentence of this Section 2.3(b).

ARTICLE III.
TAX BENEFIT PAYMENTS

Section 3.1. Timing and Amount of Tax Benefit Payments.

(a) Within five (5) Business Days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final in accordance with Section 2.3(a), PubCo shall pay or cause to be paid to each TRA Party for such Taxable Year an amount equal to the excess, if any, of (i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party in respect of such Taxable Year; provided that, if PubCo makes Advance Payments, it shall make Advance Payments to all parties eligible to receive payments under this Agreement with respect to a particular Taxable Year in proportion to their respective amount of anticipated payments under this Agreement in respect of such Taxable Year. Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to PubCo or as otherwise agreed by PubCo and such TRA Party. PubCo shall use its commercially reasonable efforts to respond to any reasonable inquiry of a TRA Party (or the TRA Party Representative on behalf of such TRA Party) in regard to the calculation of the amount payable to such TRA Party pursuant to any Schedule delivered under this Agreement, including the calculation of the Tax Benefit Payment in respect of such TRA Party for such Taxable Year. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to any Exchange TRA Party, if such Exchange TRA Party notifies PubCo in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such Exchange TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

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(b) A “Tax Benefit Payment” in respect of a TRA Party means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest, but instead shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts) and the Advance Payments previously made under Section 3.1(b) of this Agreement (excluding any portion of Advance Payments in respect of anticipated Interest Amounts); provided, for the avoidance of doubt, that a TRA Party shall not be required to return any portion of any previously made Tax Benefit Payment or Advance Payment it receives under this Agreement. The “Interest Amount” in respect of the TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing the IRS Form 1120 (or any successor form) for PubCo for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid. “Advance Payments” in respect of a TRA Party for a Taxable Year means the payments made by PubCo to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year. PubCo shall be entitled at its option to make Advance Payments. Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV of this Agreement in respect of present or future Relevant Tax Attributes, such Relevant Tax Attributes shall no longer be considered Relevant Tax Attributes for purposes of determining Tax Benefit Payments or the Net Tax Benefit.

Section 3.2. No Duplicative Payments. Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed consistent with such intent.

Section 3.3. Pro Rata Payments.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of PubCo with respect to the Relevant Tax Attributes is limited in a particular Taxable Year because PubCo does not have sufficient taxable income, the Net Tax Benefit for that Taxable Year shall be allocated among all parties then-eligible to receive Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit for that Taxable Year, respectively, that would have been Attributable to each TRA Party if PubCo had sufficient taxable income so that there were no such limitation. For the avoidance of doubt, the determination of whether Tax Benefit Payments are held-back pursuant to Section 3.4, shall not be relevant in the determination of whether a Net Tax Benefit is eligible to be allocated to the relevant TRA Party for purposes of this Section 3.3(a).

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(b) After taking into account Section 3.3(a), if for any reason PubCo does not fully satisfy its payment obligations to make Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year (for example, as a result of having insufficient cash to make the Tax Benefit Payments due hereunder), then PubCo and the TRA Parties agree that (i) PubCo shall make payments due hereunder to the TRA Parties in respect of a Taxable Year in the same proportion as such payments would have been made if the relevant payment had been made in full by PubCo, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been paid in full; provided, however, that any payments that were previously held by PubCo on behalf of a TRA Party and have become due and payable pursuant to Section 3.4 shall be made prior to any other Tax Benefit Payments.

(c) To the extent PubCo makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Sections 3.3(a) and (b)) in an amount in excess of the amount of such payment that should have been made to the TRA Party in respect of such Taxable Year, then (i) the TRA Party shall not receive further payments under Section 3.1(a) until the TRA Party has forgone an amount of payments equal to such excess and (ii) PubCo shall pay the amount of the TRA Party’s forgone payments to other TRA Parties (to the extent applicable) in a manner such that each of the other TRA Parties, to the extent possible, shall have received aggregate payments under Sections 3.1(a) and (b) in the amount it would have received if there had been no excess payment to the TRA Party.

Section 3.4. BCA Basis. Notwithstanding anything to the contrary herein, any and all Tax Benefit Payments that would otherwise be made pursuant to this Agreement with respect to any BCA Basis shall be held by PubCo for the benefit of the applicable TRA Party (without any interest thereon) until such time as such TRA Party has exchanged Units in one or more Exchanges equal to [10%] of the Units held by such TRA Party determined prior to the Business Combination (such Units, with respect to each TRA Party, such TRA Party’s “Threshold Exchange Units”). Promptly following the time any such TRA Party has exchanged, in the aggregate, a number of Units equal to or exceeding the Threshold Exchange Units, such withheld amount shall be paid by PubCo to the applicable TRA Party. Notwithstanding anything herein to the contrary, all Blocker TRA Parties (with respect to the Units held by the Blocker and acquired by PubCo as part of the Business Combination) shall be deemed to have exchanged any Threshold Exchange Units held by such Blocker TRA Party in the Business Combination, and, therefore, no amounts shall be held back pursuant to this Section 3.4 to such Blocker TRA Parties.

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Section 3.5. Withholding. PubCo and its affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment in accordance with the Code or any provision of U.S. state, local or foreign tax law (including for this purpose any withholding required by PubCo or its affiliates that may be required in connection with an Exchange). To the extent that amounts are so deducted or withheld and promptly paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid by PubCo to the relevant TRA Party. PubCo shall provide evidence of such payment to each TRA Party in respect of which such deduction or withholding is required, to the extent that such evidence is available. Each TRA Party shall promptly provide PubCo with any applicable tax forms and certifications reasonably requested by PubCo in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law. PubCo will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding.

ARTICLE IV.
TERMINATION

Section 4.1. Early Termination of Agreement; Breach of Agreement.

(a) With the prior written approval of the Board (or any Person(s) to whom the Board has delegated such authority), PubCo may terminate this Agreement with respect to all amounts payable to the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of the TRA Party; provided, however, that (i) this Agreement shall only terminate pursuant to this Section 4.1(a) upon the receipt in full of the Early Termination Payment by the TRA Parties, (ii) PubCo shall deliver an Early Termination Notice only if it is able to make all required Early Termination Payments under this Agreement, and (iii) PubCo may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.

(b) In the event that PubCo breaches any of its material obligations under this Agreement, whether as a result of a failure to make any payment when due, a failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and PubCo fails to cure such breach within 20 Business Days of the TRA Party Representative informing PubCo of such breach, then, at the election of the TRA Party Representative, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by PubCo pursuant to this Section 4.1(b). Notwithstanding the foregoing (i), in the event that PubCo breaches any of its material obligations under this Agreement, the TRA Party Representative shall be entitled to elect on behalf of all TRA Parties to receive the amounts referred to in this Section 4.1(b) or to seek specific performance of the terms of this Agreement and (ii), if PubCo fails to make any Tax Benefit Payment when due, to the extent that PubCo has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing the Company or any other Subsidiaries of the Company to distribute or lend funds to facilitate such payment, and by accessing any revolving credit facilities or other sources of available credit to fund any such amounts), such failure shall not be a breach of this Agreement until the earlier of (w) PubCo having sufficient cash to pay such balance and (x) the one-year anniversary of the receipt of the notice for such payment; provided, that (y) the interest provisions of Section 5.3 shall apply to such late payment, and (z) if PubCo does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which PubCo or any of its Subsidiaries is a party, which limitations are effective after the date of this Agreement, Section 5.3 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

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(c) In connection with a Change of Control, all obligations under this Agreement with respect to the applicable TRA Parties shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control. Section 4.2 and Section 4.3 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by PubCo.

Section 4.2. Early Termination Notice. If PubCo chooses to exercise its right of early termination under Section 4.1(a) above, PubCo shall deliver to the TRA Party Representative such intention to exercise such right (“Early Termination Notice”). In addition, if PubCo chooses to exercise its right of early termination under Section 4.1(a) above, or the obligations under this Agreement are accelerated under Section 4.1(b) or Section 4.1(c) above, PubCo shall deliver to the TRA Party Representative a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment due to each TRA Party. Such Early Termination Schedule shall become final and binding on all parties consistent with the procedures described in Section 2.3(a). The date on which the Early Termination Schedule becomes final shall be the “Early Termination Effective Date.”

Section 4.3. Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Effective Date, PubCo shall pay to the TRA Parties an amount equal to the Early Termination Payment in respect of such TRA Party; provided, however, that any amount payable pursuant to this Agreement as a result of a Change of Control shall be paid concurrently with the consummation of such Change of Control. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or as otherwise agreed by PubCo and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal (i) the present value, discounted at the Early Termination Rate, as of the date of the Early Termination Notice, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by PubCo beginning from the date of the Early Termination Notice and applying the Valuation Assumptions, plus (ii) any Tax Benefit Payment due and payable with respect to such TRA Party that is unpaid as of the date of the Early Termination Notice, plus (iii) (without duplication) interest accruing on the amounts described in clauses (i) through (ii) (which shall include interest accruing on the amount described in clause (i) from the date of the Early Termination Notice).

(c) Upon the payment of the Early Termination Payment by PubCo to a TRA Party, PubCo shall not have any further payment obligations under this Agreement in respect of such TRA Party.

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ARTICLE V.
SUBORDINATION; CERTAIN TAX COVENANTS; LATE PAYMENTS

Section 5.1. Subordination.

(a) Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by PubCo under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of PubCo and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of PubCo that are not Senior Obligations.

(b) To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the applicable TRA Parties and PubCo shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations (it being understood that interest shall accrue on the amount of such unpaid obligation in accordance with the terms hereof).

(c) Payments under any tax receivable agreement or similar agreement (excluding, for the avoidance of doubt, this Agreement) entered into after the date hereof or as part of any transaction entered into after the date hereof in which PubCo, the Company or their Subsidiaries would be required to pay the parties thereto for tax attributes shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made for so long as PubCo has any unpaid obligation pursuant this Agreement.

(d) PubCo shall use its commercially reasonable efforts to maintain sufficient available funds for the purpose of making required payments under this Agreement and avoid entering into credit agreements or Senior Obligations that could be reasonably anticipated to materially delay the timing of any payments under this Agreement.

Section 5.2. Certain Tax Covenants.

(a) PubCo hereby agrees and warrants to each TRA Party (i) that it will not cause the Company or any Subsidiary of the Company to convert into, or elect to be treated as, a corporation for Tax purposes without the prior written consent of the TRA Party Representative, (ii) that it will not cause the Company to contribute any of its assets (other than any assets with a de minimis aggregate gross value) into one or more Subsidiaries that are treated as corporations for Tax purposes, or cause the Company to liquidate or distribute in kind any of its non-cash assets to its members, without the prior written consent of the TRA Party Representative, and (iii) that it will cause the Company, and any Subsidiary that is treated as a partnership for Tax purposes, to make valid Section 754 elections (and all comparable elections under applicable state and local tax law) for its first Taxable Year ending after the date of this Agreement and it will not seek to revoke any such election until PubCo has received all possible tax benefits from all Basis Adjustments and Imputed Interest in respect of which PubCo may be required to make any payments under this Agreement to the TRA Parties.

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(b) PubCo hereby agrees that prior to (i) any proposed Interest Sale (as defined in Section 5.2(c)) or (ii) any proposed sale or other disposition of all or any substantial part of the non-cash assets of the Company, it shall deliver to each TRA Party notice of such proposed transaction at least thirty (30) days prior to the consummation thereof and afford each TRA Party that still holds Units the opportunity to Exchange all or part of such Units prior to such date.

(c) For purposes of this Agreement, (i) any sale or other disposition of all or any part of PubCo’s interest in the Company (an “Interest Sale”) shall be deemed to be comprised of a sale or other disposition of a pro rata portion of each of the separate interests held by PubCo (i.e., the original interest of PubCo as of the date of this Agreement and each additional interest acquired hereafter by Exchange or otherwise), regardless of whether such separate interests can be (or are) identified and separately conveyed, and (ii) notwithstanding any provision herein to the contrary, for purposes of determining the payments due to the TRA Parties hereunder attributable to such Interest Sale, each such separate interest that was acquired from a TRA Party pursuant to an Exchange shall be treated as a Reference Asset and the Basis Adjustment with respect thereto shall be the excess of the tax basis of PubCo in such interest immediately after such Exchange over the tax basis of such TRA Party in the applicable Units immediately before such Exchange (with such Basis Adjustment to be increased as appropriate to reflect payments by PubCo to such TRA Party pursuant to this Agreement and to be decreased as appropriate to reflect the depreciation or amortization attributable to the correlative Basis Adjustments to the underlying assets of the Company).

Section 5.3. Late Payments by PubCo. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI.
TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1. Participation in PubCo’s and the Company’s Tax Matters. Except as otherwise provided in this Agreement, the Business Combination Agreement or the Company LLC Agreement, PubCo shall have full responsibility for, and sole discretion over, all Tax matters concerning PubCo, the Company and their Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing,

(i) PubCo shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of PubCo, the Company or any of their Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to materially affect the rights and obligations of a TRA Party under this Agreement, including the Tax Benefit Payments payable to TRA Parties,

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(ii) shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Party Representative, on behalf of the TRA Parties) to participate in or provide information and other input to PubCo, the Company and their Subsidiaries, as applicable, and their respective advisors concerning the conduct of any such portion of such audit, which PubCo, the Company and their Subsidiaries (including their advisors) shall consider in good faith; and

(iii) PubCo, the Company and their Subsidiaries, as applicable, shall not enter into any settlement with respect to any such portion of such audit that could have a material adverse effect on the TRA Parties’ rights to receive payments under this Agreement without the written consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2. Reconciliation. In the event that PubCo and the TRA Party Representative are unable to resolve a disagreement with respect to a Schedule (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such parties. The Expert shall be a partner or principal in a nationally recognized accounting firm. If PubCo and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a dispute subject to Section 7.8 and an arbitration panel shall pick an Expert. The Expert shall resolve any matter relating to a Schedule or an amendment thereto as soon as reasonably practicable and in any event within thirty (30) calendar days after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert entirely adopts the position of the TRA Party Representative, in which case PubCo shall reimburse the TRA Party Representative for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert entirely adopts PubCo’s position, in which case Tax Benefit Payments to the TRA Parties that would have increased Tax Benefit Payments if the position of the TRA Party Representative had been adopted shall be reduced proportionately in the aggregate by any reasonable and documented out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.2 shall be binding on PubCo and the TRA Parties and may be entered and enforced in any court having competent jurisdiction.

Section 6.3. Consistency. PubCo and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule finalized consistent with the terms of this Agreement, unless otherwise required by a contrary Determination by an applicable Taxing Authority.

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Section 6.4. Cooperation. Each of PubCo, the Company and the TRA Parties shall (a) furnish to the other parties in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or defending any audit, examination or controversy with any Taxing Authority, (b) make itself reasonably available to the other parties and their respective representatives to provide explanations of documents and material and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and PubCo shall reimburse each TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.4 at the request of PubCo or the Company.

Section 6.5. Election Under Section 754 of the Code. PubCo will ensure that the Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code commencing with the effective date of this Agreement and shall maintain such election throughout the term of this Agreement.

Section 6.6. Change in Tax Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Tax law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income and all applicable state and local Tax purposes or would have other material adverse Tax consequences to the TRA Party and/or its direct or indirect owners, then at the election of such TRA Party and to the extent specified by the TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by the TRA Party occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by the TRA Party to waive any benefits to which such TRA Party would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

ARTICLE VII.
MISCELLANEOUS

Section 7.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1):

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If to PubCo, or the Company, to:

[●]

with a copy (which shall not constitute notice to PubCo or the Company) to:

[●]

If to the TRA Party Representative:

[●]

with a copy (which shall not constitute notice to the TRA Party Representative) to:

[●]

Any party hereto may change its address or e-mail address by giving each of the other parties hereto written notice thereof in the manner set forth above.

Section 7.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law. No party hereto shall assert, and each party shall cause its Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

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Section 7.6. Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No TRA Party is permitted to assign, sell, transfer, pledge, delegate, or otherwise dispose of any interest, right or obligation under this Agreement without the prior written approval of the Board (not to be unreasonably withheld, conditioned or delayed); provided, that to the extent Units are transferred in accordance with the terms of the Company LLC Agreement, the transferring TRA Party shall assign to the transferee of such Units the transferring TRA Party’s rights under this Agreement as long as such transferee has executed and delivered or, in connection with such transfer, executes and delivers, a Joinder agreeing to become a “TRA Party” for all purposes of this Agreement.

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of PubCo and by TRA Parties who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Parties hereunder if PubCo had exercised its right of Early Termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Parties will or may receive under this Agreement unless all such disproportionately affected TRA Parties consent in writing to such amendment.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place.

(d) Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8. Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably after good faith negotiations, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in the state of Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

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(b) Notwithstanding the provisions of Section 7.8(a), PubCo and the TRA Party Representative may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.8(b), each TRA Party (i) expressly consents to the application of Section 7.8(b) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints PubCo as each TRA Party’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such TRA Party of any such service of process, shall be deemed in every respect effective service of process upon such TRA Party in any such action or proceeding.

(c) (i) EACH TRA PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.8(B), OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this Section 7.8(c) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.8(c)(i) of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH OR VALIDITY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

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Section 7.10. Confidentiality. Each TRA Party and its assignees acknowledges and agrees that the information of PubCo and its Affiliates provided pursuant to this Agreement is confidential and, except in the course of performing any duties as necessary for PubCo and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters of PubCo and its Affiliates and successors acquired pursuant to this Agreement. This Section 7.10 shall not apply to (i) any information that has been made publicly available by PubCo, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement, (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns, and (iv) the disclosure to any potential assignee or transferee of information in connection with an assignment, sale, pledge, alienation or transfer of any interest in this Agreement pursuant to Section 7.6(a) so long as such potential assignee or transferee agrees to be subject to the provisions of this Section 7.10. Notwithstanding anything to the contrary in this Agreement, to the extent required by applicable law or to the extent reasonably necessary for a TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the Tax treatment and Tax structure of PubCo, the Company and their Subsidiaries, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

Section 7.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Advance Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to PubCo. In determining whether the interest contracted for, charged, or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by PubCo to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the parties hereto to conform strictly to any applicable usury laws. If at any time PubCo determines that LIBOR will no longer generally be used for determining interest rates for leveraged syndicated loans in the United States from and after a specific date, PubCo and the TRA Party Representative shall endeavor to establish an alternative rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time and references to LIBOR herein shall thereafter be deemed to refer to such agreed rate; provided, that at no time shall such agreed rate be less than 0%.

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Section 7.12. Independent Nature of Rights and Obligations.

(a) The rights and obligations of the each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than PubCo). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and PubCo acknowledges that the TRA Parties are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

(b) Except as otherwise explicitly provided in this Agreement, the actions of a TRA Party pursuant to and in accordance with this Agreement shall be binding only with respect to such TRA Party and not with respect to the any other TRA Party. To the fullest extent permitted by law, no TRA Party shall owe any duties (fiduciary or otherwise) to any other TRA Party or any other Person in determining to take or refrain from taking any action or decision under or in connection with this Agreement.

Section 7.13. TRA Party Representative.

(a) By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to PubCo pursuant to this Agreement; (vi) taking actions the TRA Party Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

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(b) The TRA Party Representative may resign upon thirty (30) days’ written notice to PubCo; provided, that a replacement TRA Party Representative shall have first been identified and agreed to by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all Exchange TRA Parties had fully Exchanged their Units for Class A Common Stock or other consideration and PubCo had exercised its right of early termination on the date of the most recent Exchange.

(c) All reasonable, documented out-of-pocket costs and expenses incurred by the TRA Party Representative in its capacity as such shall be promptly reimbursed by PubCo upon invoice and reasonable support therefor by the TRA Party Representative.

(d) To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, the Company or PubCo for damages arising from any action taken or omitted to be taken by the TRA Party Representative or any other Person with respect to the Company or PubCo, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the Company or PubCo or in furtherance of the interests of the Company or PubCo in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided, that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the Company, PubCo or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

[Signature Page Follows This Page]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

PUBCO:

Velocity Acquisition Corp.

By:
Name:
Title:

COMPANY:

BBQ Holding, LLC

By:
Name:
Title:

[BLOCKER TRA PARTIES]

By:
Name:
Title:

[EXCHANGE TRA PARTIES]

By:
Name:
Title:

[Signature Page for Tax Receivable Agreement]

TRA PARTY REPRESENTATIVE

Steve Lebowitz

By:
Name:
Title:

[●]

[●]

[Signature Page for Tax Receivable Agreement]

Annex A: Exchange TRA Parties

Annex A-1

Annex B: Blocker TRA Parties

Annex B-1

Exhibit A: Form of Joinder

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among. Velocity Acquisition Corp., a Delaware corporation (including any successor corporation, “PubCo”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).

WHEREAS, on ______________________, Permitted Transferee shall acquire _____________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [●], between PubCo and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement,(ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

PUBCO:

Velocity Acquisition Corp.

By:
Name:
Title:

[Transferor]:

By:
Name:
Title:

[Permitted Transferee]

By:
Name:
Title:

EXHIBIT E

FORM LETTER OF TRANSMITTAL

[See attached]

FORM OF LETTER OF TRANSMITTAL

With respect to the [Company Units][Blocker Equity Interests] of

[BBQ Holding, LLC][BVP BBQ Blocker, LP]

Ladies and Gentlemen:

You are receiving this Letter of Transmittal in connection with the merger (the “Merger”) of [VBLG Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”)][VBLG Blocker Merger Sub, LLC, a Delaware limited liability company (“Blocker Merger Sub”)], with and into [BBQ Holding, LLC, a Delaware limited liability company (the “Company”)][BVP BBQ Blocker, LP, a Delaware limited partnership], pursuant to that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of July 20, 2021, by and among Velocity Acquisition Corp., a Delaware corporation (“Velocity”), [Company Merger Sub, VBLG Blocker Merger Sub, LLC, a Delaware limited liability company (“Blocker Merger Sub”), the Company, BVP BBQ Blocker, LP, a Delaware limited partnership (“Blocker”)][VBLG Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), Blocker Merger Sub, BBQ Holding, LLC, a Delaware limited liability company (“Company”), Blocker] and BVP BBQ General Partner, LLC, a Delaware limited liability company (the “BVP GP”), solely in its capacity as the representative of the Blocker Owners and the Company Unitholders (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, at the [Effective Time][Blocker Effective Time], (a) each [Company Unit (other than Class B Units (which shall be treated in accordance with Section 2.6(d) of the Business Combination Agreement)][Blocker Equity Interest] that is issued and outstanding immediately prior to the [Effective Time][Blocker Effective Time] and [Company Units]/[Blocker Equity Interests], if any, held in the treasury of the [Company][Blocker] (“Cancelled Equity Interests”)) shall be canceled, shall cease to exist and shall not longer be outstanding, and shall be converted into and become the right to receive the applicable portion of [(i) a number of Class A Units, each with a value of $10.00 per Unit, and in the aggregate with a value equal to such Company Unitholder’s Pro Rata Percentage of the Equity Value, (ii) PubCo Class B Common Stock the number of which shall equal the number of Company Units to be received by such Company Unitholder pursuant to clause (i) hereof, and (iii) a number of Earn Out Securities (if released from the Earn Out Escrow Account in accordance with Section 2.8 of the Business Combination Agreement), in each case, as set forth on the Allocation Schedule (collectively, the “Company Unitholder Merger Consideration”)][(i) a number of shares of PubCo Class A Common Stock, each with a value of $10.00 per share, and in the aggregate with a value equal to such Blocker Owner’s Pro Rata Percentage of the Equity Value, and (ii) a number of Earn Out Securities (if released from the Earn Out Escrow Account in accordance with Section 2.8 of the Business Combination Agreement) in each case as set forth on the Allocation Schedule (collectively, the “Blocker Merger Consideration”)], as determined pursuant to Section 2.6 of the Business Combination Agreement; and (b) at or prior to the Effective Time, the Company and the Management Board (as such term is defined in the Company LLC Agreement), as applicable, shall adopt any resolutions and take all steps necessary so that, with respect to each Class B Unitholder, 25% of the outstanding Class B Units held by such Class B Unitholder as of immediately prior to the Effective Time will be vested in connection with and contingent upon the Closing (“Vested Class B Units”) and the remaining 75% of the outstanding Class B Units held by such Class B Unitholder (“Unvested Class B Units”) will be, as shall be determined by the Management Board, either (i) cancelled and converted into equity awards with respect to Velocity Common Stock subject to, but not granted under, the New Equity Plan in such form, and subject to such vesting and other terms and conditions as shall be determined by the Management Board, or (ii) converted into other Company Units, subject to the same vesting terms as in effect prior to the Closing. All Cancelled Equity Interests shall be cancelled and extinguished without any conversion thereof, and no payments shall be made with respect thereto.

Pursuant to the Business Combination Agreement, (a) at the Closing, Velocity shall deposit with the Escrow Agent such number of Earn Out Securities in accordance with the Allocation Schedule, to be held by the Escrow Agent in the Earn Out Escrow Account pursuant to the Earn Out Escrow Agreement, which such Earn Out Securities shall be subject to the release to the Company Unitholders or Blocker Owners, as the case may be, who are entitled to such Earn Out Securities and cancellation provisions provided for in Section 2.8 of the Business Combination Agreement and the Earn Out Escrow Agreement, in accordance with the Allocation Schedule, (b) at or prior to the Effective Time, the Company and the Management Board, as applicable, shall adopt any resolutions and take all steps necessary so that (i) each holder of Vested Class B Units shall receive an equity award subject to, but not granted under the New Equity Plan, in such form as shall be determined by the Management Board, with respect to a number of Earn Out Securities set forth on the Allocation Schedule, with such equity award to vest in a manner consistent with Sections 2.8(g) and (h) of the Business Combination Agreement, subject to the holder’s continuous employment with the Company through each applicable vesting date and such other terms and conditions as shall be determined by the Management Board, and (ii) each holder of Unvested Class B Units shall receive an equity award subject to, but not granted under the New Equity Plan, in such form as shall be determined by the Management Board, with respect to a number of Earn Out Securities set forth on the Allocation Schedule, with such equity award to vest in a manner consistent with Sections 2.8(g) and (h) of the Business Combination Agreement and in accordance to the vesting schedule that would apply to such holder’s Unvested Class B Units without regard to Section 2.6(d) of the Business Combination Agreement, and subject to such other terms and conditions as shall be determined by the Management Board.

1. Consideration. Upon completing, signing and returning this Letter of Transmittal, you will be surrendering your [Company Units][Blocker Equity Interests] and any certificates evidencing your [Company Units][Blocker Equity Interests], in exchange for the right to receive, in respect of each [Blocker Equity Interests][Company Units] so surrendered, the applicable portion of the [Blocker Merger Consideration][Company Unitholder Merger Consideration], as determined pursuant to Section 2.6 of the Business Combination Agreement, in each case, in accordance with and subject to the adjustments and conditions set forth in the Business Combination Agreement.

By signing and returning this Letter of Transmittal, you hereby irrevocably (1) acknowledge and agree (a) that the [Blocker Merger Consideration][Company Unitholder Merger Consideration] is being and will be allocated among the [Blocker Owners][Company Unitholders] in accordance with the terms of the Business Combination Agreement and pursuant to the Allocation Schedule, (b) to the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, and (c) that (i) you have irrevocably constituted and appointed (and you hereby agree and consent to such constitution and appointment) the Seller Representative as your sole exclusive agent and attorney-in-fact and agent for and on your behalf for all purposes to the extent set forth in Section 10.1 of the Business Combination Agreement, (ii) the Seller Representative is the sole Person with the authority to act for you to the extent set forth in Section 10.1 of the Business Combination Agreement, (iii) the Velocity Parties and their respective Affiliates shall be entitled to rely exclusively (without further evidence of any kind whatsoever) on any action or decision of the Seller Representative and shall have no liability to you with respect to the acts or omissions of the Seller Representative, and (iv) you shall have no recourse against the Velocity Parties and their respective Affiliates in connection with such acts or omissions of the Seller Representative.

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Without limiting the foregoing, you acknowledge and agree that except for the [Blocker Merger Consideration][Company Unitholder Merger Consideration], and the [Vested Class B Units, Unvested Class B Units and Earnout Securities (if applicable)], you shall have no right to receive any equity, nor shall you retain any equity or securities, in the Company or any of its Subsidiaries or Affiliates following the consummation of the transactions contemplated by the Business Combination Agreement.

2. Opportunity to Review. You hereby acknowledge and agree that you have (a) received and reviewed a copy of the Business Combination Agreement and the Earn Out Escrow Agreement and hereby approve the adoption of, and consent to the Company’s entry into, the Business Combination Agreement, the Earn Out Escrow Agreement, and all of the documents related thereto and each of the transactions contemplated thereby (including the Merger) (in each case, including any changes, amendments or modifications made to any such agreements, schedules, exhibits and annexes prior to or at the Closing, in each case, as mutually agreed to by Velocity and the Seller Representative from time to time), (b) reviewed the provisions of [Section 18-210 of the Delaware Code][Section 17-212 of the Delaware Code] and (c) had an opportunity to consult with and have relied solely upon the advice, if any, of your legal, financial, accounting and tax advisors with respect to this Letter of Transmittal, the Business Combination Agreement (including the Allocation Schedule and the allocation of the [Blocker Merger Consideration][Company Unitholder Merger Consideration] described therein) and each of the transactions contemplated thereby. You hereby acknowledge and agree that you have not been advised or directed by the Velocity Parties, the Company, Blocker, the Seller Representative, any [Blocker Owner][Company Unitholder], any of their respective Affiliates, or their or their Affiliates’ respective legal counsel or other advisors or representatives in respect of any such matters and that you have not relied on any such parties in connection with this Letter of Transmittal, the Business Combination Agreement, the terms of the Merger described therein, the Allocation Schedule and the allocation of the [Blocker Merger Consideration][Company Unitholder Merger Consideration] described therein, any Ancillary Document, or the transactions contemplated hereby and/or thereby.

3. Representations and Warranties. By signing and returning this Letter of Transmittal, you represent and warrant to Velocity and [Company][Blocker] that (a) you have all necessary power, legal capacity and authority to execute and deliver this Letter of Transmittal and to perform your obligations hereunder, (b) you have good, valid and marketable title to the [Blocker Equity Interests][Company Units] listed on the signature page hereto that you are surrendering for payment hereunder and are the record and beneficial owner of such [Blocker Equity Interests][Company Units], (c) such [Blocker Equity Interests][Company Units] constitute all Equity Securities in [Blocker][Company] owned, beneficially or legally, by you, (d) such [Blocker Equity Interests][Company Units] are free and clear of all Liens (except, if applicable, as may be imposed by restrictions on transfer under applicable Securities Law), (e) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to such [Blocker Equity Interests][Company Units], (f) you are not party to any voting or other agreements (except, if applicable, prior to the Effective Time, the [Company LLC Agreement][Blocker Partnership Agreement]) with respect to such [Blocker Equity Interests][Company Units] and you have full and exclusive authority to surrender without restriction such [Blocker Equity Interests][Company Units], (g) to the extent you are an entity, the execution and delivery of this Letter of Transmittal by you, the performance by you of your obligations hereunder, and the consummation by you of the transactions contemplated hereby, have been duly authorized by you (including by the board of directors or other managing body, if required) and no other corporate, company, partnership or other action, as the case may be, on your part is necessary to authorize the execution and delivery of this Letter of Transmittal by you, the performance by you of your obligations hereunder or the consummation by you of the transactions contemplated hereby, (h) if you are married, and any of the [Blocker Equity Interests][Company Units] constitute community property and spousal or other approval is required for this Letter of Transmittal to be legal, valid and binding and for the representations and warranties made herein to be true, then this Letter of Transmittal has been duly and validly executed and delivered by your spouse and constitutes a legal, valid and binding obligation of such spouse, enforceable against such spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), (i) you are not the subject of any bankruptcy, reorganization or similar proceeding, (j) you have not used or retained any broker or finder in connection with the transactions contemplated hereby nor is any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Business Combination Agreement and/or any Ancillary Document based upon any agreements or other arrangements made by or on behalf of you for which the Velocity Parties, the Company, Blocker or any of their respective affiliates would be responsible, (k) neither the execution and delivery by you of this Letter of Transmittal or any Ancillary Documents to which you are or will be a party, nor the consummation of the transaction contemplated hereby and thereby, will require you to seek consent or approval or provide notice to any third party nor will reasonably result in a violation or breach of any provision of your organizational documents (if applicable). You acknowledge and agree that all representations and warranties contained in this Letter of Transmittal shall survive the Merger and that this Letter of Transmittal sand the representations and warranties contained herein shall be for the benefit of and shall be enforceable by each party to the Business Combination Agreement.

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4. Tax Consequences. You have reviewed the U.S. federal, state and local Tax consequences and foreign Tax consequences of the Merger and the transactions contemplated thereby with your Tax and other advisors. You are relying solely on such advisors and not on any statements or representations of the Velocity Parties, the Company, Blocker or any of its agents with respect to the Tax consequences to you of the Merger and the transactions contemplated thereby. You understand that you (and not Velocity or the Company) will be responsible for any Tax liability that may arise as a result of the Merger and the transactions contemplated thereby. See also “Important Tax Information” in this Letter of Transmittal.

5. Conditions for Payment of Consideration; Satisfaction of Obligations.

(a) You understand and agree that (i) unless and until you submit this Letter of Transmittal duly completed and validly executed by you together with all certificates and other documents required by the Company according to the terms herein or the Business Combination Agreement, no payment of any or all of the [Blocker Merger Consideration][Company Unitholder Merger Consideration] pursuant to the Business Combination Agreement shall be made to you or your designee, (ii) payment is conditioned on the closing of the Merger (which is subject to various conditions set forth in the Business Combination Agreement), and if the Merger is not consummated, the [Blocker Equity Interests][Company Units] will not be converted into the right to receive any or all of the [Blocker Merger Consideration][Company Unitholder Merger Consideration] and this Letter of Transmittal (together with the certificates (if any) submitted in accordance with the terms hereof) will be returned to you and will be void and of no force and effect, (iii) no interest will accrue on any payment due with respect to the [Blocker Merger Consideration][Company Unitholder Merger Consideration] pursuant or otherwise pursuant to the Business Combination Agreement, (iv) any payment due pursuant to this Letter of Transmittal, the Business Combination Agreement or otherwise shall be subject to, and reduced by, any deduction or withholding for any Taxes required by Law (and any amounts so deducted or withheld shall be treated for all purposes as having been paid to the person in respect of which such deduction or withholding was made), and (v) the portion of the [Blocker Merger Consideration][Company Unitholder Merger Consideration] pursuant to be received by you will be calculated in accordance with the Business Combination Agreement and the Allocation Schedule to be delivered as contemplated therein. Subject to the foregoing, you acknowledge and agree that the Company may reject any and all documents not in proper form or, in the Company’s discretion, waive any irregularities or defects in any documents delivered in connection herewith.

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(b) You hereby accept the amount of your portion of the [Blocker Merger Consideration][Company Unitholder Merger Consideration] pursuant in respect of your [Company Units][Blocker Equity Interests] being surrendered by you hereunder, and the right to potentially receive certain payments and/or other rights, if any, under Section 2.6 and 2.8 of the Business Combination Agreement, and you acknowledge and agree that (a) such amount is sufficient to satisfy all obligations to you under applicable Law, the [Company][Blocker]’s [certificate of formation][certificate of limited partnership], the other organizational documents of [Blocker][Company], any agreement, arrangement or understanding between you and [Blocker][Company] and/or any representative of [Blocker][Company], and any other agreement pertaining to such [Blocker Merger Consideration][Company Unitholder Merger Consideration] pursuant, (b) such amount accurately reflects the portion of the [Blocker Merger Consideration][Company Unitholder Merger Consideration] which you are (or may be) entitled to receive pursuant to and in accordance with the terms of the Business Combination Agreement, applicable Law, the [Company][Blocker]’s [certificate of formation][certificate of limited partnership], the other organizational documents of [Blocker][Company], any agreement, arrangement or understanding between you and [Blocker][Company] and/or any representative of [Blocker][Company], and any other agreement pertaining to such [Blocker Equity Interests][Company Units], and (c) in accepting such amount the Velocity Parties, the Company, Blocker and their respective representatives shall be deemed to have satisfied all obligations to make any and all payments with respect to the Merger for such [Blocker Equity Interests][Company Units] and shall have no further obligations to you with respect to payment of any portion of the [Blocker Merger Consideration][Company Unitholder Merger Consideration] (and you expressly waive any and all claims to the contrary).

6. Miscellaneous.

(a) Further Assurances. You hereby agree that you will, upon request, execute and deliver any additional documents reasonably deemed by Velocity or the Company to be necessary or appropriate to complete the surrender and exchange of your [Blocker Equity Interests][Company Units].

(b) Third Party Beneficiaries. You hereby agree that the Velocity Parties, the Company and Blocker shall be third party beneficiaries of your representations, warranties, undertakings and agreements, with full rights as such.

(c) Entire Agreement. You agree that this Letter of Transmittal, the Business Combination Agreement, and all other Ancillary Documents constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d) Assignment. You agree that you will not assign this Letter of Transmittal without the prior written consent of Velocity, Company Merger Sub and the Seller Representative. Any attempted assignment of this Letter of Transmittal not in accordance with the terms of this Section 6(d) shall be void.

(e) No Rights as Equityholder. You hereby acknowledge and agree that, as a result of the Merger, you shall cease to have any rights with respect to or arising from the [Blocker Equity Interests][Company Units], except the right to receive the payments required by the Business Combination Agreement.

5

(f) Termination. This Letter of Transmittal shall be automatically void and of no force and effect if the Closing pursuant to the Business Combination Agreement fails to occur for any reason and the Business Combination Agreement is terminated in accordance with its terms.

(g) Other Provisions. Sections 10.4 (Severability), 10.11 (Governing Law; Jurisdiction), 10.12 (Waiver of Jury Trial), 10.16 (Interpretation) and 10.20 (Execution of Agreement) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

7. Release.

(a) Effective upon the Closing, in consideration for the undersigned’s portion of the [Blocker Merger Consideration][Company Unitholder Merger Consideration], the undersigned [Blocker Owner][Company Unitholder], on behalf of himself, herself or itself, and his, her or its officers, directors, equityholders, subsidiaries, and Affiliates, and each of their respective successors and assigns, hereby fully, unconditionally and irrevocably waives, releases, acquits and forever discharges the Velocity Parties, the Company and Blocker and each Affiliate of the foregoing, and the subsidiaries, officers, directors, managers, stockholders, members, partners, advisors, Representatives, agents and employees and the successors and assigns of the foregoing, and those of their respective Affiliates (collectively, “Released Parties”) from any claims, suits, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, debts, dues, or liabilities of any kind, actions, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), in law or equity (“Action”), which the [Blocker Owner][Company Unitholder] has or may have against any Released Party, whether known or unknown, suspected or unsuspected, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and that now exist or may hereafter exist (collectively, “Claims”) solely to the extent such Claims arise or relate to the [Blocker Owner][Company Unitholder]’s capacity as an equityholder of [Blocker][Company] prior to the [Effective Time][Blocker Effective Time] (collectively, the “Released Claims”); provided, that in no event shall a Released Claim include (i) any rights of the undersigned or any obligations of the Velocity Parties, Company or Blocker pursuant to the Business Combination Agreement or any Related Document, (ii) any rights of the undersigned, if he or she, are serving or have served as officers, managers or directors of the Company or any of its Subsidiaries from time to time to indemnification, advancement of expenses and related matters under the organization documents of the Company and its Subsidiaries or pursuant to the indemnification agreements of the Company and its Subsidiaries or the Business Combination Agreement, or (iii) any rights of the undersigned pursuant to this Letter of Transmittal. The [Blocker Owner][Company Unitholder] shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any Action of any kind before any court, arbitrator, administrative agency, commission, governmental or regulatory authority or similar body against any Released Party based upon any Released Claim. The release contained herein is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, law, implied or express contract, discrimination of any sort or any other grounds. To the extent permitted by applicable Law, the undersigned expressly waives the benefit of any Law, which, if applied to the release set forth herein, would otherwise exclude from its binding effect any claim not known on the date hereof to exist.

(b) The [Blocker Owner][Company Unitholder] represents and acknowledges that: (i) he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the [Blocker][Company]’s Representatives and (ii) in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any Representative of [Blocker][Company] or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

6

(c) The [Blocker Owner][Company Unitholder] acknowledges that he, she or it may execute, and may have executed, additional releases in connection with the Merger, and for the avoidance of doubt, the [Blocker Owner/Company Unitholder] will be bound by each release to which the undersigned is a party and such releases will be cumulative and not exclusive to one another.

(d) The [Blocker Owner][Company Unitholder] hereby forever waives his, her or its dissenter, appraisal or similar rights with respect to the Merger under applicable Law or pursuant to any agreement between the [Blocker Owner][Company Unitholder] and [Blocker][Company] and agrees to take all further necessary or desirable actions reasonably requested by Velocity or the Company to evidence such waiver. For the avoidance of doubt, the [Blocker Owner][Company Unitholder] acknowledges and agrees that he, she, or it hereby withdraws any written objections to the Merger, if any, with respect to the [Blocker Equity Interests][Company Units] and forever waives any appraisal, dissenter or similar rights with respect to the [Blocker Equity Interests][Company Units] under [Section 18-210 of the Delaware Code][Section 17-212 of the Delaware Code] or any other right to object to the Business Combination Agreement, the Merger or the other transactions contemplated by the Business Combination Agreement, whether or not the [Blocker Owner][Company Unitholder] has previously made a written demand upon [Blocker][Company] and otherwise complied with the appraisal, dissenter or similar rights under Section 262 of the Delaware General Corporation Law.

*	*	*

7

Please read this Letter of Transmittal carefully and in its entirety. This Letter of Transmittal should be completed and signed and hand-delivered or sent by overnight courier or certified mail, return receipt requested and properly insured, with a completed and signed enclosed Internal Revenue Service (“IRS”) Form W-9 (or an applicable IRS Form W-8 if you are a non-U.S. equityholder).

Delivery of a check or wire transfer (if applicable) for any cash payment to which you are entitled shall be made promptly following the proper delivery and receipt contemplated herein.

BOX A - Signature of [Blocker Owner(s)][Company Unitholder(s)]

(Must be signed by all registered equityholders.

Include legal capacity if signing on behalf of an entity.)

By signing below, I/we certify that I/we agree to the terms and conditions set forth in this Letter of Transmittal, have complied with all instructions to this Letter of Transmittal, was/were the registered holder of the shares submitted herewith immediately prior to the Effective Time, have full authority to surrender the shares and give the instructions in this Letter of Transmittal and warrant that the shares submitted herewith are free and clear of all Liens (except, if applicable, pursuant to restrictions on transfer under applicable Securities Law).

Signature
Signature
Telephone Number and/or Email Address

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BOX B [BLOCKER EQUITY INTEREST][COMPANY UNIT] SURRENDERED
# of Units

TOTAL:

BOX C – One Time Delivery Instructions
To be completed ONLY if the check is to be delivered to an address other than that listed in Box D. MAIL TO:
Name
Street Address
City, State and Zip Code

Please remember to complete and sign the enclosed Form W-9 (attached hereto as Exhibit 1) or, if applicable, Form W-8.

BOX D - Name and Address of Registered [Blocker Owner(s)][Company Unitholder(s)]

Name: Address:

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General Instructions

Please read this information carefully.

A former [Blocker Owner][Company Unitholder] of [Blocker][Company] will not receive any consideration due until all documents required by this Letter of Transmittal are received by the Company at the address set forth below and until the same are processed by the Company. No interest will accrue on any amounts due.

●	BOX A-Signatures: All [Blocker Owners][Company Unitholders] must sign as indicated in Box A. If you are signing on behalf of an individual or entity that is a [Blocker Owners][Company Unitholders] your signature must include your legal capacity.

●	BOX B-Share Detail: List the certificate number, number of shares and type and series of shares represented by such certificate of each certificate representing [Blocker Equity Interests][Company Units] that you wish to surrender. Do not surrender with this Letter of Transmittal any certificates representing equity interests other than [Blocker Equity Interests][Company Units].

●	BOX C-One Time Delivery: Complete only if the check is to be delivered to an address other than that listed in Box D.

●	BOX D-Name and Address of Registered Equityholder: Lists the name and address of the record holder(s) of [Blocker Equity Interests][Company Units].

●	Transfer Taxes: Except as set forth in this paragraph, all applicable transfer, documentary, sales, use, stamp, registration and other taxes with respect to the transactions contemplated by the Business Combination Agreement will be paid in accordance with Section 7.5 of the Business Combination Agreement. In the event that any applicable transfer, documentary, sales, use, stamp, registration or other tax becomes payable by any transferee or assignee of the registered holder, such transferee or assignee must pay such tax or must establish that such tax has been paid or is not applicable. Except as set forth in Section 7.5 of the Business Combination Agreement, the Velocity Parties, the Company Blocker and Seller Representative and their respective representatives will have no responsibility with respect to transfer, documentary, sales, use, stamp, registration or other taxes.

●	Spousal Consent: If you are a resident of the following states, you are delivering with this Letter of Transmittal a spousal consent attached hereto as Exhibit 2 executed by your spouse (if any): Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin.

●	Deficient Presentments: [Velocity][the Company] reserve the right to reject all incomplete or irregular presentations. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

●	Returning Letter of Transmittal: Return this Letter of Transmittal only to the addresses below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your shares.

By Mail, Overnight Courier or Hand-Delivery to:

[__________]

For additional information regarding this Letter of Transmittal please contact [●] via email at [●].

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IMPORTANT TAX INFORMATION

Under United States federal income tax laws, a holder that receives payments may be subject to backup withholding on such payments. To prevent backup withholding, a holder that is a U.S. Person who receives payments is required to provide the Company and Velocity, as applicable (as payer) with such holder’s correct taxpayer identification number (“TIN”) on the enclosed Form W-9 (or otherwise establish an adequate basis for exemption from backup withholding) and certify under penalties of perjury (i) that such TIN is correct (or that such holder is awaiting a TIN), (ii) that such holder is not subject to backup withholding, (iii) that such holder has not been notified by the Internal Revenue Service that such holder is subject to backup withholding as a result of a failure to report all interest or dividends and (iv) that such holder is a U.S. person for U.S. federal tax purposes. If such holder is an individual, the TIN is his or her social security number. If the Company or Velocity, as applicable, is not provided with the correct TIN, a penalty may be imposed by the IRS, and any payment may be subject to backup withholding.

Certain holders (including, among others, corporations and certain foreign individuals and entities) are not subject to these backup withholding and reporting requirements. Exempt holders should indicate their exempt status on a Form W-9 or the applicable Form W-8, as appropriate. In order for a foreign individual or entity to qualify as an exempt recipient, such individual or entity should submit an applicable Form W-8, as applicable, signed under penalties of perjury, attesting to such individual’s or entity’s exempt status. Although such holder may qualify as an exempt recipient under the federal backup withholding requirements, such holder may nevertheless be subject to other withholding under the tax laws of the United States. Holders are urged to consult their tax advisor for more information. The applicable Form W-8 can be obtained from the IRS website: http://www.irs.gov.

If backup withholding applies, the Company or Velocity is required to backup withhold, currently at a rate of 24%, on any payments made to the holder or other payee. Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is timely given to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

Form W-9 and instructions to the form are enclosed with this Letter of Transmittal. Please also read through the instructions to Form W-9.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THEIR QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING REQUIREMENTS AND THE PROCEDURE FOR OBTAINING AN EXEMPTION.

11

EXHIBIT 1

Form **W-9**
(Rev. October 2018)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

► Go to *www.irs.gov/FormW9* for instructions and the latest information.

Give Form to the requester. Do not send to the IRS.

Print or type.
See **Specific Instructions** on page 3.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only **one** of the following seven boxes.

☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ►

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is **not** disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ►

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any)

Exemption from FATCA reporting code (if any)

(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.) See instructions.

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN,* later.

Note: If the account is in more than one name, see the instructions for line 1. Also see *What Name and Number To Give the Requester* for guidelines on whose number to enter.

Social security number

[ ][ ][ ] – [ ][ ] – [ ][ ][ ][ ]

or

Employer identification number

[ ][ ] – [ ][ ][ ][ ][ ][ ][ ]

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here **Signature of U.S. person** ► **Date** ►

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to *www.irs.gov/FormW9.*

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

- Form 1099-INT (interest earned or paid)
- Form 1099-DIV (dividends, including those from stocks or mutual funds)
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
- Form 1099-S (proceeds from real estate transactions)
- Form 1099-K (merchant card and third party network transactions)
- Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
- Form 1099-C (canceled debt)
- Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, *later.*

Cat. No. 10231X Form **W-9** (Rev. 10-2018)

Exhibit 1-1

Form W-9 (Rev. 10-2018) Page 2

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See *What is FATCA reporting*, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien;
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;
- An estate (other than a foreign estate); or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

- In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;
- In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and
- In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the instructions for Part II for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See *Exempt payee code*, later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see *Special rules for partnerships*, earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code*, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Exhibit 1-2

Form W-9 (Rev. 10-2018) Page 3

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; **do not** leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

a. **Individual.** Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. **Sole proprietor or single-member LLC.** Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or "doing business as" (DBA) name on line 2.

c. **Partnership, LLC that is not a single-member LLC, C corporation, or S corporation.** Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

d. **Other entities.** Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. **Disregarded entity.** For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, "Business name/disregarded entity name." If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .
• Corporation	Corporation
• Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC
• LLC treated as a partnership for U.S. federal tax purposes, • LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or • LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.	Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
• Partnership	Partnership
• Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

• Generally, individuals (including sole proprietors) are not exempt from backup withholding.

• Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

• Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

• Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

Exhibit 1-3

Form W-9 (Rev. 10-2018) Page 4

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with "Not Applicable" (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note: See *What Name and Number To Give the Requester*, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at *www.SSA.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/Businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. Go to *www.irs.gov/Forms* to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to *www.irs.gov/OrderForms* to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see *Exempt payee code*, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

Exhibit 1-4

Exhibit 1-5

Exhibit 1-6

exhibit 2

Spousal or Domestic Partner Consent

I, ____________________, spouse or domestic partner of ___________________ [(“Participating Equityholder”)], acknowledge that I have read the Letter of Transmittal entered into by Participating Equityholder (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding shares of capital stock of [●] (“PubCo Shares”)] and units of BBQ Holding, LLC (“Company Units”) that my spouse or domestic partner owns, including any interest that I may have therein. Capitalized terms used but not otherwise defined herein shall have their meanings set forth in the Agreement.

I understand and agree that my interest, if any, in any PubCo Shares and Company Units subject to the Agreement will be irrevocably subject to the Agreement. I further understand and agree that any community property interest that I may have in such PubCo Shares and Company Units will be similarly subject to the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will not seek such guidance or counsel.

Dated:	Signature:

Print Name:

Exhibit 2-1

EXHIBIT F

NEW EQUITY PLAN

[See attached]

[PUBCO]

2021 STOCK INCENTIVE PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the [●] 2021 Stock Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of Awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining Non-Employee Directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2 Certain Definitions.

“Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, a Person.

“Agreement” shall mean the written or electronic agreement evidencing an Award hereunder between the Company and the recipient of such Award.

“Award” shall mean any Incentive Stock Option, Nonqualified Stock Option, Free-Standing SAR, Tandem SAR, Performance Award, or Stock Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Combination Agreement” shall mean the Business Combination Agreement entered into by and among the Company and certain other parties, dated July 20, 2021.

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Closing” shall mean the closing of the transactions contemplated by the Business Combination Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of NASDAQ or, if the Common Stock is not listed on NASDAQ, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company, and all rights appurtenant thereto.

“Company” shall mean [●], a corporation organized under the laws of the State of Delaware, or any successor thereto.

“Earn Out Shares” shall have the meaning assigned to such term in the Business Combination Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Board” shall have the meaning set forth in Section 5.8(b)(2).

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on NASDAQ on the date as of which such value is being determined or, if the Common Stock is not listed on NASDAQ, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs that are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Non-Change in Control Person” shall mean (i) BVP BBQ Investors, LP, or any of its Affiliates, (ii) any employee plan established by the Company or any Subsidiary, (iii) the Company or any of its Affiliates, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities or (v) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company.

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“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Other Stock Award” shall mean an Award granted pursuant to Section 3.4 of the Plan.

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such Award or of payment with respect to such Award. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, which may include but are not limited to: [the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, or such other goals as the Committee may determine whether or not listed herein]1. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. The applicable Performance Measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding Award in recognition of any Adjustment Events. Any performance goals may be subject to such other special rules and conditions as the Committee may establish at any time.

[1]	NTD: Pending final confirmation.

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“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an Award shall be measured and (ii) the conditions to vesting applicable to an Award, other than those relating solely to the passage of time and the participant’s continued service with the Company or any successor, shall remain in effect.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an Award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an Award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which either (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such Award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.

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“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture, or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code.

“Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an option or SAR; provided, further, that the grant of a Substitute Award for an outstanding option or SAR under this Plan shall not constitute a “modification” as defined in Section 424(h)(3) of the Code and the rules and regulations thereunder.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

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1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following Awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each Award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of the Award, including, without limitation, the form of the Agreement evidencing the Award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding Awards shall be deemed to be satisfied at the actual, target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during an approved leave of absence. Notwithstanding anything herein to the contrary, the aggregate value of cash compensation to be paid and the grant date fair value of equity awards that may be granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $[●].

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1.5 Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Plan, [●]2 shares of Common Stock shall initially be available for all Awards under this Plan, other than Substitute Awards. Subject to adjustment as provided in Section 5.7, no more than [●] shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The total number of shares of Common Stock available for issuance under the Plan shall be increased (i) upon the Closing, by [●]3 shares of Common Stock; (ii) at the time following the Closing when the final amount of shares of Common Stock issuable to BVP Management Company II, LLC in respect of its Class A-2 Units of BBQ Holding, LLC, or any security issued in exchange therefor, becomes determinable (other than with respect to any Earn Out Shares), by the excess, if any, of 10% of the total number of shares of Common Stock issued to BVP Management Company II, LLC over the number of shares of Common Stock set forth in the foregoing romanette (i); and (iii) on the first day of each Company fiscal year following the effective date of this Plan in an amount equal to the lesser of (A) 5% of the total number of shares of Common Stock issued and outstanding on the last Business Day of the immediately preceding fiscal year and (B) such smaller number of shares of Common Stock as determined by the Board in its discretion. The number of shares of Common Stock that remain available for future grants under this Plan shall be reduced by the sum of the aggregate number of shares of Common Stock that become subject to outstanding options, outstanding Free-Standing SARs, outstanding Stock Awards and outstanding Performance Awards denominated in shares of Common Stock.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such Award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such Award in cash, then such shares of Common Stock shall again be available under this Plan. In addition, shares of Common Stock subject to an Award under this Plan, other than Substitute Awards, that were (x) subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, or (y) delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding Award shall again be available for issuance under this Plan; provided, however, that shares of Common Stock subject to an Award under this Plan shall not again be available for issuance under this Plan if such shares are shares repurchased by the Company on the open market with the proceeds of an option exercise.

[2]	NTD: To be equal to 10% of the outstanding capital stock on an as-converted basis.
[3]	NTD: To be equal to the number of shares determinable (based on portion of BVP carry earned as of Closing) for purposes of funding the “Share the Gains” program (which is a program under which rank-and-file employees of BBQGuys and Blaze (other than executives participating in this Plan) are eligible to receive cash bonuses upon a sale of BBQ Holding, LLC, with such bonuses to be funded from a bonus pool consisting of 10% of BVP’s carry in BBQ Holding, LLC; provided, that, in connection with the transaction contemplated under the Business Combination Agreement, it is expected that participants will receive RSUs in lieu of cash bonuses).

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The number of shares of Common Stock available for Awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

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Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option may be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option may not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock. Any option (i) that remains outstanding as of the last day of its term, (ii) has a purchase price per share that is less than the Fair Market Value of a share of Common Stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the participant holding such option) by (A) foregoing the delivery of shares of Common Stock otherwise deliverable upon the exercise of the option pursuant to this Section 2.1 in an amount sufficient to pay the purchase price of the option and (B) satisfying tax withholding obligations pursuant to Section 5.5 by withholding from the shares of Common Stock otherwise deliverable upon the exercise of the option up to the maximum statutory withholding rate (or, if permitted by the Company, such other rate as shall not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Each participant who receives options pursuant to the Plan shall be deemed to have accepted this automatic exercise provision as a condition of receiving the option.

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(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash; (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation; (D) in cash by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise; (E) in any other form of legal consideration that may be acceptable to the Committee and specified in the Agreement; or (F) a combination of (A), (B), (C) and (E), in each case to the extent set forth in the Agreement relating to the option or as otherwise determined by the Committee; (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option; and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the participant. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an Award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

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(b) Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that (i) no Tandem SAR may be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free-Standing SAR may be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR. Any SAR (i) that remains outstanding as of the last day of its term, (ii) has a base price per share that is less than the Fair Market Value of a share of Common Stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the participant holding such SAR) and any tax withholding obligations will be satisfied pursuant to Section 5.5 by withholding from the cash or shares of Common Stock otherwise deliverable upon the exercise of the SAR using up to the maximum statutory withholding rate (or, if permitted by the Company, such other rate as shall not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Each participant who receives SARs pursuant to the Plan shall be deemed to have accepted this automatic exercise provision as a condition of receiving the SAR.

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

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2.4 No Repricing. The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another Award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or pursuant to the adjustment provisions set forth in Section 5.7.

2.5 No Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of Award being granted.

3.2 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such Award (i) if the holder of such Award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such Award (x) if the holder of such Award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

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(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such Award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such Award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such Award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that (i) a distribution with respect to shares of Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, subject to any modifications required to comply with or be exempt from Section 409A of the Code.

3.3 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such Award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such Award (x) if the holder of such Award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

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(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such Award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such Award. Any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award.

3.4 Other Stock Awards. Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion.

3.5 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such Award (i) upon a termination of employment with or service to the Company of the holder of such Award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

IV. PERFORMANCE AWARDS

4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

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(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such Award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such Award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or, if applicable, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such Award (i) upon a termination of employment with or service to the Company of the holder of such Award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

V. GENERAL

5.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at a special meeting of stockholders in 2021 and shall become effective as of the date on which the Plan was approved by stockholders. This Plan shall terminate on the 10th anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any Award granted prior to termination.

Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any Awards hereunder shall be void and of no force or effect.

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5.2 Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of NASDAQ, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.4 or the prohibition on repricing set forth in Section 2.4 hereof; provided further, that no amendment may materially and adversely impair the rights of a holder of an outstanding Award without the consent of such holder.

5.3 Agreement. Each Award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such Award. No Award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, executed or electronically accepted by the recipient of such Award. Upon such execution or acceptance and delivery of the Agreement to the Company within the time period specified by the Company, such Award shall be effective as of the effective date set forth in the Agreement.

5.4 Non-Transferability. No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an Award, each Award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void. Under no circumstances will a participant be permitted to transfer an option or SAR to a third-party financial institution in connection with a “stock option transfer” or similar program without prior stockholder approval; provided, for the avoidance of doubt, such prohibition shall not include transfers to an estate planning vehicle housed at a third-party financial institution.

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5.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as shall not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6 Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Award (including the number and class of securities subject to each outstanding Award and the purchase price or base price per share, as applicable), shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

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5.8 Change in Control.

(a) Subject to the terms of the applicable Award Agreements, in the event of a “Change in Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:

(1)	require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the Restriction Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding Awards shall be deemed to be satisfied at the actual, target, maximum or any other level;

(2)	require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as determined by the Board in accordance with Section 5.7; and/or

(3)	require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment or other property in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(1), whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(1); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares or other property pursuant to clause (ii) above.

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(b) For purposes of this Plan, a “Change in Control” means the occurrence of any one or more of the following events:

(1)	any Person, other than any Non-Change in Control Person, is (or becomes, during any 12-month period) the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(2)	a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided, further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

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(3)	the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(4)	the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the shares of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions, (B) to the extent an Award is subject to Section 409A of the Code if and only to the extent required to comply with the requirements of Section 409A of the Code, no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A of the Code and (C) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Terms used in the definition of a Change in Control shall be as defined or interpreted in a manner consistent with Section 409A of the Code.

5.9 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any Award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

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5.10 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any Award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any Affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

5.11 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an Award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12 Designation of Beneficiary. To the extent permitted by the Company, a holder of an Award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding Award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13 Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law. No recovery of cash payments or shares of Common Stock under such a clawback or recoupment policy will be an event giving rise to a right to resign for “good reason” or assert “constructive termination” (or any similar term) under any agreement with the Company or a Subsidiary.

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5.14 Governing Law. This Plan, each Award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.15 Compliance With Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Plan and applicable Agreement will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a holder holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such holder’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the holder’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

5.16 Foreign Employees. Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

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EXHIBIT G

EXCHANGE AGREEMENT

[See attached]

FORM OF EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [●], 2021, by and among BBQ Holding, LLC, a Delaware limited liability company (the “Company”), [●], a Delaware corporation and the sole managing member of the Company (“PubCo”), and the holders of Units (as defined below) and shares of Class B Common Stock (as defined below) from time to time party hereto (each, a “Holder”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to provide for the exchange of Units together with shares of Class B Common Stock for shares of Class A Common Stock (as defined below), in each case, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Regulatory Agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“BCA” means that certain Business Combination Agreement, dated as of July 20, 2021, by and among the PubCo, the Company and the other parties thereto, as the same may be amended, restated, supplemented or waived from time to time

“Board” means the board of directors of PubCo.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Applicable Law to close.

“Cash Exchange Payment” means an amount in U.S. dollars equal to the product of (x) the number of applicable Paired Interests, (y) the then-applicable Exchange Rate and (z) the Class A Common Stock Value (determined by treating the last full Trading Day that is immediately prior to the applicable Exchange Date as the final measurement date of such five-day period used to calculate the Class A Common Stock Value).

“Class A Common Stock” means Class A common stock, $0.0001 par value per share, of PubCo.

“Class A Common Stock Value” means with respect to any Exchange, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable measurement date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Class A Common Stock Value shall be determined in good faith by a majority of the disinterested members of the Board or a committee of disinterested directors of the Board.

“Class B Common Stock” means Class B common stock, $0.0001 par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations promulgated thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of the Code, as the same may be adopted.

“Deliverable Common Stock” means Class A Common Stock or the common stock then publicly listed and issued by PubCo.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Blackout Period” means (i) any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Holder is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Holder to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Holder in connection with a Share Settlement and (ii) the period of time commencing on (x) the date of the declaration of a dividend by PubCo and ending on the first day following (y) the record date determined by the Board with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (ii) of the definition hereof occur more than four times per calendar year.

“Exchange Date” means, in the case of any Unrestricted Exchange, the date that is five Business Days after the date the Exchange Notice is given pursuant to Section 2.01(b), unless the Exchanging Holder submits a written request to extend such date and PubCo in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Share Settlement would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.

“Exchange Rate” means the number of shares of Class A Common Stock for which one Paired Interest is entitled to be Exchanged under this Agreement. On the date of this Agreement, the Exchange Rate shall be one, subject to adjustment pursuant to Section 2.03 of this Agreement.

“Exchanging Holder” means a Holder effecting an Exchange pursuant to this Agreement.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the date hereof, by and among PubCo and certain of its equityholders.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company and each other party thereto, as amended from time to time.

“Manager” has the meaning assigned to it in the LLC Agreement.

“Paired Interest” means one Unit together with one share of Class B Common Stock, subject to adjustment pursuant to Section 2.03.

“Permitted Exchange Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the Exchange Date:

(i) The Exchange is part of one or more Exchanges by a Holder and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating PubCo as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1)),

(ii) The Exchange is in connection with a Pubco Offer; provided, that any such Exchange pursuant to this clause (ii) shall be effective immediately prior to the consummation of the closing of the Pubco Offer date (and, for the avoidance of doubt, shall not be effective if such Pubco Offer is not consummated), or

(iii) The Exchange is permitted by PubCo, in its sole discretion, in connection with circumstances not otherwise set forth herein, if PubCo determines, after consultation with Tax Counsel, that the Company would not reasonably be expected to be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an incorporated or unincorporated association, a joint venture, a joint stock company or any other entity or body.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“PubCo Charter” means the Certificate of Incorporation of PubCo, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Quarterly Exchange Date” means, either (x) for each fiscal quarter, the first Business Day occurring after the 60th day after the expiration of the applicable Quarterly Exchange Notice Period or (y) such other date as PubCo shall determine in its sole discretion; provided, that (i) such date is at least 60 days after the expiration of the Quarterly Exchange Notice Period, (ii) PubCo shall use commercially reasonable efforts to ensure that at least one Quarterly Exchange Date occurs each fiscal quarter and (iii) PubCo shall not permit more than four Quarterly Exchange Dates to occur in a fiscal year unless advised by Tax Counsel that each Quarterly Exchange Date after the fourth Quarterly Exchange Date in a fiscal year would not reasonably be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third Business Day after the day on which PubCo releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of PubCo that may be applicable to a Holder (or such other date within such quarter as PubCo shall determine in its sole discretion) and ending five Business Days thereafter. Notwithstanding the foregoing, PubCo may change the definition of Quarterly Exchange Notice Period with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (x) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than 10 Business Days from the date written notice of such change is sent to each Holder (other than PubCo) and (z) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of Holders to exercise their Exchange rights pursuant to this Agreement.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among PubCo and each other party thereto, as amended from time to time.

“Regulatory Agency” means the SEC, the Financial Industry Regulatory Authority, Inc., the Financial Services Authority, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company, PubCo or any of their respective Affiliates.

“Reorganization Documents” means the LLC Agreement, Registration Rights Agreement and Investor Rights Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Tax Counsel” means a nationally recognized law or accounting firm.

“Tax Receivable Agreement” has the meaning assigned to it in the LLC Agreement.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Units” has the meaning assigned to it in the LLC Agreement.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a taxable year in which the Company reasonably expects to satisfy the requirements of the Private Placement Safe Harbor.

(b) Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the LLC Agreement.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Cash Exchange Payment Notice	Section 2.02(e)
Company	Preamble
e-mail	Section 4.03
Exchange	Section 2.01
Exchange Agent	Section 2.02(a)
Holder	Preamble
Non-Foreign Person Certificate	Section 4.11(a)
Notice of Exchange	Section 2.02(a)
Permitted Transferee	Section 4.01
PubCo	Preamble
PubCo Offer	Section 2.04
Restricted Retraction Notice	Section 2.02(d)
Share Settlement	Section 2.01(b)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Except to the extent otherwise expressly provided herein, all references to any Holder shall be deemed to refer solely to such Person in its capacity as such Holder and not in any other capacity.

Article II

EXCHANGE

Section 2.01 Exchange of Paired Interests for Class A Common Stock. Subject to Sections 2.02 and 2.03, and to the provisions of the LLC Agreement, PubCo Charter and the BCA (including any “Lock-Up Period” or transfer restrictions set forth in any of them), each Holder shall be entitled, upon the terms and subject to the conditions hereof, to surrender Paired Interests to the Company, for the account of either the Company or PubCo, in exchange (such exchange, an “Exchange”) for the delivery by the Company to such Holder, at the option of the Board (acting by a majority of disinterested members of the Board or a committee of disinterested directors of the Board), of:

(a) A Cash Exchange Payment by the Company; or

(b) a number of shares of Class A Common Stock distributed by the Company that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate (a “Share Settlement”);

provided, that (i) any such Exchange is for a minimum of the lesser of (A) [●] Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (B) all of the Units held by such Holder and (ii) PubCo shall have the option following receipt of a Notice of Exchange from a Holder to effect a Cash Exchange Payment or Share Settlement, as applicable, directly with such Holder.

Section 2.02 Exchange Procedures; Notices and Revocations.

(a) Subject to Sections 2.02(b) and (c), a Holder may exercise the right to effect an Exchange as set forth in Section 2.01 by delivering a written notice of exchange in respect of the Paired Interests to be Exchanged substantially in the form of Exhibit A hereto (the “Notice of Exchange”), duly executed by such Holder, to PubCo and the Company at the address set forth in Section 4.03 during normal business hours, or if any agent for the Exchange is duly appointed and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours. If Units and/or the Class B Common Stock are then represented by certificates, certificate(s) representing at least the number of Units and/or Class B Common Stock being Exchanged, with instrument(s) of transfer reasonably acceptable to PubCo and the Company and executed in blank, shall be delivered by the Exchanging Holder to PubCo and the Company at the address set forth in Section 4.03 during normal business hours or to the offices of the Exchange Agent during normal business hours. If such certificates have been lost, the Exchanging Holder may deliver, in lieu of such certificate(s), an affidavit of lost certificates.

(b) A Holder may deliver a Notice of Exchange with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. A Notice of Exchange with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 2.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Paired Interests which would be exchanged into shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Paired Interests. Each of the Holders and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

(c) Notwithstanding anything to the contrary herein, PubCo shall only prohibit or otherwise limit an Unrestricted Exchange due to tax considerations if PubCo or the Company receives an opinion from Tax Counsel that such Unrestricted Exchange would be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code. If Tax Counsel so advises PubCo or the Company, then PubCo may prohibit or otherwise impose limitations on such Unrestricted Exchanges in a manner that would reasonably be expected to mitigate the risk that the Company would be treated as “publicly traded partnership” under Section 7704 of the Code; provided, however, that such limitations shall be no more restrictive than is reasonably necessary to mitigate the risk that PubCo is treated as a “publicly traded partnership” under Section 7704 of the Code. In such circumstance, PubCo shall notify the applicable Holder(s) that such restrictions shall be imposed unless and until PubCo determines otherwise (after consultation with Tax Counsel.

(d) Revocation by Holders. An Exchanging Holder may elect to retract its Notice of Exchange with respect to an Unrestricted Exchange by giving written notice of such election to PubCo and the Company no later than one Business Day prior to the Exchange Date. Subject to the last two sentences of this Section 2.02(d), if, in the case of an Exchange that is not an Unrestricted Exchange, the Class A Common Stock Value (determined by treating the last full Trading Day that is three Business Days immediately prior to the applicable Exchange Date as the final measurement date of such five-day period used to calculate the Class A Common Stock Value) decreases by more than 10% from the Class A Common Stock Value (determined by treating the last full Trading Day that is immediately prior to the date of delivery the applicable Notice of Exchange as the final measurement date of such five-day period used to calculate the Class A Common Stock Value), the Exchanging Holder may elect to retract its Notice by giving written notice of such election (a “Restricted Retraction Notice”) to PubCo and the Company no later than three Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 2.1(d) shall terminate all of the Exchanging Holder’s, PubCo’s and the Company’s rights and obligations under this Article II arising from such retracted Notice of Exchange (but not, for the avoidance of doubt, from any Notice of Exchange not retracted or that may be delivered in the future). An Exchanging Holder may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Exchanging Holder within such 12-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein). An Exchanging Holder who revokes an Exchange pursuant to a Restricted Retraction Notice may not participate in the Exchange to occur on the next Quarterly Exchange Date immediately following the Quarterly Exchange Date with respect to which the Restricted Retraction Notice pertains.

(e) PubCo shall provide notice to the Exchanging Holder of its intention to consummate an Exchange through a Cash Exchange Payment on the third Business Day immediately following the receipt of a Notice of Exchange (a “Cash Exchange Payment Notice”). If PubCo does not timely deliver a Cash Exchange Payment Notice, then PubCo shall be deemed to have elected the Share Settlement method under Section 2.01(b).

(f) Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date, and, unless such Exchange is to be settled with a Cash Exchange Payment, the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued) shall be deemed to be a holder of Deliverable Common Stock from and after the effectiveness of the Exchange. As promptly as practicable on or after the Exchange Date, (i) if the Exchange is to be settled with a Share Settlement, then PubCo shall deliver or cause to be delivered to the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued) the number of shares of Deliverable Common Stock, deliverable upon such Exchange, registered in the name of such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued) or (ii) if the Exchange is to be settled with a Cash Exchange Payment, then PubCo shall deliver or caused to be delivered to the Exchanging Holder (or such other Person(s) as may be directed by such Exchanging Holder) the Cash Exchange Payment as promptly as practicable (but not later than five Business Days) after the Exchange Date. To the extent any Deliverable Common Stock is settled through the facilities of DTC, PubCo, will, subject to Section 2.02(i) below, upon the written instruction of an Exchanging Holder, deliver or cause to be delivered the shares of Deliverable Common Stock deliverable to such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued), through the facilities of DTC, to the account of the participant of DTC designated by such Holder.

(g) Subject to Section 2.02(h), the shares of Deliverable Common Stock issued upon an Exchange shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(h) If (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the SEC, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Holder thereof shall promptly provide such Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Holder shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(i) PubCo, the Company and each exchanging Holder shall bear their own respective expenses in connection with the consummation of any Exchange by such Holder, whether or not any such Exchange is ultimately consummated; provided, however, that the Company will pay any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange, and the Company shall bear any expenses attributable to consultations with or advice received by the Company or PubCo from Tax Counsel; provided, further, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of the Holder that requested the Exchange (or DTC or its nominee for the account of a participant of DTC that will hold the shares for the account of such Holder), then such Holder and/or the Person in whose name such shares are to be delivered shall pay to PubCo or the Company, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of PubCo and the Company that such tax has been paid or is not payable.

(j) Notwithstanding anything to the contrary in this Article II, a Holder shall not be entitled to effect an Exchange (and, if attempted, any such Exchange shall be void ab initio), and PubCo and the Company shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if PubCo or the Company shall reasonably determine that such Exchange (i) would be prohibited by any Applicable Law (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder), provided this subsection Section 2.02(j) shall not limit PubCo or the Company’s obligations under Section 2.06(c), (ii) would not be permitted under (x) the LLC Agreement, (y) other agreements with PubCo, the Company or any of their respective controlled Affiliates to which such Exchanging Holder may be party or (z) any written policies of PubCo, the Company or any of the Company’s subsidiaries related to unlawful or inappropriate trading applicable to its directors, officers or other personnel to which the Exchanging Holder is subject or (iii) would require regulatory approval but such approval has not been obtained; provided, that, PubCo and the Company shall, at the request of any Holder, use their reasonable best efforts to make any applicable regulatory filings as promptly as practicable following the receipt of a Notice of Exchange from such Holder. Upon such determination, PubCo or the Company (as applicable) shall notify the Holder requesting the Exchange of such determination, which such notice shall include an explanation in reasonable detail as to the reason that the Exchange has not been honored. Notwithstanding the foregoing, PubCo and the Company shall not enter into any agreement if a principal purpose of such agreement is to restrict or otherwise impair in any material respect the Holders’ rights to consummate Exchanges.

Section 2.03 Adjustment.

(a) The Exchange Rate shall be adjusted accordingly if there is any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class B Common Stock or Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, this Section 2.03(a) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Paired Interests” shall be deemed to include, any security, securities or other property of PubCo or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock or Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(b) This Agreement shall apply to the Paired Interests held by the Holders and their Permitted Transferees as of the date hereof, as well as any Paired Interests hereafter acquired by a Holder and his or her or its Permitted Transferees.

Section 2.04 Tender Offers and Other Events with Respect to PubCo. In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Holders of Paired Interests shall be permitted to participate in such PubCo Offer by delivery of a Notice of Exchange (which Notice of Exchange shall be effective immediately prior to the consummation of such PubCo Offer (and, for the avoidance of doubt, shall be contingent upon the consummation of such PubCo Offer and not be effective if such PubCo Offer is not so consummated)). In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Holders of Paired Interests to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence (and without limiting the ability of any Holder to Exchange Paired Interests at any time pursuant to the terms of this Agreement), PubCo will use its reasonable best efforts expeditiously and in good faith to ensure that such Holders may participate in each such PubCo Offer without being required to Exchange Paired Interests. For the avoidance of doubt, in no event shall the Holders of Paired Interests be entitled to receive in such PubCo Offer aggregate consideration for each Paired Interest that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a PubCo Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

Section 2.05 Listing of Deliverable Common Stock. If the Class A Common Stock is listed on a national securities exchange, PubCo shall use its reasonable best efforts to cause all Class A Common Stock issued upon an Exchange to be listed on the same national securities exchange upon which the outstanding Class A Common Stock may be listed or traded at the time of such issuance.

Section 2.06 Deliverable Common Stock to be Issued; Class B Common Stock to be Cancelled.

(a) PubCo shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Paired Interests; provided, that nothing contained herein shall be construed to preclude PubCo or the Company from satisfying its obligations in respect of an Exchange by delivery of shares of Deliverable Common Stock that are held in the treasury of PubCo or any of its subsidiaries or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of PubCo or any subsidiary thereof). PubCo and the Company represent, warrant and covenant that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.

(b) When a Paired Interest has been Exchanged in accordance with this Agreement, (i) the share of Class B Common Stock constituting a component of such Paired Interest shall be cancelled by PubCo and (ii) the Unit constituting a component of such Paired Interest shall be deemed transferred from the Exchanging Holder to PubCo.

(c) Subject to the terms of the Registration Rights Agreement, PubCo and the Company covenant and agree to deliver shares of Deliverable Common Stock, if requested, pursuant to an effective registration statement with respect to any Exchange to the extent that a registration statement is effective and available for such shares with respect to such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration statement has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Holders requesting such Exchange, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Exchange pursuant to an available exemption from such registration requirements.

(d) PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo, including any director by deputization. The authorizing resolutions shall be approved by either PubCo’s Board or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3 under the Exchange Act) of PubCo.

Section 2.07 Distributions. No Exchange shall impair the right of the Exchanging Holder to receive any distributions payable on the Units that are to be exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of dividends or distributions on any Unit will be made on the Exchange of any Paired Interest, and if the Exchange Date with respect to a Unit occurs after the record date for the payment of a dividend or other distribution on Units but before the date of the payment, then the registered Holder of the Unit at the close of business on the record date will be entitled to receive the dividend or other distribution payable on the Unit on the payment date notwithstanding the Exchange of the Paired Interests or a default in payment of the dividend or distribution due on the Exchange Date, and, for the avoidance of doubt, no Exchanging Holder shall have the right to receive any distributions (including tax distributions) on any exchanged Unit with a record date that occurs from and after any Exchange Date. For the avoidance of doubt, no Exchanging Holder shall be entitled to receive, in respect of a single record date, distributions or dividends both on Units exchanged by such Holder and on shares of Deliverable Common Stock received by such Holder in such Exchange.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of PubCo and of the Company.

(a) Each of PubCo and the Company represents and warrants that (i) it is a corporation or limited liability company duly incorporated or formed, as applicable, and is existing in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate or limited liability company power, as applicable, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and, in the case of PubCo, to issue the Deliverable Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby (including, in the case of PubCo, the issuance of the Deliverable Common Stock) have been duly authorized by all necessary corporate or limited liability company action on its part, as applicable, and (iv) this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Each of PubCo and the Company represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Manager) under this Agreement and covenants that, except as expressly permitted by this Agreement, the LLC Agreement or the Stockholder Agreement, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 3.02 Representations and Warranties of the Holders. Each Holder, severally and not jointly, represents and warrants that (i) if it is not a natural person, that it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Holder and (iv) this Agreement constitutes a legal, valid and binding obligation of such Holder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Additionally, each Holder, severally and not jointly, represents and warrants that it is aware of the restrictions on Transfer (as defined in the LLC Agreement) contained in Article X of the LLC Agreement.

Article IV

MISCELLANEOUS

Section 4.01 Additional Holders.

(a) To the extent that a Holder validly transfers any or all of such Holder’s Paired Interests to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement or the Registration Rights Agreement, as applicable, then such transferee (each, a “Permitted Transferee”) shall have the right, in connection with such transaction, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Holder hereunder.

(b) To the extent the Company issues additional Units, then any holder of such Units shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such holder shall become a Holder hereunder; provided, however, that PubCo may delay the initial exercisability of the Exchange right by such new Holder to the extent PubCo in its sole discretion deems appropriate to facilitate compliance with the Securities Act.

Section 4.02 Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of PubCo and the Company, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 4.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a) if to PubCo or the Company to:

[●]

Attn:	[●]
Email:	[●]

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Brien Wassner, Samir A. Gandhi, David Ni

E-mail: bwassner@sidley.com; sgandhi@sidley.com; dni@sidley.com

(b) if to any other Holder, to the address and other contact information set forth in the records of PubCo or the Company from time to time, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 4.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 4.05 Waiver of Jury Trial; Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal courts located in the State of Delaware or the Delaware Court of Chancery for the purpose of adjudicating any dispute arising hereunder. Each party hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court any objection to such jurisdiction, whether on the grounds of hardship, inconvenient forum or otherwise. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 4.03 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 4.05.

Section 4.06 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.07 Entire Agreement. This Agreement and, as applicable, the other Reorganization Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.

Section 4.08 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.09 Amendment. This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by (i) PubCo, (ii) the Company, (iii) the Holders of Units holding a majority of the then outstanding Units of the Company and (iv) [BVP GP LLC], to the extent [BVP GP LLC] is then a Holder. In the event that this Agreement is amended, whether or not the prior written consent of any Holder is required under the foregoing sentence, PubCo or the Company shall provide a copy of such amendment to all Holders. Notwithstanding anything to the contrary in this Agreement (including this Section 4.09), the execution and delivery of a joinder to this Agreement pursuant to Section 4.01 shall not require the consent of any Holder or any other party hereto and shall not be deemed to be an amendment or modification to this Agreement.

Section 4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law rules of such State that would result in the application of the laws of a jurisdiction other than the State of Delaware.

Section 4.11 Certain Tax Matters.

(a) Notwithstanding any other provision in this Agreement, the Company, PubCo and their agents and affiliates shall have the right to deduct and withhold taxes (including Class A Common Stock with a fair market value equal to the amount of such taxes) from any payments to be made pursuant to the transactions contemplated by this Agreement if, in their reasonable opinion, such withholding is required by law. The Company, PubCo and their agents and affiliates shall further be permitted to remit any such taxes to the relevant taxing authority. In connection with any Exchange, the Exchanging Holder shall, to the extent it is legally entitled to deliver such form, deliver to the Company or PubCo (as applicable) a certificate, dated on the applicable Specified Exchange Date, in a form reasonably acceptable to the Company or PubCo (as applicable), certifying as to such Exchanging Holder’s taxpayer identification number and that such Exchanging Holder is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Holder is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then such Exchanging Holder shall provide (i) the appropriate series of Internal Revenue Service Form W-8 and (ii) a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) setting forth the liabilities of the Company allocated to the Units subject to the Exchange under Section 752 of the Code, and the Company or PubCo, as applicable, shall be permitted to withhold 10% of the amount realized (as reasonably determined by the parties) by such Exchanging Holder in respect of such Exchange as provided in Section 1446(f) of the Code and any Treasury Regulations promulgated thereunder (including Proposed Treasury Regulations) and consistent with the certificate provided pursuant to clause (ii). Without limiting the foregoing, the Company and the Exchanging Holder shall reasonably cooperate upon the reasonable request of the other party to provide such certifications or other information that the Company or the Exchanging Holder (as applicable) is legally permitted to provide to the extent necessary to reduce or eliminate any withholding with respect to an Exchange. To the extent that any amount is deducted and withheld from any payments to be made pursuant to the transactions contemplated by this Agreement, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made.

(b) This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c). As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Units by a Holder to PubCo, and no party shall take a contrary position on any income tax return or amendment thereof. Within 30 days following the Exchange Date, PubCo shall deliver a notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).

Section 4.12 Independent Nature of Holders’ Rights and Obligations. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under hereunder. The decision of each Holder to enter into to this Agreement has been made by such Holder independently of any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

Section 4.13 Specific Enforcement. The parties hereto acknowledge that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

[PUBCO]

By:
Name:
Title:

[BBQ Holding, LLC]

By:
Name:
Title:

[Signature Page to the Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

HOLDERS:

[●]

By:
Name:
Title:

[Signature Page to the Exchange Agreement]

[Signature Page to the Exchange Agreement]

EXHIBIT A

[FORM OF]
NOTICE OF EXCHANGE

[●]

Attn:	[●]
Email:	[●]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2021 (as amended from time to time, the “Exchange Agreement”), by and among [BBQ Holding, LLC], a Delaware limited liability company (the “Company”), [PUBCO], a Delaware corporation (“PubCo”), and the holders of Units (as defined therein) and shares of Class B Common Stock (as defined therein) from time to time party hereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers to PubCo (or the Company, if applicable) effective as of the Exchange Date and, in the case of a contingent exchange, subject to the occurrence of the contingency set forth below, the number of shares of Class B Common Stock plus Units set forth below (together, the “Paired Interests”) in Exchange for shares of Class A Common Stock (the “Deliverable Common Stock”) to be issued in its name as set forth below, in accordance with the terms of the Exchange Agreement.

Legal Name of Holder: [                                         ]

Address:	[ ]

[ ]

[ ]

Number of Paired Interests to be Exchanged: [                                         ]

Timing / Contingent Exchanges (complete either (a) or (b))

(a) Exchange Date: [                                         ]

(b) If Exchange is contingent upon the occurrence of any event pursuant to Section 2.02(d), please describe such contingency: [                                         ]

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Notice of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Notice of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Notice of Exchange are being transferred to PubCo (or the Company, if applicable) free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Notice of Exchange is required to be obtained by the undersigned for the transfer of such Paired Interests to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo or the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to PubCo (or the Company, if applicable) the Paired Interests subject to this Notice of Exchange and to deliver to the undersigned the shares of Deliverable Common Stock to be delivered in Exchange therefor.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

A-2

EXHIBIT B

[FORM OF]
JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2021 (as amended from time to time, the “Agreement”), by and among [BBQ Holding, LLC], a Delaware limited liability company (the “Company”), [PUBCO], a Delaware corporation (“PubCo”), and the holders of Units (as defined therein) and shares of Class B Common Stock from time to time party hereto (each, a “Holder”). Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State. In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned, having acquired shares of Class B Common Stock and Units, hereby joins and enters into the Agreement. By signing and returning this Joinder Agreement to PubCo, the undersigned (i) accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Holder contained in the Agreement, with all attendant rights, duties and obligations of a Holder thereunder and (ii) makes each of the representations and warranties of a Holder set forth in Section 3.02 of the Agreement as fully as if such representations and warranties were set forth herein. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo and by the Company, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name: [                                         ]

Address for Notices:	[ ]

[ ]

[ ]

With Copies to:	[ ]

[ ]

[ ]

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Joinder Agreement to be executed and delivered by the undersigned.

By:
Name:
Title:

B-2

EXHIBIT H

FORM OF AMENDED PUBCO CHARTER

[See attached]

FORM OF

Second AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VELOCITY ACQUISITION CORP.

[●], 2021

Velocity Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Velocity Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 24, 2020. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on February 22, 2021 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware (the “Effective Date”).

4. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the Corporation is [●].

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock.

(a) The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of:

(i) [●] shares of common stock (the “Common Stock”), including (A) [●] shares of Class A common stock (the “Class A Common Stock”), and (B) [●] shares of Class B common stock (the “Class B Common Stock”); and

(ii) [●] shares of preferred stock (the “Preferred Stock”).

(b) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Preferred Stock (or any series thereof) or Common Stock voting separately as a class shall be required therefor.

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

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(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class B Common Stock in proportion to the number of shares held by each such stockholder; provided, however, that the holders of shares of Class B Common Stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. A consolidation, reorganization or merger of the Corporation with any other person or persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.3(c).

(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Common Units are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) No Cumulative Voting. There shall be no cumulative voting in the election of directors.

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(f) Exchange. The holders of Common Units other than the Corporation shall, to the extent provided in the Exchange Agreement and the LLC Agreement and in accordance with the terms and conditions of the Exchange Agreement and the LLC Agreement, as applicable, have the right to exchange such Common Units, together with shares of Class B Common Stock, for such number of fully paid and nonassessable shares of Class A Common Stock determined in accordance with the terms of the Exchange Agreement. The Corporation shall at all times when any Common Units shall be outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Common Units in accordance with the terms of the Exchange Agreement and the LLC Agreement. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding Common Units, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class A Common Stock to such number as shall be sufficient for such purpose. As used in this Certificate of Incorporation, (i) “Common Unit” means a membership interest in BBQ Holding, LLC, authorized and issued under the Second Amended and Restated Limited Liability Company Agreement of BBQ Holding, LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement and (ii) “Exchange Agreement” means that certain Exchange Agreement, dated as of or about the date hereof, by and among [●], as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(g) Automatic Transfer. No share of Class B Common Stock may be sold, exchanged or otherwise transferred, other than as part of (i) the exchange of a Class A Common Unit as set forth in Section 4.3(f), and (ii) the transfer of a Common Unit by a holder of Common Units to a permitted transferee of such holder in accordance with the LLC Agreement. In the event that any outstanding shares of Class B Common Stock are sold, exchanged or otherwise transferred other than as provided in the foregoing clauses (i) and (ii), or such outstanding shares of Class B Common Stock shall otherwise cease to be held by a holder of a corresponding number, based on the exchange rate then in effect, of Common Units (including a transferee of a Common Unit) for any reason, such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be deemed to be transferred to the Corporation and thereupon shall be retired.

(h) Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

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Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.5 Certain Restrictions on Transfer

(a) Without the prior written consent of the Corporation as approved by a majority of the independent directors of the Corporation, and without limiting the rights of any party to the Registration Rights Agreement, neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Seller Equityholder (or any Permitted Transferee that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer pursuant to clauses (i) or (ii) of the definition of Permitted Transfer) may be made during the Lock-Up Period applicable to such Lock-Up Shares.

(b) The Corporation may place customary restrictive legends on the certificates or book entries representing the shares of Common Stock subject to this Section 4.5 and remove such restrictive legends at the time the applicable restrictions under this Section 4.5 are no longer applicable to the shares of Common Stock represented by such certificates or book entries. To the extent shares of Common Stock subject to this Section 4.5 are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 4.5 in accordance with the DGCL.

(c) During the Lock-Up Period applicable to any Seller Equityholder (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer), any purported Transfer of Lock-Up Shares by such Seller Equitholder (or such Permitted Transferee) other than in accordance with this Certificate of Incorporation shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

(d) For purposes of this Section 4.5, the term:

(i) “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person;

(ii) “BCA” means that certain Business Combination Agreement, dated as of July 20, 2021, by and among the Corporation, BBQ Holding, LLC and the other parties thereto, as the same may be amended, restated, supplemented or waived from time to time;

(iii) “Beneficially Owned” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act;

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(iv) “Family Member” means, with respect to a Person who is an individual, (A) such individual’s spouse and descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (B) such individual’s executor or personal representative, (C) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives, (D) any corporation, limited partnership, limited liability company or other tax flow-through entity the governing instruments of which provide that such individual or such individual’s executor or personal representative shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of stock, partnership interests, membership interests or any other equity interests are limited to such individual, such individual’s relatives and/or the trusts described in clause (C) above, and (E) any retirement plan for such individual or such individual’s relatives;

(v) “Lock-Up Period” means the earliest of (A) the period commencing upon the Effective Date and continuing until the date that is 180 days following the Effective Date and (B) the date on which the Corporation completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property;

(vi) “Lock-Up Shares” means shares of Class A Common Stock and shares of Class B Common Stock held by a Seller Equityholder or Permitted Transferee thereof. For the avoidance of doubt, any and all other shares of Common Stock held by any other Person are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under this Certificate of Incorporation;

(vii) “Permitted Transfer” means any Transfer (i) made to a Permitted Transferee upon prior written notice to the Corporation, (ii) made as a bona fide gift to a charitable organization, or (iii) made pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property;

(viii) “Permitted Transferee” means: with respect to any Person, (A) any member of the Family Group of such Person, (B) any Affiliate of such Person, (C) any Affiliate of any member of the Family Group of such Person, (D) if such Person is a corporation, limited liability company, partnership or trust, the stockholders, partners, members, equityholders or beneficiaries of such Person, (E) if such Person is a natural person, a Transferee that receives such Stock (1) by virtue of laws of descent and distribution upon death of such individual or (2) in accordance with a qualified domestic relations order, or (F) to one or more lending institutions as collateral or security for or in connection with any margin loan, or other loans, advances or extensions of credit or any refinancings thereof and any transfers of such securities upon foreclosure, shall be deemed a Permitted Transfer, so long as such lending institutions agree in writing in form and substance satisfactory to the Corporation to be bound by the restrictions set forth in this Certificate of Incorporation as Permitted Transferees;

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(ix) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof;

(x) “Registration Rights Agreement” means that certain registration rights agreement, dated as of the Effective Date, by and among the Corporation and the other parties thereto;

(xi) “Restricted Transfer” means any Transfer other than a Permitted Transfer.

(xii) “Seller Equityholder” means any Person that received shares of Class A Common Stock or shares of Class B Common Stock in accordance with Article II of the BCA as consideration thereunder;

(xiii) “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the transferor (whether by operation of law or otherwise) and, when used as a verb, the transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. A Transfer shall be deemed to include any indirect voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition that is effectuated for the purpose of circumventing the restrictions on Transfer set forth in Section 4.5 of this Certificate of Incorporation. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by the affirmative vote of a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

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Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
Special MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by [the Chairman of the Board, Chief Executive Officer of the Corporation, or] the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. The Board may for any reason postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

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Section 7.3 Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
BUSINESS COMBINATIONS

Section 9.1 Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Section 9.2 Interested Stockholder Transactions. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder

Section 9.3 Definitions. For purposes of this Article IX, the term:

(a) “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation: (A) with the interested stockholder; or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) – (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

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(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include: (A) the Sponsor Holders or their transferees; or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided further that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has: (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Sponsor Holders” means: [BVP GP, LLC].

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Article X
CORPORATE OPPORTUNITY

Section 10.1 To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

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Section 10.2 Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

Article XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provisions of this Second Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Second Amended and Restated Certificate or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the stockholders holding at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal Articles V, VI, VII, VIII, IX, X or XI.

Article XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Exclusive Forum. Unless the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Corporation’s Bylaws as then in effect, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933, as amended, shall be the federal district courts of the United States. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts of the United States of America have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.

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Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

[Signature Page Follows]

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IN WITNESS WHEREOF, Velocity Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Velocity Acquisition Corp.

By:
Name:
Title:

Signature Page to Second Amended and Restated Charter of Velocity Acquisition Corp.

EXHIBIT I

FORM OF AMENDED PUBCO BYLAWS

[See attached]

FORM OF SECOND AMENDED AND RESTATED BYLAWS

OF

[●]

Effective as of [●], 2021

ARTICLE I
Meetings of Stockholders

Section 1.1 Place of Meeting. Meetings of the stockholders of [●] (the “Corporation”) for the election of directors or for any other purpose shall be held at such time and place, if any, either within or without the State of Delaware, as shall be designated from time to time by the board of directors of the Corporation (the “Board”). The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Section 1.2 Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly be brought before the meeting in accordance with these second amended and restated bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof, these “Bylaws”) shall be held on such date and at such time as shall be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 1.3 Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation (including, without limitation, the terms of any certificate of designation with respect to any series of preferred stock), as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairperson of the Board, the Chief Executive Officer or the Board. The ability of the stockholders of the Corporation to call a special meeting of stockholders is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting. The Chairperson of the Board, the Chief Executive Officer or the Board may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them.

Section 1.4 Notice. Whenever stockholders of the Corporation are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and time of the meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting. Unless otherwise required by law or the Certificate of Incorporation, written notice of any meeting shall be given either personally, by mail or by electronic transmission (as defined below) (if permitted under the circumstances by the DGCL) not less than ten nor more than 60 days before the date of the meeting, by or at the direction of the Chairperson of the Board, the Chief Executive Officer or the Board, to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at the stockholder’s address as it appears on the stock transfer books of the Corporation. If notice is given by means of electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Any stockholder may waive notice of any meeting before or after the meeting. The attendance of a stockholder at any meeting shall constitute a waiver of notice at such meeting, except where the stockholder attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. For the purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 1.5 Adjournments. Any meeting of stockholders of the Corporation may be adjourned or recessed from time to time to reconvene at the same or some other place, if any, by holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, though less than a quorum, or by any officer entitled to preside at or to act as secretary of such meeting, and notice need not be given of any such adjourned or recessed meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or recessed meeting, are announced at the meeting at which the adjournment or recess is taken. At the adjourned or recessed meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting in accordance with the requirements of Section 1.4 of these Bylaws shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.6 Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person, present by means of remote communication, if any, or represented by proxy, shall constitute a quorum at a meeting of stockholders. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person, present by means of remote communication, if any, or represented by proxy shall constitute a quorum entitled to take action with respect to such vote. If a quorum shall not be present or represented at any meeting of stockholders, either the chairperson of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 1.5 of these Bylaws, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

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Section 1.7 Voting.

(a) Matters Other Than Election of Directors. Any matter brought before any meeting of stockholders of the Corporation, other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the voting power of the Corporation’s capital stock present in person or represented by proxy at the meeting and entitled to vote on such matter, voting as a single class, unless the matter is one upon which, by express provision of law, the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter. Except as provided in the Certificate of Incorporation, every stockholder having the right to vote shall have one vote for each share of stock having voting power registered in such stockholder’s name on the books of the Corporation. Such votes may be cast in person or by proxy as provided in Section 1.10 of these Bylaws. The Board, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b) Election of Directors. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, election of directors at all meetings of the stockholders at which directors are to be elected shall be by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

Section 1.8 Voting of Stock of Certain Holders. Shares of stock of the Corporation standing in the name of another corporation or entity, domestic or foreign, and entitled to vote may be voted by such officer, agent or proxy as the bylaws or other internal regulations of such corporation or entity may prescribe or, in the absence of such provision, as the board of directors or comparable body of such corporation or entity may determine. Shares of stock of the Corporation standing in the name of a deceased person, a minor, an incompetent or a debtor in a case under Title 11, United States Code, and entitled to vote may be voted by an administrator, executor, guardian, conservator, debtor-in-possession or trustee, as the case may be, either in person or by proxy, without transfer of such shares into the name of the official or other person so voting. A stockholder whose shares of stock of the Corporation are pledged shall be entitled to vote such shares, unless on the transfer records of the Corporation such stockholder has expressly empowered the pledgee to vote such shares, in which case only the pledgee, or the pledgee’s proxy, may vote such shares.

Section 1.9 Treasury Stock. Shares of stock of the Corporation belonging to the Corporation, or to another corporation a majority of the shares entitled to vote in the election of directors of which are held by the Corporation, shall not be voted at any meeting of stockholders of the Corporation and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 1.9 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.

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Section 1.10 Proxies. Each stockholder entitled to vote at a meeting of stockholders of the Corporation may authorize another person or persons to act for such stockholder by proxy filed with the secretary of the Corporation (the “Secretary”) before or at the time of the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Section 1.11 No Consent of Stockholders in Lieu of Meeting. Except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and, as specified by the Certificate of Incorporation, the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

Section 1.12 List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make or have prepared and made, at least ten days before every meeting of stockholders of the Corporation, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 1.12 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 1.13 Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders of the Corporation or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.13 at the adjourned meeting.

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Section 1.14 Organization and Conduct of Meetings. The Chairperson of the Board shall act as chairperson of meetings of stockholders of the Corporation. The Board may designate any other director or officer of the Corporation to act as chairperson of any meeting in the absence of the Chairperson of the Board, and the Board may further provide for determining who shall act as chairperson of any meeting of stockholders in the absence of the Chairperson of the Board and such designee. The Board may adopt by resolution such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized proxies or such other persons as the chairperson of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) removal of any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines; (h) conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any state and local laws and regulations concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (l) any guidelines and procedures as the chairperson may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The chairperson of a stockholder meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine and declare to the meeting that a matter or business was not properly brought before the meeting, and, if the chairperson should so determine, the chairperson shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Except to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 1.15 Inspectors of Election. In advance of any meeting of stockholders of the Corporation, the Chairperson of the Board, the Chief Executive Officer or the Board, by resolution, shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

Section 1.16 Notice of Stockholder Proposals and Director Nominations.

(a) Annual Meetings of Stockholders. Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board (or any duly authorized committee thereof), (ii) otherwise properly brought before such annual meeting by or at the direction of the Board (or any duly authorized committee thereof) or (iii) by any stockholder of the Corporation who (A) is a stockholder of record on the date of the giving of the notice provided for in this Section 1.16 through the date of such annual meeting, (B) is entitled to vote at such annual meeting and (C) complies with the notice procedures set forth in this Section 1.16. For the avoidance of doubt, compliance with the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations, or to propose any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders.

(b) Timing of Notice for Annual Meetings. In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.16(a)(iii) above, the stockholder must have given timely notice thereof in proper written form to the Secretary, and, in the case of business other than nominations, such business must be a proper matter for stockholder action. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 90th day, or earlier than the Close of Business on the 120th day, prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that [in the case of the first annual meeting after [●],] if the date of the annual meeting of stockholders is more than 30 days prior to, or more than 60 days after, the first anniversary of the date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so received not later than the Close of Business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which public disclosure (as defined below) of the date of the meeting is first made by the Corporation. In no event shall the adjournment, recess, postponement or rescheduling of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of notice as described above.

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(c) Form of Notice. To be in proper written form, the notice of any stockholder giving notice under this Section 1.16 (each, a “Noticing Party”) must set forth:

(i) as to each person whom such Noticing Party proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:

(A) the name, age, business address and residence address of such Proposed Nominee;

(B) the principal occupation and employment of such Proposed Nominee;

(C) a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten days after receiving such request);

(D) a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten days after receiving such request) providing that such Proposed Nominee: (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; (3) will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; (4) consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting and to serving a full term as a director of the Corporation, if elected; and (5) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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(E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings, written or oral, during the past three years, and any other material relationships, between or among such Proposed Nominee, on the one hand, and such Noticing Party or any Stockholder Associated Person (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant; and

(F) all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Proxy Rules”);

(ii) as to any other business that such Noticing Party proposes to bring before the meeting:

(A) a reasonably brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(B) the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the language of the proposed amendment); and

(C) all other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person pursuant to the Proxy Rules; and

(iii) as to such Noticing Party, each Proposed Nominee and each Stockholder Associated Person:

(A) the name and address of such Noticing Party, each Proposed Nominee and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);

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(B) the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially and/or of record by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person and the date or dates such shares were acquired and the investment intent of such acquisition;

(C) the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person and any pledge by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person with respect to any of such securities;

(D) any Short Interest (as defined below) held by or involving such Noticing Party, any Proposed Nominee or any Stockholder Associated Person;

(E) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, options, warrants, convertible securities, stock appreciation or similar rights and borrowed or loaned shares) that have been entered into by, or on behalf of, such Noticing Party, any Proposed Nominee or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation (any of the foregoing, a “Derivative Instrument”);

(F) any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party, such Proposed Nominee or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

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(G) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (1) between or among such Noticing Party and any of the Stockholder Associated Persons or (2) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity) or any Proposed Nominee, including, without limitation, (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person has a right to vote any security of the Corporation, (y) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote such stockholder’s shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person and (z) any other agreements that would be required to be disclosed by such Noticing Party, any Proposed Nominee, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (regardless of whether the requirement to file a Schedule 13D is applicable to such Noticing Party, any Proposed Nominee, any Stockholder Associated Person or any other person or entity);

(H) any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(I) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person is (1) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(J) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person;

(K) any direct or indirect interest of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(L) a description of any material interest of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee;

(M) a complete an accurate description of any performance-related fees (other than an asset-based fee) to which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the Corporation’s securities or any Derivative Instruments, including, without limitation, any such interests held by members of such Noticing Party’s, any Proposed Nominee’s or Stockholder Associated Person’s immediate family sharing the same household;

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(N) the investment strategy or objective, if any, of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the Noticing Party or any Stockholder Associated Person; and

(O) all other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, that would be required to be disclosed in a proxy statement or other filing in connection with the solicitation of proxies in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election or otherwise pursuant to the Proxy Rules.

(iv) a representation that such Noticing Party intends to appear in person or by proxy at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v) a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any officer, director, affiliate or associate of the Corporation;

(vi) a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to approve or adopt the business to be proposed or elect the Proposed Nominees, as applicable, or (2) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(vii) a description of any agreement, arrangement or understanding, written or oral, the effect or intent of which is to increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to any shares of the capital stock of the Corporation, without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D in accordance with the Exchange Act.

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(d) Additional Information. In addition to the information required above, the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten days after it has been requested by the Corporation.

(e) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (i) by or at the direction of the Board (or any duly authorized committee thereof) or (ii) provided that one or more directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting, by any stockholder of the Corporation who (A) is a stockholder of record on the date of the giving of the notice provided for in this Section 1.16(e) through the date of such special meeting, (B) is entitled to vote at such special meeting and upon such election and (C) complies with the notice procedures set forth in this Section 1.16(e). In addition to any other applicable requirements, for director nominations to be properly brought before a special meeting by a stockholder pursuant to the foregoing clause (ii), such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the Close of Business on the 120th day prior to such special meeting and not later than the Close of Business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of the meeting is first made by the Corporation. In no event shall an adjournment, recess, postponement or rescheduling of a special meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, such notice shall include all information required pursuant to Section 1.16(c) and Section 1.16(d) above.

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(f) General.

(i) No person shall be eligible for election as a director of the Corporation unless the person is nominated by a stockholder in accordance with the procedures set forth in this Section 1.16 or the person is nominated by the Board, and no business shall be conducted at a meeting of stockholders of the Corporation except business brought by a stockholder in accordance with the procedures set forth in this Section 1.16 or by the Board. The number of nominees a stockholder may nominate for election at a meeting may not exceed the number of directors serving in the class that is up for election at such meeting on the date the notice is first given. Except as otherwise provided by law, the chairperson of a meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws, and, if the chairperson of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the chairperson shall declare to the meeting that such nomination shall be disregarded or such business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 1.16, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

(ii) A Noticing Party shall update such notice, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for determining the stockholders entitled to receive notice of the meeting and (B) as of the date that is ten business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall be received by the Secretary at the principal executive offices of the Corporation (x) not later than the Close of Business five business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (y) not later than the Close of Business seven business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B)). For the avoidance of doubt, any information provided pursuant to this Section 1.16(f)(ii) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 1.16 and shall not extend the time period for the delivery of notice pursuant to this Section 1.16. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 1.16.

(iii) If any information submitted pursuant to this Section 1.16 by any Noticing Party proposing individuals to nominate for election or reelection as a director or business for consideration at a stockholder meeting shall be inaccurate in any respect, such information shall be deemed not to have been provided in accordance with this Section 1.16. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this Section 1.16 within two business days after becoming aware of such inaccuracy or change. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven business days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section 1.16 and (B) a written affirmation of any information submitted by such Noticing Party pursuant to this Section 1.16 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 1.16.

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(iv) Notwithstanding the foregoing provisions of this Section 1.16, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 1.16. Nothing in this Section 1.16 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(v) For purposes of these Bylaws, (A) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (B) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; (C) “Close of Business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day; (D) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (E) a “Qualified Representative” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; (F) “Short Interest” shall mean any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Noticing Party or any Stockholder Associated Person of any Noticing Party directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Noticing Party or any Stockholder Associated Person of any Noticing Party with respect to any class or series of shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of the Corporation; and (G) “Stockholder Associated Person” shall mean, with respect to any Noticing Party, (1) any person directly or indirectly controlling, controlled by, under common control with such Noticing Party, (2) any member of the immediate family of such Noticing Party sharing the same household, (3) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with or otherwise acting in concert with such Noticing Party or Stockholder Associated Person with respect to the stock of the Corporation, (4) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party or Stockholder Associated Person (other than a stockholder that is a depositary), (5) any affiliate or associate of such Noticing Party or any Stockholder Associated Person, (6) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or Stockholder Associated Person with respect to any proposed business or nominations, as applicable, and (7) any Proposed Nominee.

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ARTICLE II
Directors

Section 2.1 Number. Within the limit set forth in the Certificate of Incorporation, the number of directors that shall constitute the entire Board shall be fixed, from time to time, exclusively by the Board, subject to the rights of the holders of any series of preferred stock with respect to the election of directors, if any.

Section 2.2 Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation required to be exercised or done by the stockholders.

Section 2.3 Meetings. The Board may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board may be held at such time and at such place as may from time to time be determined by the Board. Special meetings of the Board may be called by the Chairperson of the Board (if there be one), the Chief Executive Officer or the Board and shall be held at such place, on such date and at such time as he, she or it shall specify.

Section 2.4 Notice. Notice of any meeting of the Board stating the place, date and time of the meeting shall be given to each director by mail posted not less than five days before the date of the meeting, by nationally recognized overnight courier deposited not less than two days before the date of the meeting or by email, facsimile or other means of electronic transmission delivered or sent not less than 24 hours before the date and time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. If mailed or sent by overnight courier, such notice shall be deemed to be given at the time when it is deposited in the United States mail with first class postage prepaid or deposited with the overnight courier. Notice by facsimile or other electronic transmission shall be deemed given when the notice is transmitted. Any director may waive notice of any meeting before or after the meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in any notice of such meeting unless so required by law. A meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in accordance with Section 5.6 of these Bylaws.

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Section 2.5 Chairperson of the Board. The Chairperson of the Board shall be chosen from among the directors and may be the Chief Executive Officer. Except as otherwise provided by law, the Certificate of Incorporation or Section 2.6 or Section 2.7 of these Bylaws, the Chairperson of the Board shall preside at all meetings of stockholders and of the Board. The Chairperson of the Board shall have such other powers and duties as may from time to time be assigned by the Board.

Section 2.6 Lead Director. The Board may include a Lead Director. The Lead Director shall be one of the directors who has been determined by the Board to be an “independent director” (any such director, an “Independent Director”). The Lead Director shall preside at all meetings of the Board at which the Chairperson of the Board is not present, preside over the executive sessions of the Independent Directors, serve as a liaison between the Chairperson of the Board and the Board and have such other responsibilities, and perform such duties, as may from time to time be assigned to him or her by the Board. The Lead Director shall be elected by a majority of the Independent Directors.

Section 2.7 Organization. At each meeting of the Board, the Chairperson of the Board, or, in the Chairperson’s absence, the Lead Director, or, in the Lead Director’s absence, a director chosen by a majority of the directors present, shall act as chairperson. The Secretary shall act as secretary at each meeting of the Board. In case the Secretary shall be absent from any meeting of the Board, an assistant secretary shall perform the duties of secretary at such meeting, and in the absence from any such meeting of the Secretary and all assistant secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8 Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving notice in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Subject to the rights of holders of any series of preferred stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 2.9 Quorum. At all meetings of the Board, a majority of directors constituting the Board shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 2.10 Actions of the Board by Written Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission are filed with the minutes of proceedings of the Board or committee.

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Section 2.11 Telephonic Meetings. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other, and participation in a meeting pursuant to this Section 2.11 shall constitute presence in person at such meeting.

Section 2.12 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation and, to the extent permitted by law, to have and exercise such authority as may be provided for in the resolutions creating such committee, as such resolutions may be amended from time to time. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Each committee shall keep regular minutes and report to the Board when required. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have the power at any time to fill vacancies in, to change the membership of or to dissolve any such committee.

Section 2.13 Compensation. The Board shall have the authority to fix the compensation of directors. The directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board or any committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for service as director or committee member, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Directors who are full-time employees of the Corporation shall not receive any compensation for their service as director.

Section 2.14 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.

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ARTICLE III
Officers

Section 3.1 General. The officers of the Corporation shall be a Chief Executive Officer and a Secretary and, if the Board of Directors so elects, a Chairman of the Board, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 3.2 Election; Term. The Board shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board, and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board. Any officer may resign upon notice given in writing or electronic transmission to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event. Any vacancy occurring in any office of the Corporation shall be filled in the manner prescribed in this Article III for the regular election to such office.

Section 3.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the Secretary or any other officer authorized to do so by the Board, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

Section 3.4 Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board, have general supervision over the business of the Corporation and shall direct the affairs and policies of the Corporation. The Chief Executive Officer may also serve as Chairperson of the Board and may also serve as President, if so elected by the Board. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board.

Section 3.5 President. The President, if any, shall have such powers and shall perform such duties as shall be assigned to him by the Board. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if any and if he or she shall be a director) shall preside when present at all meetings of the Board.

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Section 3.6 Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. The Executive Vice Presidents (if any), Senior Vice Presidents (if any) and such other Vice Presidents as shall have been chosen by the Board shall have such powers and shall perform such duties as shall be assigned to them by the Board or the Chief Executive Officer.

Section 3.7 Secretary. The Secretary shall give the requisite notice of meetings of stockholders and directors and shall record the proceedings of such meetings, shall have custody of the seal of the Corporation and shall affix it or cause it to be affixed to such instruments as require the seal and attest it and, besides the Secretary’s powers and duties prescribed by law, shall have such other powers and perform such other duties as shall at any time be assigned to such officer by the Board or the Chief Executive Officer.

Section 3.8 Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. The Treasurer shall have such other powers and perform such other duties as shall at any time be assigned to such officer by the Board or the Chief Executive Officer.

Section 3.9 Other Officers. Such other officers as the Board may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE IV
Stock

Section 4.1 Uncertificated Shares. Unless otherwise provided by resolution of the Board, each class or series of shares of the Corporation’s capital stock shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form. Shares shall be transferable only on the books of the Corporation by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form.

Section 4.2 Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.

Section 4.3 Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

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Section 4.4 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board.

ARTICLE V
Miscellaneous

Section 5.1 Contracts. The Board may authorize any officer or officers or any agent or agents to enter into any contract or execute and deliver any instrument or other document in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 5.2 Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

Section 5.3 Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December in each year or on such other day as may be fixed from time to time by resolution of the Board.

Section 5.4 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Section 5.5 Offices. The Corporation shall maintain a registered office inside the State of Delaware and may also have other offices outside or inside the State of Delaware. The books of the Corporation may be kept (subject to any applicable law) outside the State of Delaware at the principal executive offices of the Corporation or at such other place or places as may be designated from time to time by the Board.

Section 5.6 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or any regular or special meeting of the Board or committee thereof need be specified in any waiver of notice of such meeting unless so required by law.

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Section 5.7 Emergency Bylaws.

(a) Emergency Bylaws. This Section 5.7 shall be operative during any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL or other similar emergency condition (including, without limitation, a pandemic), as a result of which a quorum of the Board or a committee thereof cannot readily be convened for action (each, an “Emergency”), notwithstanding any different or conflicting provision of the preceding Sections of these Bylaws or in the Certificate of Incorporation. To the extent not inconsistent with the provisions of this Section 5.7, the preceding Sections of these Bylaws and the provisions of the Certificate of Incorporation shall remain in effect during such Emergency, and upon termination of such Emergency, the provisions of this Section 5.7 shall cease to be operative unless and until another Emergency shall occur.

(b) Meetings; Notice. During any Emergency, a meeting of the Board or any committee thereof may be called by any member of the Board or such committee or the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. Notice of the place, date and time of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors or committee members and Designated Officers (as defined below) as, in the judgment of the person calling the meeting, it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(c) Quorum. At any meeting of the Board called in accordance with Section 6.7(b) above, the presence or participation of one director shall constitute a quorum for the transaction of business, and at any meeting of any committee of the Board called in accordance with Section 6.7(b) above, the presence or participation of one committee member shall constitute a quorum for the transaction of business. In the event that no directors are able to attend a meeting of the Board or any committee thereof, then the Designated Officers in attendance shall serve as directors, or committee members, as the case may be, for the meeting, without any additional quorum requirement and will have full powers to act as directors, or committee members, as the case may be, of the Corporation.

(d) Liability. No officer, director or employee of the Corporation acting in accordance with the provisions of this Section 5.7 shall be liable except for willful misconduct.

(e) Amendments. At any meeting called in accordance with Section 5.7(b) above, the Board, or any committee thereof, as the case may be, may modify, amend or add to the provisions of this Section 6.7 as it deems it to be in the best interests of the Corporation so as to make any provision that may be practical or necessary for the circumstances of the Emergency.

(f) Repeal or Change. The provisions of this Section 5.7 shall be subject to repeal or change by further action of the Board or by action of the stockholders, but no such repeal or change shall modify the provisions of Section 5.7(d) above with regard to action taken prior to the time of such repeal or change.

(g) Definitions. For purposes of this Section 5.7, the term “Designated Officer” means an officer identified on a numbered list of officers of the Corporation who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, directors of the Corporation, or members of a committee of the Board, as the case may be, for purposes of obtaining a quorum during an Emergency, if a quorum of directors or committee members, as the case may be, cannot otherwise be obtained during such Emergency, which officers have been designated by the Board from time to time but in any event prior to such time or times as an Emergency may have occurred.

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ARTICLE VI
AMENDMENTS

Section 6.1 Amendments. These Bylaws may be adopted, amended, altered or repealed by the Board or by the stockholders of the Corporation by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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EXHIBIT J

OFFICERS

Velocity Executive Officers

●	Russ Alan Wheeler – Chief Executive Officer

●	Trent Meyerhoefer – Chief Financial Officer

●	Scott Canney – Chief Product and Technology Officer

●	Jason Stutes – Chief Digital Officer

●	Byron West – Chief Operations Officer

●	Charlie Bini – Chief Sales Officer

●	Jamie Parson – Executive Vice President of Finance and Tax

●	Marc Broussard – Executive Vice President of Category Management

●	Kim Carlton – Vice President of Human Resources